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As filed with the Securities and Exchange Commission on February 14, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEACOAST FINANCIAL SERVICES CORPORATION
(Exact name of Registrant as specified in its charter)

Massachusetts	6036	04-1659040
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

One Compass Place
New Bedford, Massachusetts 02740
(508) 984-6000
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Kevin G. Champagne
President and Chief Executive Officer
Seacoast Financial Services Corporation
One Compass Place
New Bedford, Massachusetts 02740
(508) 984-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Peter W. Coogan, Esq. Carol Hempfling Pratt, Esq. Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210 (617) 832-1000	Lawrence M.F. Spaccasi, Esq. Muldoon Murphy & Faucette LLP 5101 Wisconsin Avenue, NW Suite 500 Washington, D.C. 20016 (202) 362-0840

Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $.01 per share	6,629,539	$25.385	$69,802,660	$6,422

(1)
Computed based on the maximum number of shares of common stock of Bay State Bancorp, Inc. to be received by the registrant from the stockholders of Bay State, including shares underlying all outstanding options to purchase Bay State common stock, whether or not exercised before consummation of the merger, based upon the number of shares and options outstanding as of February 10, 2003 (5,274,096).
(2)
Computed pursuant to Rules 457(f) and 457(c) under the Securities Act based on the average of the high and low per share prices of Bay State common stock on the American Stock Exchange on February 10, 2003, based upon the maximum number of shares of Bay State common stock (5,274,096) that may be exchanged in the merger, calculated as described in the foregoing footnote, reduced by the maximum amount of cash ($64,080,267) to be paid by the registrant for such shares.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

BAY STATE BANCORP, INC.
1299 Beacon Street
Brookline, Massachusetts 02446
(617) 739-9500

, 2003

Dear stockholders:

        You are cordially invited to attend a special meeting of stockholders of Bay State Bancorp, Inc. to be held at [insert time], local time, on [insert date] at [insert location]. At the special meeting you will be asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which Bay State will merge with a wholly owned subsidiary of Seacoast Financial Services Corporation. You will also be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger. Following this letter you will find a formal notice of the special meeting and a document providing you with detailed information concerning the merger agreement, the merger, Bay State and Seacoast.

        If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Bay State common stock will be converted into the right to receive $27.00 in cash or 1.257 shares of Seacoast common stock, plus cash in lieu of any fractional share interest. You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock for your shares of Bay State common stock, subject to allocation procedures designed to ensure that 55% of the shares of Bay State common stock will be exchanged for shares of Seacoast common stock and 45% will be exchanged for cash. You will receive a separate mailing that will contain instructions for making your election.

        The directors and executive officers of Bay State, who can cast approximately [            ]% of the votes entitled to be cast at the Bay State special meeting, have entered into voting agreements with Seacoast pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. The merger cannot be completed unless the holders of a majority of the outstanding shares of Bay State common stock, voting in person or by proxy, vote in favor of approval of the merger agreement at the special meeting.

        Bay State stockholders who do not receive any cash in exchange for their shares of Bay State common stock generally will not be taxed on the exchange. However, Bay State stockholders generally will be taxed if they receive cash in exchange for their shares of Bay State common stock or instead of any fractional share of Seacoast common stock that they would otherwise be entitled to receive.

        Our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

        If you wish to dissent from the merger and receive payment equal to the fair value of your shares, you must follow the procedures described under "The Merger—Dissenters' Rights" in the accompanying documents.

        Your vote is very important.    Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you do not vote in person or by proxy the effect will be a vote against the merger agreement.

        Please give particularly careful consideration to the discussion in the section entitled "Risk Factors" beginning on page 18 of the attached document.

                        Sincerely,

                        John F. Murphy
                         Chairman, President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Seacoast common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of Seacoast common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

        This proxy statement/prospectus is dated [            ] and was first mailed to stockholders of Bay State on or about [            ].

BAY STATE BANCORP, INC.
1299 Beacon Street
Brookline, Massachusetts 02446
(617) 739-9500

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [                          ]

To the stockholders of Bay State Bancorp, Inc.:

        We will hold a special meeting of stockholders of Bay State Bancorp, Inc. at [insert time], local time, on [insert date], at [insert location], for the following purposes:

          1.    To consider and vote upon a proposal to approve an agreement and plan of merger, dated as of December 19, 2002, among Seacoast Financial Services Corporation, Seacoast Merger Sub, Inc. and Bay State Bancorp, Inc., as described in the attached document;

          2.    To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

          3.    To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Only holders of record of Bay State common stock at the close of business on [insert record date] will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

        You will be entitled to have your shares purchased by Seacoast for cash at their fair market value if you file written notice with Bay State of your intention to exercise your appraisal rights prior to the special meeting, you do not vote in favor of the merger agreement, and you follow the procedure of Section 262 of the Delaware General Corporation Law described under "The Merger—Dissenters' Rights" in the accompanying document. A copy of Section 262 is attached as Annex III to the document.

                      By Order of the Board of Directors

                      Jill W. Lacy
                       Corporate Secretary

Brookline, Massachusetts
[insert date]

REFERENCES TO ADDITIONAL INFORMATION	1
QUESTIONS AND ANSWERS	2
SUMMARY	4
Parties to the Proposed Merger	4
You May Elect to Receive Cash, Shares of Seacoast Common Stock or a Combination of Stock and Cash	4
How to Choose Stock or Cash for Your Bay State Shares	5
Tax Consequences of the Merger	5
Opinion of Financial Advisor	5
Recommendation of the Board of Directors	6
Date, Time and Location of the Special Meeting	6
Record Date and Voting Rights for the Special Meeting	6
Vote Required to Approve the Merger Agreement	6
Stock Held by Management of Bay State	6
Conditions to Complete the Merger	7
Regulatory Approvals Required to Complete the Merger	7
Seacoast and Bay State May Terminate the Merger Agreement	7
Seacoast and Bay State May Amend and Extend the Merger Agreement	8
Interests of Bay State's Directors and Executive Officers in the Merger	8
Bay State is Prohibited from Soliciting Other Offers	9
Accounting Treatment of the Merger	9
Rights of Stockholders of Seacoast and Bay State Differ	9
Termination Payments	9
Dissenters' Rights	10
Selected Historical Consolidated Financial Data	10
Comparative Per Share Data	15
Comparative Market Prices and Dividend Information	17
RISK FACTORS	18
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	22
THE SPECIAL MEETING	23
Time and Place	23
Matters to be Considered	23
Shares Outstanding and Entitled to Vote; Record Date	23
How to Vote Your Shares	23
Quorum; Votes Required	24
Solicitation of Proxies	24
Recommendation of the Bay State Board of Directors	25
ESOP and 401(a) Plan Participants	25
Dissenters' Rights	25
THE MERGER (Proposal 1)	26
General	26
Background of the Merger	26
Bay State's Reasons for the Merger	30
Recommendation of Bay State's Board of Directors	31

i

Opinion of Bay State's Financial Advisor	32
Merger Consideration and Election and Exchange Procedures	39
Procedures for Exchanging Bay State Common Stock Certificates	42
Bay State Stock Options	43
Conditions to the Merger	43
Regulatory Approvals	45
Business Pending the Merger	47
Board of Directors' Covenant to Recommend the Merger Agreement	49
No Solicitation	49
Representations and Warranties of the Parties	50
Effective Time of the Merger	50
Termination and Amendment	50
Termination Payments	51
Directors and Officers of Seacoast and Compass Bank for Savings following the Merger and the Bank Merger	52
Interests of Certain Persons in the Merger	52
Certain Employee Matters	54
Bank Merger	55
Resale of Seacoast Common Stock	55
Material Federal Income Tax Consequences	56
Accounting Treatment of the Merger	58
Expenses of the Merger	58
Voting Agreements	58
Dissenters' Rights	59
Operations of Seacoast After the Merger	61
DESCRIPTION OF SEACOAST CAPITAL STOCK	63
Seacoast Common Stock	63
Seacoast Preferred Stock	63
Other Provisions	64
Transfer Agent	64
COMPARISON OF THE RIGHTS OF STOCKHOLDERS	65
Authorized Capital Stock	65
Voting Rights	65
Election, Number, and Classification of Directors	65
Filling Vacancies on the Board of Directors and Removal of Directors	66
Duties of Directors in Evaluating Offers	66
Exculpation of Directors and Officers	67
Indemnification of Directors and Officers	67
Special Meetings of Stockholders	68
Stockholder Nominations	68
Stockholder Proposals	69
Stockholder Action without a Meeting	69
Amendment of Governing Instruments	69
Mergers, Consolidations and Sales of Assets	70
State Anti-Takeover Statutes	71
Dissenters' Rights of Appraisal	72
CERTAIN BENEFICIAL OWNERS OF BAY STATE COMMON STOCK	74
ADJOURNMENT OF SPECIAL MEETING (Proposal 2)	76

ii

LEGAL OPINION	76
EXPERTS	76
STOCKHOLDER PROPOSALS AND NOMINATIONS	76
WHERE YOU CAN FIND MORE INFORMATION	77

ANNEXES

Page
Annex I	Agreement and Plan of Merger dated as of December 19, 2002 among Seacoast Financial Services Corporation, Seacoast Merger Sub, Inc. and Bay State Bancorp, Inc.,	I
Annex II	Opinion of Sandler O'Neill and Partners, L.P.	II-1
Annex III	Section 262 of the Delaware General Corporation Law	III-1

iii

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Seacoast and Bay State from documents that may not be included in or delivered with this document. You can obtain documents incorporated by reference into this document but not otherwise accompanying this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Seacoast Financial Services Corporation One Compass Place New Bedford, Massachusetts 02740 Attention: James R. Rice (508) 984-6000	Bay State Bancorp, Inc. 1299 Beacon Street Brookline, Massachusetts 02446 Attention: Michael O. Gilles (617) 739-9500

        For additional information regarding where you can find information about Seacoast and Bay State, please see "Where You Can Find More Information" beginning on page [    ].

QUESTIONS AND ANSWERS

Q:
What do I need to do now?

A:
After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:
Why is my vote important?

A:
Because completion of the merger requires the affirmative vote of a majority of the outstanding shares of Bay State, failure to vote on the merger will have the same effect as a vote against the merger.

Q:
If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:
No. Your broker, bank or other nominee will not be able to vote shares held by it in "street name" on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:
What if I fail to instruct my broker or bank?

A:
Failure to instruct your broker, bank or other nominee to vote your shares will have the same effect as a vote against the merger agreement.

Q:
Can I attend the meeting and vote my shares in person?

A:
Yes. All stockholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:
Can I change my vote?

A:
Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

•
First, you may send a written notice to the Secretary of Bay State, stating that you would like to revoke your proxy before the special meeting.

•
Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•
Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked automatically. However, simply attending the special meeting without voting will not revoke your proxy.

  If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:
What will I receive in the merger?

A:
Each share of Bay State common stock will be exchanged for 1.257 shares of Seacoast common stock or $27.00 in cash, plus cash in lieu of any fractional share interest. You may elect to exchange your shares of Bay State common stock for all stock, all cash or a combination of stock and cash. However, the merger agreement provides that 55% of the total number of outstanding shares of Bay State common stock will be exchanged for Seacoast common stock and 45% will be exchanged for cash. Therefore, you may not receive exactly the form of consideration that you request.

Q:
How do I elect to receive cash, stock or a combination of cash and stock for my Bay State stock?

A:
Instructions for making your election and for returning your Bay State stock certificates will be sent to you by the exchange agent. Do not return your Bay State stock certificates with your proxy card. Instead, please use the envelope provided by the exchange agent for your stock certificates and the election form. If you do not make a timely election, you will receive Seacoast common stock and/or cash depending on the elections made by other Bay State stockholders.

Q:
When will I receive shares of Seacoast common stock or cash?

A:
Shortly after the merger is completed, the exchange agent will allocate cash and Seacoast common stock among Bay State stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. Your shares of Seacoast common stock and/or cash will be sent to you after the allocation is completed.

Q:
When is the merger expected to be completed?

A:
We expect to complete the merger as soon as practicable after receiving all applicable regulatory and stockholder approvals, which we expect to obtain during the second calendar quarter of 2003.

Q:
Who should I call with questions?

A:
You should call [insert name and phone number].

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, the other documents that accompany this document, and the documents to which we have referred you. See "Where You Can Find More Information" beginning on page [    ]. Page references are included in this summary to direct you to a more complete description of the topics.

Parties to the Proposed Merger

        Seacoast Financial Services Corporation.    Seacoast is a Massachusetts corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Seacoast conducts business from its executive offices in New Bedford, Massachusetts. Seacoast's principal assets are all of the capital stock of Compass Bank for Savings and Nantucket Bank, both of which are Massachusetts-chartered savings banks.

        Compass Bank's and Nantucket Bank's principal business is gathering deposits from customers within their market areas and investing those funds in residential and commercial real estate loans, indirect automobile loans (Compass Bank only), commercial loans, construction loans, home equity loans and other consumer loans and investment securities. At December 31, 2002, Seacoast had consolidated assets of $3.7 billion and consolidated stockholders' equity of $319.5 million. Seacoast's executive offices are located at One Compass Place, New Bedford, Massachusetts 02740, and its telephone number is (508) 984-6000.

        Bay State.    Bay State Bancorp, Inc. is a Delaware corporation and a registered savings and loan holding company under the Home Owners' Loan Act. It is subject to regulation by the Office of Thrift Supervision. Bay State has no significant assets, other than ownership of all of the outstanding common stock of Bay State Federal Savings Bank, a federally-chartered savings bank, and some investment securities. It has no significant liabilities.

        Bay State Federal's principal business consists of attracting retail deposits from the public in the areas surrounding its six full-service banking offices and investing those deposits, together with funds generated from operations and borrowings, primarily in adjustable-rate and shorter-term one-to-four family residential mortgage loans, multi-family and commercial real estate loans. To a lesser extent, Bay State Federal invests in construction, land and development, commercial and consumer loans. At December 31, 2002, Bay State had consolidated assets of $596.9 million and stockholders' equity of $58.2 million. Bay State's executive offices are located at 1299 Beacon Street, Brookline, Massachusetts 02446, and its telephone number is (617) 739-9500.

You May Elect to Receive Cash, Shares of Seacoast Common Stock or a Combination of Stock and Cash (Page    )

        Seacoast and Bay State propose a merger in which Bay State will merge with a wholly owned subsidiary of Seacoast. If the merger is completed, you will have the right to receive either $27.00 in cash or 1.257 shares of Seacoast common stock for each share of Bay State common stock that you hold, plus cash in lieu of any fractional share interest. You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock for your shares of Bay State common stock, subject to allocation procedures set forth in the merger agreement designed to ensure that 55% of the shares of Bay State common stock will be exchanged for shares of Seacoast common stock and 45% will be exchanged for cash. Separate instructions will be provided to you regarding how to make your election. Because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should carefully read the tax information on page     .

        If you elect to receive stock in the merger and the total number of shares of Seacoast common stock that Bay State stockholders elect to receive in the merger exceeds the amount of common stock that Seacoast has agreed to issue in the merger, you will receive some cash in addition to shares of Seacoast common stock. If you elect to receive cash in the merger and the total amount of cash that Bay State stockholders elect to receive in the merger exceeds the amount of cash that Seacoast has agreed to pay in the merger, you will receive some shares of Seacoast common stock in addition to cash. Therefore, you may not receive exactly the form of consideration that you elect.

        The aggregate cash consideration would amount to $    million based on the number of shares of Bay State common stock outstanding on the record date for the special meeting.

        Under the merger agreement, Bay State options will be terminated at the effective time of the merger and each option holder will be entitled to receive cash equal to the difference between $27.00 and the exercise price of the option multiplied by the number of shares of Bay State common stock subject to the option. Based on the number of options outstanding on the record date, the aggregate amount of cash that would be paid to option holders by Bay State would be approximately $[            ].

How to Choose Stock or Cash for Your Bay State Shares (Page    )

        You will be sent an election form by the exchange agent on which you may specify whether you wish to receive cash, Seacoast common stock or a combination of stock and cash in exchange for all shares of Bay State common stock held by you. You may also make "no election" as to whether you receive cash or Seacoast common stock as payment for your Bay State shares. Your choice will be honored to the extent possible, but because of the overall limitation on the number of Bay State shares that will be exchanged for cash and the number of Bay State shares that will be exchanged for shares of Seacoast common stock, whether you receive the amount of cash and/or stock you request will depend on what other Bay State stockholders elect to receive as consideration for their shares. Therefore, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and Seacoast common stock even if you elect to receive all cash or all stock. You should not forward your stock certificates with your proxy card.

        Seacoast will not issue fractional shares. Instead, Bay State stockholders who receive Seacoast common stock will receive the value of any fractional share interest in cash.

Tax Consequences of the Merger (Page    )

        The merger is expected to be a "reorganization" for federal income tax purposes. As a "reorganization," Bay State stockholders generally will not recognize any gain or loss on the conversion of shares of Bay State common stock solely into shares of Seacoast common stock. However, Bay State stockholders generally will be taxed if they receive cash in exchange for their shares of Bay State common stock or instead of any fractional share of Seacoast common stock that they would otherwise be entitled to receive.

        Tax matters are complicated, and the tax consequences of the merger to Bay State stockholders will depend upon the facts of each stockholder's particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Opinion of Financial Advisor (Pages    )

        In connection with the merger, Bay State's board of directors received the opinion of its financial advisor, Sandler O'Neill & Partners, L.P. ("Sandler"), that as of December 19, 2002 (the date on which the Bay State board of directors approved the merger agreement) the merger consideration was fair to the holders of Bay State common stock from a financial point of view. This opinion, which has been updated as of the date of this document, is included as Annex II. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler in providing its opinion. Sandler's opinion is directed to the Bay State board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. Sandler will receive a total of approximately $1.37 million for services rendered in connection with advising Bay State and issuing a fairness opinion regarding the merger. As of the date of this proxy statement/prospectus, Sandler has received approximately $500,000 of such fees; the remainder of the fee is due upon completion of the merger.

Recommendation of the Board of Directors (Page    )

        The Bay State board has unanimously approved the merger agreement and recommends that Bay State stockholders vote "FOR" the approval of the merger agreement. The Bay State board has determined that the merger is fair to, and in the best interests of, Bay State and its stockholders.

Date, Time and Location of the Special Meeting (Page    )

        The special meeting will be held at [insert time], local time, on [insert date], at [insert location]. At the special meeting, Bay State stockholders will be asked to approve the merger agreement and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, and act on any other matters that may properly come before the special meeting.

Record Date and Voting Rights for the Special Meeting (Page    )

        You are entitled to vote at the special meeting if you owned shares of Bay State common stock as of the close of business on [insert record date], the record date. You will have one vote at the special meeting for each share of Bay State common stock that you owned on that date. However, in accordance with Bay State's Certificate of Incorporation, record owners who beneficially own, either directly or indirectly, more than 10% of the outstanding shares of Bay State common stock are not entitled to vote any shares in excess of that limit. Stockholders of record may vote by proxy or by attending the special meeting and voting in person. Each proxy returned to Bay State (and not revoked) by a holder of Bay State common stock will be voted in accordance with the instructions indicated thereon. If no voting instructions are indicated on a signed proxy card, your shares will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Vote Required to Approve the Merger Agreement (Page    )

        The affirmative vote of a majority of the outstanding shares of the common stock of Bay State is required to approve the merger agreement. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

Stock Held by Management of Bay State (Pages    and    )

        The directors and executive officers of Bay State, who are entitled to vote approximately            % of the outstanding shares of Bay State common stock as of the record date for the special meeting, have entered into voting agreements with Seacoast pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Conditions to Complete the Merger (Page    )

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  the merger must have been approved by the stockholders of Bay State;

  •
  Seacoast and Bay State must have received all required regulatory approvals for the merger and for the merger of Bay State Federal Savings Bank into Compass Bank, and any waiting periods required by law must have passed;
  •
  there must be no law, injunction or order enacted or issued preventing completion of the merger or the bank merger;
  •
  the registration statement filed by Seacoast to register the shares of Seacoast common stock to be issued in the merger must have been declared effective, no stop order shall have been issued or pending, and all "blue sky" approvals must have been obtained;
  •
  Seacoast and Bay State must each have received a legal opinion confirming the tax-free nature of the merger;
  •
  the representations and warranties of each of Seacoast and Bay State in the merger agreement must be accurate in all material respects; and
  •
  Seacoast and Bay State must have complied in all material respects with their respective covenants in the merger agreement.

        Unless prohibited by law, either Seacoast or Bay State may elect to waive any condition that has not been satisfied by the other party and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Regulatory Approvals Required to Complete the Merger (Page    )

        To complete the merger and the bank merger we need the prior approval of or waiver from the Federal Reserve Board, the Federal Deposit Insurance Corporation and Massachusetts regulatory authorities. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have no less than 15 and up to 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Seacoast and Bay State [have filed] all necessary applications and notices with the applicable regulatory agencies. Seacoast and Bay State cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions that would be detrimental to Seacoast following completion of the merger.

Seacoast and Bay State May Terminate the Merger Agreement (Page    )

        Seacoast and Bay State can agree at any time to terminate the merger agreement before completing the merger, even if the Bay State stockholders have already voted to approve the merger agreement.

        Either company also can terminate the merger agreement:

  •
  if any required regulatory approvals for consummation of the merger or the bank merger shall have been denied by a final nonappealable order;
  •
  if the merger is not completed by December 31, 2003, or such later date as the parties may agree in writing;
  •
  if the stockholders of Bay State do not approve the merger agreement; or
  •
  if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

        Seacoast may terminate the merger agreement at any time prior to the Bay State special meeting if the Bay State board of directors withdraws or modifies its recommendation to the Bay State stockholders that the merger agreement be approved in any way which is adverse to Seacoast or if Bay State breaches its covenant not to solicit other offers. Seacoast also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 10% or more of the outstanding Bay State common stock and the board of directors of Bay State recommends that Bay State stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period. Seacoast may also terminate the merger agreement if Bay State breaches its covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement.

        Bay State may terminate the merger agreement if the price of the Seacoast common stock declines by more than 10% and underperforms a peer group of companies by more than 20% over a designated measurement period unless Seacoast agrees to increase the number of shares of Seacoast common stock to be issued to holders of Bay State common stock who are to receive shares of Seacoast common stock in the merger.

Seacoast and Bay State May Amend and Extend the Merger Agreement (Page    )

        The parties may amend the merger agreement at any time before the merger actually takes place provided that no amendment may be made after the Bay State special meeting that changes in kind or reduces in amount the merger consideration without the further approval of the Bay State stockholders.

Interests of Bay State's Directors and Executive Officers in the Merger (Page    )

        Some of Bay State's directors and executive officers have agreements, stock options and other benefit plans that provide them with interests in the merger that are different from, or in addition to, your interests.

        In connection with the execution of the merger agreement, the following agreements were entered into with John F. Murphy, Chairman of the Board, President and Chief Executive Officer of Bay State; Denise M. Renaghan, Executive Vice President and Chief Operating Officer of Bay State; and Michael O. Gilles, Chief Financial Officer of Bay State:

  •
  payments and waiver agreements among Seacoast, Bay State, Bay State Federal and each of Mr. Murphy, Ms. Renaghan and Mr. Gilles, which provide, among other things, for the termination of Mr. Murphy's and Ms. Renaghan's employment agreements and Mr. Gilles's change in control agreement with Bay State and Bay State Federal and termination of Mr. Murphy's, Ms. Renaghan's and Mr. Gilles's right to receive benefits under Bay State Federal's management supplemental executive retirement plan upon consummation of the merger in exchange for a cash payment at that time in the amounts of $3.4 million, $2.3 million and $801,000, respectively;
  •
  a consulting and non-competition agreement between Seacoast and Mr. Murphy pursuant to which Mr. Murphy has agreed
  •
  to provide consulting services to Seacoast for a period of one year following completion of the merger in return for $100,000, and
  •
  not to compete with the business conducted by Seacoast or Bay State or their subsidiary banks or become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Massachusetts or Rhode Island for three years in return for $366,666 per year;

  •
  a non-competition agreement between Seacoast and Ms. Renaghan pursuant to which Ms. Renaghan has agreed not to compete with the business conducted by Seacoast or Bay State or their subsidiary banks or become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Massachusetts or Rhode Island for three years in return for $233,333 per year.

        In addition, the merger agreement provides for the election of Mr. Murphy and Ms. Renaghan to the board of directors of Seacoast and Compass Bank as of the effective time of the merger.

Bay State is Prohibited from Soliciting Other Offers (Page    )

        Bay State has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than Seacoast regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Accounting Treatment of the Merger (Page    )

        Seacoast will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their estimated fair values at the time that the merger is consummated. To the extent that the purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Seacoast will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will be allocated to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001 and effective for fiscal years beginning January 1, 2002, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually, and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. However, core deposit and other finite-lived intangibles recorded by Seacoast in connection with the merger will be amortized to expense over their estimated useful lives.

Rights of Stockholders of Seacoast and Bay State Differ (Page    )

        Seacoast is a Massachusetts corporation subject to the provisions of the Massachusetts Business Corporation Law. Bay State is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Upon consummation of the merger, stockholders of Bay State who receive shares of Seacoast common stock in exchange for their shares of Bay State common stock will become stockholders of Seacoast and their rights as stockholders of Seacoast will be governed by Seacoast's articles of organization and by-laws and the Massachusetts Business Corporation Law. The rights of stockholders of Seacoast differ in certain respects from the rights of stockholders of Bay State.

Termination Payments (Page    )

        Bay State has agreed to pay Seacoast $6.0 million if:

  •
  without Seacoast's prior written consent, Bay State enters into an agreement to effect, or shall have consummated, a change in control transaction; or
  •
  the merger agreement is terminated by either Seacoast or Bay State as a result of Bay State's willful or intentional breach of any representation, warranty, covenant or obligation contained in the merger agreement.

        Seacoast has agreed to pay Bay State $6.0 million if the merger agreement is terminated by Bay State as a result of Seacoast's material breach of any representation, warranty, covenant or obligation contained in the merger agreement and the breach was caused by the willful conduct or gross negligence of Seacoast.

        If a termination payment is made, the party making the payment shall have no further obligations or liabilities to the party to whom the payment was made.

        The termination payments agreed to by each party are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate the non-terminating party if the merger is not completed. The existence of the Bay State termination payment could significantly increase the cost to a potential acquirer of acquiring Bay State. Consequently, the Bay State termination payment may discourage persons who otherwise might be interested in making a competing proposal to acquire Bay State, even if those persons were prepared to pay consideration which had more value than the merger consideration to be received under the merger agreement.

Dissenters' Rights (Page    )

        Under Delaware law, holders of Bay State common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Delaware law are satisfied by holders seeking to exercise dissenters' rights, to receive payment equal to the fair value of their shares of Bay State common stock, determined in the manner set forth in Delaware law. The procedures that must be followed in connection with the exercise of dissenters' rights by dissenting stockholders are described herein under "The Merger—Dissenters' Rights" and in Section 262 of Chapter 1, Title 8 of the Delaware General Corporation Law, a copy of which is attached as Annex III to this document. A stockholder seeking to exercise dissenters' rights must file a written notice with Bay State prior to the special meeting of his or her intention to exercise appraisal rights and must not vote his or her shares in favor of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

Selected Historical Consolidated Financial Data

        Seacoast and Bay State are providing the following consolidated financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes included in documents that are incorporated by reference into this document from the annual reports and other information that Seacoast and Bay State have filed with the Securities and Exchange Commission.

        Seacoast derived the following historical information from its consolidated financial statements as of December 31, 2001, 2000, and 1999 and October 31, 1998 and 1997 and for each of the years then ended, audited by Arthur Andersen LLP, and from its unaudited consolidated financial statements as of and for the nine months ended September 30, 2002 and 2001. Bay State derived the following historical information from its consolidated financial statements as of March 31, 2002, 2001, 2000, 1999 and 1998 and for each of the years then ended, audited by Shatswell, MacLeod & Company, P.C., and from its unaudited consolidated financial statements as of and for the nine months ended December 31, 2002 and 2001.

        In the opinion of management of Seacoast and Bay State, respectively, the unaudited financial statements of Seacoast and Bay State include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of their respective financial positions and results of operations for those periods. For Seacoast, operating results for the nine months ended September 30, 2002 are not necessarily indicative of results that may be expected for the year ended December 31, 2002 or any other period. For Bay State, operating results for the nine months ended December 31, 2002 are not necessarily indicative of results that may be expected for the year ending March 31, 2003 or any other period.

Seacoast Financial Services Corporation Selected Consolidated Financial Data
(Dollars in Thousands, Except Per Share Data)

		December 31,			October 31,
	September 30, 2002
		2001	2000	1999(1)	1998	1997
	(Unaudited)
Balance Sheet Data:
Total assets	$3,722,708	$3,347,467	$2,890,765	$2,122,785	$1,806,523	$1,625,260
Total loans, net(2)	2,875,422	2,574,982	2,363,332	1,747,206	1,320,680	1,190,939
Allowance for loan losses	33,141	29,513	25,081	16,828	15,117	14,742
Investments	444,748	467,176	307,557	272,927	313,688	341,434
Deposits	2,433,545	2,192,357	1,989,630	1,515,622	1,531,663	1,360,962
Borrowed funds	875,777	823,341	590,266	314,622	102,906	108,042
Shareholders' equity	321,604	305,724	288,188	274,021	153,570	140,128
Nonperforming assets	12,159	14,483	6,193	6,286	7,813	16,767
Book value per share(3)	13.46	12.57	11.55	10.60	—	—
Tangible book value per share(3)	11.97	11.08	9.99	10.52	—	—
	Nine Months Ended September 30,		Year Ended December 31,			Year Ended October 31,
	2002	2001	2001	2000	1999	1998	1997
	(Unaudited)
Operations Data:
Interest and dividend income	$162,305	$161,971	$216,389	$166,439	$137,952	$122,934	$115,949
Interest expense	72,237	86,540	113,491	86,336	63,510	62,692	58,025

Net interest and dividend income	90,068	75,431	102,898	80,103	74,442	60,242	57,924
Provision for loan losses	5,385	4,425	6,175	4,775	2,000	1,736	2,615
Gains (losses) on securities, net	(163)	71	99	4	164	67	92
Gains on sales of loans, net	205	328	1,352	30	56	1,755	717
Gains on pension plan termination/settlement	—	—	1,504	—	1,472	—	—
Other income	10,341	9,850	13,388	9,953	8,302	8,220	7,727
Non-interest expense	51,217	47,865	65,376	49,071	44,516	39,807	37,036

Income before income tax expense and Minority interest expense	43,849	33,390	47,690	36,244	37,920	28,741	26,809
Minority interest expense	1,629	—	—	—	—	—	—
Provision for income taxes	14,804	11,624	16,723	12,315	13,394	10,651	10,165

Net income	$27,416	$21,766	$30,967	$23,929	$24,526	$18,090	$16,644

Net income per share(3):
Basic	$1.20	$0.93	$1.32	$1.01	$0.97	—	—
Diluted	1.17	0.92	1.31	1.01	0.97	—	—
Dividends per share	0.31	0.25	0.34	0.26	0.10	—	—
	At or for the Nine Months Ended September 30,		Year Ended December 31,			Year Ended October 31,
	2002	2001	2001	2000	1999	1998	1997
	(Unaudited)
Other Data(4):
Return on average assets	1.04%	0.94%	0.98%	1.03%	1.23%	1.06%	1.07%
Return on average equity	11.68	9.82	10.38	8.54	8.97	12.00	12.66
Average equity to average assets	8.60	9.11	9.45	12.07	13.77	8.87	8.41
Interest rate spread(5)	3.23	2.97	3.00	2.98	3.26	3.20	3.38
Net interest margin(6)	3.60	3.45	3.47	3.63	3.93	3.72	3.88
Tier 1 leverage capital ratio at end of period	9.17	8.22	8.04	10.15	13.11	8.34	8.38
Dividend payout ratio(3)	26.50	27.17	26.12	26.41	10.33	—	—
Efficiency ratio(7)	50.37	53.29	53.01	53.81	52.85	55.53	54.45
Nonperforming assets as a percent of total assets at end of period	0.33	0.32	0.43	0.21	0.30	0.43	1.05

Seacoast Financial Services Corporation
Notes to Selected Consolidated Financial Data

(1)
In January 1999, the board of directors voted to change Seacoast's year end to December 31. Selected consolidated financial data for the two-month transition period ended December 31, 1998 is not presented.

(2)
Loans are comprised of gross loan balances, less unearned discounts, loans held for sale and net unadvanced funds on loans plus net deferred loan origination costs and fees.

(3)
Book value per share, basic and diluted earnings, dividends per share and the dividend payout ratio are inapplicable for periods prior to Seacoast's mutual to stock conversion in November 1998.

(4)
Except as indicated, all ratios are based on average daily balances during the periods presented.

(5)
The net interest rate spread represents the difference between the fully-taxable weighted average yield on average-earning assets and the weighted average cost of average interest-bearing liabilities.

(6)
The net interest margin represents net interest income (fully taxable equivalent) as a percentage of average-earning assets.

(7)
The efficiency ratio represents the ratio of noninterest expenses (excluding amortization of intangible assets) to the sum of net interest income and noninterest income (excluding gains on pension plan termination and settlement).

Bay State Bancorp, Inc. Selected Consolidated Financial Data
(Dollars in Thousands, Except for Per Share Data)

		March 31,
	December 31, 2002
		2002	2001	2000	1999	1998
	(Unaudited)
Balance Sheet Data:
Total assets	$596,868	$528,715	$491,857	$460,137	$359,404	$295,291
Total loans, net(1)	507,009	446,360	417,704	393,093	304,693	225,750
Allowance for loan losses	4,848	4,535	4,258	3,915	3,027	2,513
Securities	46,275	41,320	34,806	32,939	31,675	56,795
Deposits	368,209	328,626	273,263	247,344	218,955	209,956
Borrowed funds	162,704	140,045	160,164	155,664	77,119	20,000
Shareholders' equity	58,202	55,031	53,760	52,630	60,298	63,574
Nonperforming assets	361	109	368	1,286	1,964	2,279
Book value per share(2)	12.68	11.88	10.92	9.69	8.96	9.01
Tangible book value per share(2)	12.68	11.88	10.92	9.69	8.96	9.01
	Nine Months Ended December 31,		Year Ended March 31,
	2002	2001	2002	2001	2000	1999	1998
	(Unaudited)
Operations Data:
Interest and dividend income	$29,203	$28,562	$38,049	$37,220	$30,973	$23,426	$19,249
Interest expense	10,773	14,030	17,734	21,185	16,355	10,758	10,200

Net interest income	18,430	14,532	20,315	16,035	14,618	12,668	9,049
Provision for loan losses	250	262	312	460	875	617	856
Net interest income after provision for loan losses	18,180	14,270	20,003	15,575	13,743	12,051	8,193
Net gains (losses) on loans, securities and other assets	245	177	215	(267)	294	71	15
Other non-interest income	951	875	1,248	1,100	812	360	298
Non-interest expense	9,541	8,924	12,094	10,467	10,612	8,706	11,008

Income (loss) before income tax expense (benefit)	9,835	6,398	9,372	5,941	4,237	3,776	(2,502)
Income tax expense (benefit)	3,971	2,534	3,737	2,329	1,482	1,542	(751)

Net income (loss)	$5,864	$3,864	$5,635	$3,612	$2,755	$2,234	$(1,751)

Net income per share:(2)
Basic	$1.29	$0.81	$1.19	$0.69	$0.45	$0.32	N/A
Diluted	1.19	0.76	1.12	0.67	0.45	0.32	N/A
Dividends per share(2)	0.25	0.16	0.22	0.15	0.09	0.02	N/A
	At or for the Nine Months Ended December 31,		At or for the Year Ended March 31,
	2002	2001	2002	2001	2000	1999	1998
	(Unaudited)
Other Data:
Return (loss) on average assets(3)	1.41%	1.02%	1.11%	0.75%	0.65%	0.71%	(0.71)%
Return (loss) on average equity(3)	13.95	9.60	10.50	6.74	4.82	3.58	(8.64)
Average equity to average assets	10.08	10.67	10.56	11.12	13.38	19.88	8.27
Interest rate spread(5)	4.43	3.69	3.88	3.07	3.13	3.36	3.54
Net interest margin(6)	4.74	4.12	4.28	3.55	3.63	4.19	3.82
Tier 1 leverage capital ratio at end of period(4)	9.54	9.83	10.27	10.81	11.78	16.77	21.45
Dividend payout ratio—diluted(2)	21.01	21.05	19.64	22.39	20.00	6.25	N/A
Efficiency ratio(7)	48.61	57.26	55.53	62.05	67.49	66.46	117.55
Nonperforming assets as a percent of total assets at end of period	0.06	0.04	0.02	0.07	0.28	0.55	0.77

Bay State Bancorp, Inc.
Notes to Selected Consolidated Financial Data

(1)
Loans are comprised of gross loan balances, less unearned discounts, loans held for sale and net unadvanced funds on loans plus net deferred loan origination costs and fees.

(2)
Adjusted to reflect a 3-for-1 stock split on September 3, 2002.

(3)
Annualized for the nine months ended December 31, 2002 and 2001.

(4)
Core capital (to adjusted tangible assets).

(5)
The net interest rate spread represents the difference between the fully-taxable weighted average yield on average-earning assets and the weighted average cost of average interest-bearing liabilities.

(6)
The net interest margin represents net interest income (fully taxable equivalent) as a percentage of average-earning assets.

(7)
The efficiency ratio represents the ratio of noninterest expenses to the sum of net interest income and noninterest income.

Comparative Per Share Data

        The following table presents specified historical per share data of Seacoast and Bay State and unaudited pro forma per share data of the combined company after giving effect to the merger. This data is derived from and should be read in conjunction with the selected historical consolidated financial data included in this proxy statement/prospectus and the historical consolidated financial statements of Seacoast and Bay State that are incorporated by reference in this proxy statement/prospectus. The pro forma information assumes that the acquisition of Bay State had been completed on the dates and at the beginning of the periods indicated.

        The pro forma combined financial data does not give effect to the reduction in operating expenses and revenue enhancement opportunities that are anticipated subsequent to the merger. Therefore, while helpful in illustrating the financial characteristics of the merger under one set of circumstances, the unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger occurred at the beginning of the periods presented, and is not necessarily indicative of the future financial operations of the combined company.

        The number of shares issued in the calculations assumes that 55% of the weighted average of Bay State shares outstanding (assuming all Bay State options will be exercised prior to the merger) during the applicable period, or in the case of book value calculations, the actual number of shares outstanding at September 30, 2002, are converted into Seacoast shares at the exchange ratio of 1.257.

        The Bay State pro forma equivalent amounts are calculated by multiplying the unaudited pro forma combined amounts by the exchange ratio of 1.257.

        The unaudited pro forma combined book value per share represents Seacoast's historical book value as adjusted for the fair value and number of shares issued in connection with the merger. Tangible book value per share represents Seacoast's historical tangible book value as adjusted for the fair value and number of shares issued in connection with the merger and the estimated goodwill and other intangible assets recorded in connection with the merger.

At September 30, 2002
Book value per share:
Seacoast historical	$13.46
Bay State historical	12.46
Pro forma combined	14.44
Bay State pro forma equivalent	18.15
Tangible book value per share:
Seacoast historical	$11.97
Bay State historical	12.46
Pro forma combined	9.76
Bay State pro forma equivalent	12.27

	Nine Months Ended September 30, 2002	Year Ended December 31, 2001
Cash dividends declared per share:
Seacoast historical	$0.31	$0.34
Bay State historical	0.206	0.20
Pro forma combined(2)	0.31	0.34
Bay State pro forma equivalent	0.39	0.43
Basic net income per share:
Seacoast historical	1.20	1.32
Bay State historical(1)	1.21	1.01
Pro forma combined(3)	1.18	1.24
Bay State pro forma equivalent	1.48	1.56
Diluted net income per share:
Seacoast historical	1.17	1.31
Bay State historical(1)	1.13	0.95
Pro forma combined(3)	1.16	1.23
Bay State pro forma equivalent	1.45	1.55

(1)
Since Seacoast has a December 31 fiscal year end and Bay State has a March 31 fiscal year end, Bay State's historical basic and diluted net income per share data has been adjusted to correspond to Seacoast's fiscal year end. Bay State's historical basic and diluted net income per share data for the nine months ended September 30, 2002 was calculated by adding the results for the six months ended September 30, 2002 and the results for the three months ended March 31, 2002. For the year ended December 31, 2001, Bay State's historical basic and diluted net income per share was calculated by adding the results for the nine months ended December 31, 2001 and the results for the three months ended March 31, 2001.

(2)
It is anticipated that the initial dividend rate will be equal to the current dividend rate of Seacoast. Accordingly, pro forma combined dividends per share represents the historical dividends per Seacoast.

(3)
The unaudited pro forma combined results are calculated by adding together the historical amounts reported by Seacoast and Bay State, as adjusted for:

•
the estimated purchase accounting adjustments to be recorded (consisting of marked to market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of certain of such adjustments over appropriate future periods),

•
lower net interest income (assuming an interest rate of 4.5%) related to funding the cash portion of the purchase price;

•
the tax impact of the adjustments above (assuming a tax rate of 35%);

•
the estimated number of Seacoast shares to be issued in connection with the merger.

Comparative Market Prices and Dividend Information

        Seacoast common stock is traded on the Nasdaq Stock Market Inc.'s National Market under the symbol "SCFS" and Bay State common stock is traded on the American Stock Exchange under the symbol "BYS." As of the record date for the Bay State special meeting, there were [            ] shares of Bay State common stock outstanding, which were held by approximately [    ] holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of Seacoast common stock as reported on the Nasdaq Stock Market's National Market and the Bay State common stock as reported on the American Stock Exchange and the dividends declared per share of Seacoast and Bay State common stock.

	Seacoast			Bay State
	Market Price			Market Price(1)
			Dividends Declared Per Share			Dividends Declared Per Share(1)
	High	Low		High	Low
2003
First Quarter (through )
2002
Fourth Quarter	$22.70	$18.59	$0.11	$27.35	$17.45	$0.10
Third Quarter	$25.30	$16.88	$0.11	$19.92	$15.08	$0.073
Second Quarter	$25.76	$18.80	$0.10	$17.00	$14.02	$0.073
First Quarter	$20.36	$16.72	$0.10	$14.05	$12.12	$0.06
2001
Fourth Quarter	$17.83	$14.13	$0.09	$12.33	$11.63	$0.06
Third Quarter	$17.90	$13.25	$0.09	$12.13	$10.56	$0.05
Second Quarter	$16.33	$12.88	$0.08	$10.70	$9.63	$0.05
First Quarter	$15.38	$10.75	$0.08	$9.80	$9.33	$0.04

(1)
Adjusted to reflect a 3-for-1 stock split on September 3, 2002.

        The following table shows the closing price per share of Seacoast common stock and Bay State common stock on (1) December 18, 2002, which was the last trading day preceding public announcement of the merger agreement, and (2) [insert date], which was the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices for Seacoast are as reported on the Nasdaq Stock Market's National Market and for Bay State as reported on the American Stock Exchange. The following table also includes the equivalent market value per share of Bay State common stock on those dates.

	Historical Market Value Per Share
					Equivalent Market Value Per Share of Bay State(1)
	Seacoast		Bay State
December 18, 2002		$20.97		$27.00		$26.36
[insert date]	$		$		$

(1)
The equivalent market value per share of Bay State was determined by multiplying the exchange ratio of 1.257 by the closing price per share of the Seacoast common stock on the specified date.

        Stockholders are advised to obtain current market quotations for Seacoast common stock and Bay State common stock. The market price of Seacoast common stock at the effective time of the merger or at the time stockholders of Bay State receive certificates evidencing shares of Seacoast common stock may be higher or lower than the market price at the time the merger agreement was executed, at the time of mailing of this document or at the time of the special meeting.

RISK FACTORS

        Upon completion of the merger, Bay State stockholders will receive shares of Seacoast common stock and/or cash in exchange for their shares of Bay State common stock. Prior to deciding whether or not to approve the merger and which type of consideration to elect, you should be aware of and consider the following risks and uncertainties that are applicable to the merger. These risks and uncertainties should be considered in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Cautionary Statement Concerning Forward-Looking Statements" beginning on page [    ].

You may not receive the form of consideration you elect

        If the merger is completed, each outstanding share of Bay State common stock will be converted into the right to receive either $27.00 in cash or 1.257 shares of Seacoast common stock, plus cash in lieu of any fractional share interest.

        You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock for your shares of Bay State common stock. However, your right to receive stock or cash for your shares is limited because of allocation procedures set forth in the merger agreement that are intended to ensure that 45% of the outstanding shares of Bay State common stock will be converted into the right to receive cash and 55% of the outstanding shares of Bay State common stock will be converted into the right to receive shares of Seacoast common stock. If you elect to receive cash in the merger and the total amount of cash that Bay State stockholders elect to receive in the merger exceeds the amount of cash that Seacoast has agreed to pay in the merger, you will receive some shares of Seacoast common stock in addition to cash. If you elect to receive stock in the merger and the total number of shares of Seacoast common stock that Bay State stockholders elect to receive in the merger exceeds the amount of common stock that Seacoast has agreed to issue in the merger, you will receive some cash in addition to shares of Seacoast common stock. Therefore, you may not receive exactly the form of consideration that you elect. A detailed discussion of the consideration provisions of the merger agreement is set forth under "The Merger—Merger Consideration and Election and Exchange Procedures," beginning on page [    ]. We recommend that you carefully read it and the merger agreement attached hereto as Annex I.

The value of the stock consideration will vary with fluctuations in Seacoast's stock price

        Bay State stockholders who receive Seacoast common stock in exchange for their shares of Bay State common stock may receive shares of Seacoast common stock that have a value that is less at the time they receive stock certificates evidencing those shares than at the time the exchange ratio was fixed or at the time they make their election. If the market price of Seacoast's common stock decreases, the value of the Seacoast common stock that Bay State stockholders receive in the merger will be less than the value at the time the exchange ratio was fixed. The market price of Seacoast common stock could fluctuate depending upon any number of factors, including those specific to Seacoast and those that influence the trading prices of equity securities generally. At the time you make your election and at the time of the Bay State special meeting, you will not know the exact value of the Seacoast common stock you will receive.

Directors and officers of Bay State have interests in the merger that differ from the interests of stockholders

        When considering the recommendation of Bay State's board of directors, you should be aware that some executive officers and directors have interests in the merger that are somewhat different from your interests. For example, certain executive officers have entered into agreements with Seacoast which provide benefits upon the termination of the executive's employment following the merger.

Additionally, certain executive officers have entered into agreements with Seacoast that provide payments for the officers' agreement not to compete with Seacoast and, in one case, to provide consulting services to Seacoast. These agreements may create potential conflicts of interest. These and certain other additional interests of Bay State's directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it. See "The Merger—Interests of Certain Persons in the Merger" beginning on page [    ].

Seacoast may fail to realize the anticipated benefits of the merger

        The success of the merger will depend in part on Seacoast's ability to realize anticipated cost savings and to combine the businesses of Seacoast and Bay State in a manner that does not materially disrupt the existing customer relationships of Bay State or result in decreased revenues due to loss of customers and that permits growth opportunities to occur. Seacoast anticipates that it will be able to enhance revenues in Bay State's market primarily through its broader product offerings and greater expertise in commercial lending. Additionally, Seacoast hopes to continue its success in growing core deposits. If Seacoast is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The tax consequences of the merger for Bay State stockholders will be dependent upon the merger consideration received

        The tax consequences of the merger to Bay State stockholders will depend upon the merger consideration received by them. Bay State stockholders will not recognize any gain or loss on the conversion of shares of Bay State common stock solely into shares of Seacoast common stock. However, stockholders who receive cash in exchange for shares of Bay State common stock or instead of any fractional share of Seacoast common stock may owe taxes on any gain realized in the exchange. For a detailed discussion of the tax consequences of the merger to Bay State stockholders, see "The Merger—Federal Income Tax Consequences" beginning on page [    ].

If the merger is not completed, Seacoast and Bay State will each have incurred substantial expenses without realizing the expected benefits

        Seacoast and Bay State have incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of several conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Seacoast and/or Bay State because they would not have realized the expected benefits of the merger.

Unanticipated costs relating to the merger could reduce Seacoast's future earnings per share

        Seacoast believes that it has reasonably estimated the likely costs of integrating the operations of Bay State into Seacoast, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Seacoast after the merger. If unexpected costs are incurred, the merger could have a significant dilutive effect on Seacoast's earnings per share. In other words, if the merger is completed and unexpected costs are incurred, Seacoast believes that its earnings per share could be less than if the merger had not been completed.

Seacoast may be unable to successfully integrate Bay State's operations and retain key Bay State employees

        The merger involves the integration of two companies that previously operated independently in markets with different economic, demographic and competitive characteristics. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain Bay State employees who are expected to be retained by Seacoast. It cannot be assured, however, that Seacoast will be successful in retaining these employees for the time period necessary to successfully integrate Bay State's operations with those of Seacoast. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business and results of operations of the combined company.

Seacoast's and Bay State's allowance for loan losses may not be adequate to cover their actual loan losses

        Seacoast and Bay State make various assumptions and judgments about the collectibility of their loan portfolios. Each provides an allowance for potential losses based on a number of factors. If these assumptions are wrong, the allowance for loan losses may not be sufficient to cover losses, which would have an adverse effect on operating results, and may also require an increase in the allowance in the future. In addition, net income would decrease if additional amounts were added to the allowance.

Seacoast and Bay State operate in a highly regulated environment, which means that they and the combined company may be adversely affected by changes in laws and regulations

        Seacoast and Bay State are subject to extensive regulation, supervision and examination by state and federal regulatory authorities. Such regulation and supervision govern the activities in which a bank and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and determination of the level of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations or legislation, may have a material impact on the combined company's operations.

Changes in interest rates could adversely affect Seacoast's, Bay State's and the combined company's results of operations and financial condition

        Seacoast's and Bay State's financial condition are significantly affected by changes in interest rates. Their results of operations depend substantially on their net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense paid on interest-bearing liabilities. Because Seacoast's and Bay State's interest-bearing liabilities generally reprice or mature more quickly than their interest-earning assets, an increase in interest rates generally would result in a decrease in their net interest income.

        Changes in interest rates also affect the value of Seacoast's and Bay State's interest-earning assets, and in particular their securities portfolios. Generally, the value of securities fluctuates inversely with changes in interest rates. At September 30, 2002, Seacoast's securities available for sale totaled $426.0 million and Bay State's totaled $34.2 million. Unrealized gains and losses on securities available for sale are reported as a separate component of stockholders' equity. Decreases in the fair value of securities available for sale, therefore, could have an adverse effect on stockholders' equity.

        Seacoast and Bay State also are subject to reinvestment risk associated with changes in interest rates. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, Seacoast and Bay State are subject to risk to the extent that they are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

There may be risks related to Seacoast having used Arthur Andersen as its independent auditors

        Until May 16, 2002, Arthur Andersen, LLP served as Seacoast's independent auditors. In March 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. Arthur Andersen was subsequently convicted on one charge of obstruction of justice in June 2002. This proxy statement/prospectus incorporates by reference financial statements for Seacoast, which have been audited by Arthur Andersen and on which Arthur Andersen has issued a report. Pursuant to SEC rules, Arthur Andersen is required to consent to such use of its report. The SEC has informed Arthur Andersen that it will not permit Arthur Andersen to provide such a consent if the company's engagement team leaders are no longer with Arthur Andersen; however, the SEC has issued a temporary rule that permits use of Arthur Andersen's report without Arthur Andersen's consent.

        Seacoast's engagement team leaders are no longer with Arthur Andersen. Therefore, Arthur Andersen will not be permitted to consent to the use of its report and will not be in a position to perform any post-audit review procedures. Should an event have occurred between the date of Arthur Andersen's report and the date of this proxy statement/prospectus that could serve to make inaccurate the statement in Arthur Andersen's report that the financial statements of Seacoast present fairly, in all material respects, the financial position of Seacoast as of December 31, 2001 and 2000 and the results of its operations and cash flows for each of the three years ended December 31, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States, an investor might be precluded from bringing a claim against Arthur Andersen.

The price of Seacoast common stock might decrease after the merger

        Following the merger, many holders of Bay State common stock will become stockholders of Seacoast. The market value of Seacoast common stock fluctuates based upon general market and economic conditions, Seacoast's business and prospects and other factors. Thus, the value of Seacoast common stock could decline after the merger. For example, during the twelve-month period ending on [insert date], 2003 (the most recent practicable date prior to the printing of this proxy statement/prospectus), the closing price of Seacoast common stock varied from a low of $    to a high of $            and ended that period at $            .

The opinion obtained by Bay State from its financial advisor will not reflect changes in circumstances prior to the merger

        Sandler O'Neill has delivered an opinion to the Bay State board of directors that, as of December 19, 2002 and as of the date of this document, the merger consideration was fair from a financial point of view to the stockholders of Bay State. Between the date of this document and the completion of the merger, there could be changes to the operations and prospects of Seacoast or Bay State or to market and economic conditions in general. Bay State does not intend to request an updated opinion from Sandler O'Neill. Therefore, Bay State stockholders should be aware that the opinion of Sandler O'Neill does not address the fairness of the merger consideration after the date of this document.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This document contains forward-looking statements by Seacoast and Bay State within the meaning of the Federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of Seacoast upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on Seacoast's earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger and the tax-free nature of the merger. Forward-looking statements are generally identified by use of the words "believes," "expects," "anticipates," "estimates," "plans," "projects," "predicts" and similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the matters discussed in the section entitled "Risk Factors" and the following factors:

  •
  estimated cost savings from the merger may not be fully realized within the expected time frame;

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  deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

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  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Seacoast and Bay State may be greater than expected;

  •
  changes in the interest rate environment may reduce interest margins;

  •
  general economic or business conditions, either nationally or in the states or regions in which Seacoast does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which Seacoast is engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Seacoast may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Seacoast.

        Management of Seacoast and Bay State each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Seacoast following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Seacoast's and Bay State's ability to control or predict.

THE SPECIAL MEETING

Time and Place

        A special meeting of stockholders of Bay State will be held at [insert time], local time, on [insert date] at [insert location].

Matters to be Considered

        The special meeting is being held for the following purposes:

  •
  to consider and approve the merger agreement;
  •
  to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

        The record date for determining stockholders entitled to vote at the special meeting is [insert record date]. Only holders of record of Bay State common stock as of the close of business on that date are entitled to receive notice of the special meeting and to vote at the special meeting. At the close of business on the record date, there were [insert number of shares] shares of Bay State common stock outstanding and entitled to vote. Each share of Bay State common stock entitles the holder to one vote at the Bay State special meeting on all matters properly presented at the meeting. However, in accordance with Bay State's Certificate of Incorporation, record owners who beneficially own, either directly or indirectly, more than 10% of the outstanding shares of Bay State common stock are not entitled to vote any shares in excess of that limit.

How to Vote Your Shares

        Stockholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that is provided by your broker, bank or other nominee and that accompanies this proxy statement/prospectus. If you wish to change your voting instructions after you have returned your voting instruction to your broker or bank, you must contact your broker or bank. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

        Any stockholder executing a proxy may revoke it at any time before it is voted by:

  •
  delivering to the Corporate Secretary of Bay State prior to the special meeting a written notice of revocation addressed to Jill W. Lacy, Corporate Secretary, 1299 Beacon Street, Brookline, Massachusetts 02446;
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  delivering to Bay State prior to the special meeting a properly executed proxy with a later date; or
  •
  attending the special meeting and giving notice of such revocation in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Bay State (and not revoked) by a holder of Bay State common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

        At this time, the Bay State board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Quorum; Votes Required

        A quorum, consisting of the holders of a majority of the issued and outstanding shares of Bay State common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

        The affirmative vote of the holders of a majority of the outstanding shares of Bay State common stock is required to approve the merger agreement. The proposal to adjourn the meeting to solicit additional proxies to approve the merger agreement, if necessary, requires the affirmative vote of the holders of a majority of the shares voted on the matter at the special meeting.

        Any broker "non-votes" will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power with respect to that item. The proposal to approve the merger agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of Bay State common stock, abstentions and "broker non-votes" will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. For the same reason, the failure of a Bay State stockholder to vote by proxy or in person at the special meeting will have the effect of a vote against the merger agreement.

        The directors and executive officers of Bay State, who are entitled to vote approximately [    ]% of the outstanding shares of Bay State common stock as of the record date for the special meeting, have entered into voting agreements with Seacoast pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See "The Merger—Voting Agreements" on page [    ].

        As of the close of business on the record date for the special meeting, neither Seacoast nor, to the knowledge of Seacoast, any of its directors and executive officers, beneficially owned any shares of Bay State common stock.

Solicitation of Proxies

        The solicitation of proxies from Bay State stockholders is made on behalf of the board of directors of Bay State. Bay State will pay all costs of the solicitation of stockholders, including mailing this document to its stockholders, except that Seacoast and Bay State will share equally the cost of printing this document. Bay State has retained                        , a proxy solicitation firm, to assist in the solicitation of proxies. Bay State will pay                        a fee of $            , [plus expenses]. In addition to solicitation by mail, the directors, officers and employees of Bay State and its subsidiaries may solicit proxies from stockholders of Bay State in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Bay State will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the Bay State Board of Directors

        The Bay State board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" approval of the merger agreement.

ESOP and 401(a) Plan Participants

        If you participate in Bay State's employee stock ownership plan or if you hold shares of Bay State common stock through Bay State Federal Savings Bank's 401(a) plan, you will receive a voting instruction card for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the employee stock ownership plan, all shares held by the employee stock ownership plan are voted by the trustee, but each participant in the employee stock ownership plan may direct the trustee how to vote the shares of Bay State common stock allocated to his or her account. All unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants. Under the terms of the 401(a) plan, you are entitled to direct the trustee on how to vote the shares in the Bay State Bancorp, Inc. Stock Fund credited to your account. The trustee will vote all shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions. The deadline for returning your voting instructions to each plan's trustees is                        , 2003.

Dissenters' Rights

        Under Delaware law, holders of Bay State common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Delaware law are satisfied by holders seeking to exercise dissenters' rights, to receive payment equal to the fair value of their shares of Bay State common stock, determined in the manner set forth in Delaware law. The procedures that must be followed in connection with the exercise of dissenters' rights by dissenting stockholders are described herein under "The Merger—Dissenters' Rights" and in Section 262 of Chapter 1, Title 8 of the Delaware General Corporation Law, a copy of which is attached as Annex III to this document. A Bay State stockholder seeking to exercise dissenters' rights must file written notice with Bay State prior to the special meeting of his or her intention to exercise appraisal rights and must not vote his or her shares in favor of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

THE MERGER
(Proposal 1)

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement which is attached hereto and incorporated by reference herein. All stockholders are urged to carefully read the annexes in their entirety.

General

        The merger agreement provides for the merger of Bay State with a wholly owned subsidiary of Seacoast. The corporation that survives that merger will then merge with and into Seacoast. The merger agreement also provides for the merger of Bay State's bank subsidiary, Bay State Federal Savings Bank, with and into Seacoast's bank subsidiary, Compass Bank for Savings, as soon as practicable after completion of the merger. At the effective time of the merger each share of common stock of Bay State, par value $0.01 per share, outstanding immediately before the effective time of the merger will be converted into the right to receive either $27.00 in cash or 1.257 shares of common stock of Seacoast, par value $0.01 per share, plus cash in lieu of any fractional share.

        Bay State stockholders may elect to receive all cash, all stock or a combination of cash and stock, subject to election and allocation procedures set forth in the merger agreement that are intended to ensure that 55% of the shares of Bay State common stock will be exchanged for shares of Seacoast common stock and 45% of the shares of Bay State common stock will be exchanged for cash. Thus, Bay State stockholders may not receive exactly the form of consideration that they elect. Instead, they may receive a pro rata amount of cash and Seacoast common stock even if they elect all cash or all stock.

        Shares held by Seacoast or Bay State or any of their subsidiaries, other than in a fiduciary capacity or in satisfaction of a debt previously contracted will be cancelled. Dissenting shares will be treated as described in the section titled "—Dissenters' Rights."

Background of the Merger

        As part of Bay State's continuing efforts to improve its community banking franchise and enhance shareholder value, Bay State's board of directors and management, together with Bay State's financial and legal advisors, have periodically reviewed various strategic options available to Bay State including, among other things, continued independence, the acquisition of other institutions or a strategic merger with or acquisition by another financial institution. In the course of these periodic reviews, the board of directors and management have considered the pro forma effect of various future strategies on earnings per share, book value per share, return on equity and other pertinent financial ratios, compared quantitative measures of Bay State's performance with those of other financial institutions, and monitored trends in the local, regional and national financial institutions merger and acquisition market. Management and the board of directors occasionally received information about companies that were possible merger targets, that were possible partners for strategic combinations or that were considered to be possible acquirors of Bay State. In addition, Bay State's management and the board of directors intermittently analyzed the price Bay State would likely receive in a merger or acquisition transaction and compared it to the present value of the expected future returns to stockholders of alternative strategies. As part of this process, Bay State's legal counsel periodically reviewed with the board of directors its fiduciary duties in the context of these various strategic alternatives.

        Over the years, Bay State has looked at acquisition opportunities, including having informal conversations with other financial institutions and submitting a bid on another. However in each instance, discussions never proceeded past the preliminary stages. As a result of these unsuccessful attempts, it became apparent to Bay State that the best way to increase shareholder value was either to continue executing its current business strategy or to be acquired. While the board of directors never committed to undertake a process to sell the company, it did determine to remain open to offers to be acquired or merge, evaluate any overtures that were made by other companies and authorize John F. Murphy, Chairman, President and Chief Executive Officer of Bay State, to engage in informal discussions with such companies.

        In early March 2002, Mr. Murphy was contacted by a representative of an investment banking firm, who inquired as to his willingness to meet with representatives of a large regional financial institution holding company, Company A, which had expressed an interest in acquiring Bay State. On March 15, 2002, Mr. Murphy and Denise M. Renaghan, Executive Vice President and Chief Operating Officer of Bay State, met with two senior officers of Company A and two representatives of the investment banking firm. The senior officers expressed general interest in exploring a business combination. However, no financial or other material terms were discussed at that meeting nor was any information exchanged. The parties agreed to continue further discussions.

        At the next regularly scheduled meeting of the board of directors on March 19, 2002, the substance of the meeting with Company A was communicated to the board. The board authorized Mr. Murphy to proceed with further discussions. After the meeting, further informal discussions occurred between representatives of Company A's financial advisor, the investment banking firm that had contacted Bay State about meeting with Company A and Sandler O'Neill. Additionally, Mr. Murphy and Ms. Renaghan consulted with Bay State's legal counsel regarding the merger process and issues and considerations that may be expected in a merger or acquisition transaction.

        On April 18, 2002, Company A and Bay State each executed a confidentiality agreement. Thereafter, Company A requested and Bay State delivered various non-public documents to assist in Company A's evaluation of Bay State. From that point until the end of May 2002, Bay State, through representatives of the investment banking firm that had contacted Bay State about meeting with Company A, through Sandler O'Neill and through its legal counsel, had exploratory discussions with Company A regarding the potential business combination. Ultimately, however, Company A did not make a formal offer to acquire Bay State. The negotiations did not proceed primarily due to Company A's determination that the acquisition of Bay State did not fit in its strategic plans.

        On May 21, 2002, a representative of a second large regional financial institution holding company, Company B, called Ms. Renaghan to inquire if she would be interested in meeting to discuss Company B's interest in acquiring Bay State. On May 28, 2002, the two parties met and informally discussed the parties' interest in a business combination. Ms. Renaghan informed Mr. Murphy of the substance of the meeting and on June 4, 2002 Mr. Murphy received a call from a senior officer of Company B to arrange an additional meeting. After the meeting was arranged, Mr. Murphy, Ms. Renaghan and Michael O. Gilles, Chief Financial Officer of Bay State, consulted with counsel and Sandler O'Neill as to historical stock and financial information regarding Company B and its history of acquisitions.

        On June 18, 2002, Mr. Murphy and the senior officer of Company B met and discussed the industry and the economic climate in general and the benefits of a potential business combination between Bay State and Company B. The senior officer of Company B indicated that Company B might be interested in acquiring Bay State and informally expressed a willingness to start negotiations at $25.00 per share (as adjusted for the 3-for-1 stock split of Bay State common stock on September 3, 2002), representing an unspecified combination of cash and stock, and a willingness to appoint Mr. Murphy as a director on its regional board of directors. No other material terms were discussed.

        On June 20, 2002, each of the parties executed a joint confidentiality agreement.

        On June 25, 2002, at a regularly scheduled meeting of the board of directors, the substance of the meeting between Mr. Murphy and the representative of Company B was discussed.

        On June 27, 2002, a special meeting of the board of directors was convened at which Sandler O'Neill reviewed Bay State's financial, operational and stock performance on a historical and pro forma basis, giving effect to various assumed strategic options, and as compared to selected peer institutions. It also conducted a similar review of Company B. Sandler O'Neill reviewed the current mergers and acquisitions market for financial institutions and Bay State's historical and current market value and projected market value based on various financial ratios under three scenarios: if Bay State determined to remain independent and pursue capital management and balance sheet leveraging strategies; if it were to acquire other financial institutions; or if it were to be acquired. The financial terms discussed in the June 18 meeting between Mr. Murphy and the senior officer from Company B were considered under various financial modeling scenarios. Bay State's legal counsel reviewed with the board its fiduciary obligations to stockholders in the context of these various strategic alternatives. After considering the presentations by Bay State's financial and legal advisors, the board of directors authorized Mr. Murphy to engage in exploratory discussions with Company B, and report back to the board with the results of such discussions.

        Over the next few weeks, Bay State, directly and through Sandler O'Neill and its legal counsel, continued to discuss the potential terms of the business combination with Company B and its financial advisor.

        On July 16, 2002, Ms. Renaghan and representatives from Bay State's legal and financial advisors had a conference call with representatives of Company B to discuss the potential terms of a business combination, including the treatment of Bay State's existing benefit plans and compensation agreements.

        A meeting between representatives of Bay State, Company B, Sandler O'Neill and Company B's financial advisor was scheduled for July 22, 2002. However, Company B cancelled the meeting, stating that, due to other strategic alternatives it was currently pursuing, it could not proceed with the discussion. Company B indicated that it might still be interested in acquiring Bay State; however, its consideration of an acquisition of Bay State would be conditioned upon how well its other strategic transactions proceeded and any further discussion would likely not occur until after it had resolved its other acquisition transactions, which might not occur until sometime near the end of 2002. The senior officer indicated that they would contact Mr. Murphy if Company B was interested in continuing further acquisition discussions. The substance of Company B's position was reiterated to Ms. Renaghan from a representative of Company B in September 2002 and to Mr. Murphy by a senior officer of Company B at an investor conference in November 2002.

        On October 18, 2002, Bay State's legal counsel and Sandler O'Neill discussed with Mr. Murphy the possibility of a business combination between Bay State and Seacoast. Thereafter, a meeting between Mr. Murphy and Kevin G. Champagne, President and Chief Executive Officer of Seacoast, was arranged by Ryan Beck & Co. LLC, Seacoast's financial advisor, to discuss Seacoast's interest in acquiring Bay State. On October 31, 2002, Mr. Murphy and Mr. Champagne met and discussed informally and conceptually a possible business combination.

        On November 5, 2002, at Mr. Murphy's request, Mr. Murphy met with Frederic D. Legate, a director of Seacoast and the former President and Chief Executive Officer of Sandwich Bancorp, Inc., a company acquired by Seacoast in December 1998. The parties discussed Seacoast's operations and business philosophy, the Sandwich acquisition, the resultant integration of the operations and employees of Sandwich into Seacoast and the potential acquisition of Bay State by Seacoast.

        On November 6, 2002, Mr. Murphy, Ms. Renaghan and Mr. Gilles met with representatives of Sandler O'Neill and a representative of Bay State's legal counsel. At the meeting, Sandler O'Neill analyzed various potential acquirors and the consideration they might be able to offer in a potential acquisition. Bay State's legal counsel also discussed the implications of a potential merger on currently existing benefit plans and compensation agreements.

        On November 7, 2002, at a regularly scheduled board meeting, Mr. Murphy discussed with the board of directors of Bay State his conversations with Messrs. Champagne and Legate and the substance of management's meeting with Sandler O'Neill and legal counsel on November 6, 2002. The board authorized Mr. Murphy to proceed with further discussions about a possible business combination with Seacoast.

        On November 8, 2002, Mr. Murphy notified Mr. Champagne of the board's action. The parties agreed to have representatives of their financial advisors begin to discuss the financial terms of a transaction.

        On November 17, 2002, Mr. Murphy called each director to update them on the status of the discussions.

        On November 19, 2002, Seacoast, through its financial advisor, provided Bay State with a draft of a confidentiality agreement that included a provision whereby in exchange for Seacoast's time and effort in negotiating a transaction, Bay State would be required to refrain from soliciting other potential acquirors for a certain period of time. Over the next few days, the confidentiality agreement was negotiated.

        On November 26, 2002, a majority of the board of directors discussed the terms of the proposed confidentiality agreement, including the non-solicitation provision, and authorized Mr. Murphy to execute a confidentiality agreement with Seacoast. On the same date, each of the parties executed a joint confidentiality agreement. The confidentiality agreement contained a provision prohibiting Bay State from soliciting the submission of an acquisition proposal from a third party until the earliest of (1) 30 days, (2) the execution of a definitive merger agreement or (3) a date mutually agreed to by the parties. After the confidentiality agreement was executed, various non-public documents were delivered to Seacoast's financial advisor to enable them to continue their due diligence examination of Bay State.

        On December 6, 2002, three senior officers of Seacoast and Mr. Champagne met with Mr. Murphy and Ms. Renaghan to discuss the loan portfolio, underwriting policies and procedures and staffing of Bay State, and to a lesser extent, those of Seacoast.

        On December 9, 2002, Mr. Murphy, Ms. Renaghan and representatives of Sandler O'Neill and Bay State's legal counsel met with Mr. Champagne and representatives of Seacoast's financial and legal advisors to discuss the terms of a possible transaction.

        On December 10, 2002, Bay State's legal counsel began its due diligence examination of Seacoast by reviewing various publicly-available Seacoast documents.

        On December 11, 2002, the board of directors of Bay State, at a regularly scheduled board meeting, was updated on the status of the discussions and, specifically, the substance of the December 9, 2002 meeting.

        On December 12, 2002, Seacoast, through its financial advisor, delivered a proposed, non-binding term sheet to Sandler O'Neill that indicated an offer to acquire Bay State for a combination of stock and cash, with a fixed exchange ratio and a termination provision based on a decline in Seacoast's stock price and a decline in Seacoast's stock price in relation to a pre-determined peer group. The term sheet also indicated Seacoast's willingness to appoint Mr. Murphy to its board and to the board of its wholly owned subsidiary, Compass Bank for Savings. The term sheet did not indicate a price or an exchange ratio. However, after negotiations that continued throughout the day, agreement was reached on a price of $27.00 per share.

        On December 13, 2002, representatives of Bay State, Sandler O'Neill and Bay State's legal counsel continued its due diligence examination of Seacoast at Seacoast's corporate offices. On December 14 and 15, 2002, representatives of Seacoast and its financial and legal advisors conducted their due diligence review of Bay State at Bay State's administrative office.

        On December 14 and 15, 2002, negotiations between Seacoast's and Bay State's legal and financial advisors continued.

        On December 16, 2002, Seacoast's counsel provided Bay State and its counsel with a draft of the merger agreement. Representatives of Bay State and Seacoast negotiated the merger agreement and the other ancillary documents over the next few days. Paramount among these negotiations was the amount of the termination fee, the conditions under which it would be triggered, the number of Bay State directors that would be appointed to the Seacoast and Compass Bank boards of directors and employee benefit and compensation matters.

        On December 16, 2002, a special meeting of the board of directors was convened to update the board as to the status of the negotiations. At the meeting, each director was provided with the initial draft of the merger agreement. Additionally, Sandler O'Neill provided a detailed review of Bay State's and Seacoast's financial, operational and stock performance on a historical and pro forma basis under various assumptions, the current mergers and acquisitions market for financial institutions and Bay State's and Seacoast's historical and current market value and projected market value under various scenarios. The latest proposed financial terms offered by Seacoast were then discussed and considered, with Sandler O'Neill providing a pro forma analysis of the combined entity under various growth and operating scenarios. Bay State's legal counsel then reviewed the board's fiduciary obligations to stockholders and its obligations in reviewing the agreement and in considering the proposed transaction with Seacoast.

        On December 19, 2002, at a special meeting of the board of directors of Bay State, Sandler O'Neill again reviewed with the board Bay State's and Seacoast's financial, operational and stock performance on a historical and pro forma basis under various assumptions, the current mergers and acquisitions market for financial institutions and Bay State's and Seacoast's historical and current market value and projected market value under various scenarios. Sandler O'Neill then reviewed the financial aspects of the proposed transaction that had been negotiated and delivered an oral opinion, later confirmed in writing, that the merger consideration was fair to Bay State's stockholders from a financial point of view. The board of directors considered this opinion carefully, as well as Sandler O'Neill's experience, qualifications and interest in the transaction. The board of directors was informed of the findings of the due diligence review conducted by management and Bay State's legal and financial advisors. In addition, Bay State's board of directors reviewed the merger agreement and ancillary documents at length with legal counsel. After extensive review and discussion, Bay State's board of directors unanimously approved the transaction and instructed management to execute and deliver the merger agreement. Following the close of the equity markets, Bay State and Seacoast issued a joint press release announcing the execution of the definitive merger agreement.

Bay State's Reasons for the Merger

        The Bay State board has determined that the merger is fair to, and in the best interests of, Bay State and its stockholders. In approving the merger agreement, the Bay State board consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Bay State board also considered a number of factors, including the following:

  •
  The results that could be obtained by continuing to operate independently, and the likely benefits to stockholders, compared with the value of the merger consideration being offered by Seacoast.

  •
  Information concerning the business, earnings, operations, financial condition and prospects of Bay State and Seacoast, both individually and as combined.

  •
  The projected performance of Bay State in various interest rate environments.

  •
  The compatibility of the respective business and management philosophies of Bay State and Seacoast.

  •
  The results of the due diligence review conducted on Seacoast, including the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner.

  •
  An assessment of Seacoast's ability to pay the aggregate merger consideration.

  •
  The opinion rendered by Sandler O'Neill, as financial advisor to Bay State, that the merger consideration is fair, from a financial point of view, to Bay State's stockholders.

  •
  The review conducted by the Bay State board of directors of the strategic options available to Bay State and the board's assessment that none of those options were likely to create greater value for stockholders than the consideration being paid by Seacoast.

  •
  The terms of the merger agreement and the structure of the merger, including the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes to the extent that Seacoast common stock is received.

  •
  The option of Bay State stockholders to satisfy their own investment interests by receiving cash, Seacoast common stock or a combination of both cash and Seacoast common stock for their shares of Bay State common stock.

  •
  The ability of the Bay State board of directors to terminate the merger agreement if the value of Seacoast common stock declines by more than 10% from its price after the announcement of the merger and underperforms by 20% or more an index of banking companies during the same time period.

  •
  The receipt of a higher dividend payout and dividend yield from Seacoast and Seacoast's practice of increasing its dividend on a regular basis.

  •
  The appointment of two members of Bay State's board to the boards of directors of Seacoast and Compass Bank.

  •
  The current and prospective economic, competitive and regulatory environment facing Bay State and independent community banking institutions generally, which is characterized by continuing consolidation in Massachusetts and increased nationwide, statewide and local competition.

  •
  The effect of the merger on Bay State's depositors, customers and the communities served by Bay State, including that the acquisition by Seacoast would be an opportunity to provide depositors, customers and the communities served by Bay State Federal with increased financial services and more branch offices throughout Massachusetts.

  •
  The significant number of Bay State employees that would be retained after the merger, combined with opportunities for career advancement in a larger organization.

        The discussion and factors considered by the Bay State board is not intended to be exhaustive, but includes all material factors considered. In approving and recommending the merger, the Bay State board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

Recommendation of Bay State's Board of Directors

        After careful consideration, Bay State's board of directors has determined that the merger agreement is advisable, in the best interests of Bay State's stockholders and on terms that are fair to the stockholders of Bay State. Accordingly, the board of directors of Bay State has approved the merger agreement and unanimously recommends that Bay State stockholders vote "FOR" approval of the merger agreement.

Opinion of Bay State's Financial Advisor

        Since Bay State became a public company, Bay State's board of directors and senior management have consulted periodically with Sandler O'Neill regarding Bay State's strategic options and related financial matters. By letter dated November 18, 2002, Bay State retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with Seacoast. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Bay State in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the December 19, 2002 meeting at which Bay State's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Bay State's stockholders from a financial point of view. Sandler O'Neill has also delivered to the board a written opinion dated the date of this proxy statement/prospectus, which is substantially identical to its December 19th opinion. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The merger consideration was the result of negotiations between Bay State and Seacoast and was not determined by Sandler O'Neill. The full text of Sandler O'Neill's updated opinion is attached as Annex II to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Bay State board and is directed only to the fairness of the merger consideration to Bay State stockholders from a financial point of view. It does not address the underlying business decision of Bay State to engage in the merger or any other aspect of the merger and is not a recommendation to any Bay State stockholder as to how such stockholder should vote at the special meeting with respect to the merger, the form of consideration a stockholder should elect in the merger or any other matter.

        In connection with rendering its December 19, 2002 opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement and certain of the annexes and schedules thereto;

  •
  certain publicly available financial statements and other historical financial information of Bay State that they deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Seacoast that they deemed relevant;

  •
  internal earnings projections for Bay State for the years ending March 31, 2003 and 2004 prepared by and reviewed with management of Bay State and the views of senior management of Bay State, based on discussions with members of senior management, regarding Bay State's business, financial condition, results of operations and future prospects;

  •
  internal earnings projections for Seacoast for the year ending December 31, 2003 reviewed with management and the views of senior management of Seacoast, based on limited discussions with members of senior management, regarding Seacoast's business, financial condition, results of operations and future prospects;

  •
  the pro forma financial impact of the merger on Seacoast, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Seacoast;

  •
  the publicly reported historical price and trading activity for Bay State's and Seacoast's common stock, including a comparison of certain financial and stock market information for Bay State and Seacoast with similar publicly available information for certain other companies the securities of which are publicly traded;

  •
  the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

        Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from other third parties. Our board of directors did not otherwise limit the investigations made or the procedures followed by Sandler O'Neill in giving its opinion.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Bay State and Seacoast that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Bay State or Seacoast or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Bay State or Seacoast, nor did it review any individual credit files relating to Bay State or Seacoast. With Bay State's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both Bay State and Seacoast were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of Bay State or Seacoast. Sandler O'Neill is not an accounting firm and it relied, with Bay State's consent, on the accuracy and completeness of the audited financial statements furnished to it.

        Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Bay State's consent, that there has been no material change in Bay State's or Seacoast's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Bay State and Seacoast will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

        In rendering its December 19, 2002 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Bay State or Seacoast and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Bay State or Seacoast and the companies to which they are being compared.

        The earnings projections used and relied upon by Sandler O'Neill for Bay State and Seacoast in its analyses were based upon internal projections provided by their respective managements. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Bay State's and Seacoast's managements confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Bay State and Seacoast, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Bay State and Seacoast were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Bay State, Seacoast and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Bay State board at the December 19th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Bay State's common stock or Seacoast's common stock or the prices at which Bay State's or Seacoast's common stock may be sold at any time.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Seacoast's common stock on December 18, 2002 of $20.97 and assuming 55% of Bay State's shares are converted into Seacoast stock and the remaining 45% are converted into cash in the merger, Sandler O'Neill calculated an implied transaction value of $26.65 per share. Based upon Bay State's September 2002 financial information, Sandler O'Neill calculated the following ratios:

Transaction Ratios

Transaction value/LTM EPS	18.77	x
Transaction value/ Estimated 2003 EPS(1)	16.97	x
Transaction value/Tangible book value per share	229.13%
Transaction value/Stated book value per share	229.13%
Tangible book premium/Core deposits(2)	25.33%

(1)
Based on I/B/E/S published estimates.

(2)
Assumes Bay State's core deposits total $328.5 million.

        For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $139 million, based upon 4.7 million shares of Bay State common stock outstanding and including the intrinsic value of 653,944 stock options outstanding with a weighted average strike of $6.55 per share. Sandler O'Neill noted that the transaction value represented a 1.3% discount to the December 18, 2002 closing price of Bay State's common stock and a 42.1% premium to the closing price of Bay State's common stock on September 18, 2002 (three months prior to the transaction).

        Stock Trading History.    Sandler O'Neill reviewed the history of the reported trading prices and volume of Bay State's common stock and Seacoast's common stock and the relationship between the movements in the prices of Bay State's common stock and Seacoast's common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the S&P Bank Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one year period ended December 18, 2002, both Bay State's common stock and Seacoast's common stock outperformed each of the indices to which it was compared.

Bay State's and Seacoast's One-Year Stock Performance

	Beginning Index Value December 18, 2001	Ending Index Value December 18, 2002
Bay State	100.00%	224.07%
New England Group	100.00	132.07
Nasdaq Bank Index	100.00	105.33
S&P Bank Index	100.00	96.85
S&P 500 Index	100.00	77.97
	Beginning Index Value December 18, 2001	Ending Index Value December 18, 2002
Seacoast	100.00%	123.72%
Peer Group	100.00	119.64
Nasdaq Bank Index	100.00	105.33
S&P Bank Index	100.00	96.85
S&P 500 Index	100.00	77.97

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for Bay State, Seacoast and two groups of selected financial institutions. The first group, or New England Group, consisted of the following publicly traded savings institutions:

Port Financial Corp. MASSBANK Corp. Woronoco Bancorp, Inc. New Hampshire Thrift Bancshares, Inc. Northeast Bancorp Hingham Institution for Savings	Berkshire Hills Bancorp, Inc. Abington Bancorp, Inc. NewMil Bancorp, Inc. Central Bancorp, Inc. LSB Corp. Alliance Bancorp of New England

        The second group, or Peer Group, consisted of the following publicly traded savings institutions:

MAF Bancorp, Inc.
Dime Community Bancshares, Inc.
Connecticut Bancshares, Inc.
First Sentinel Bancorp, Inc.
WSFS Financial Corp.
First Essex Bancorp, Inc.
Parkvale Financial Corp.
Flushing Financial Corp.
BostonFed Bancorp Inc.	Waypoint Financial Corp.
FIRSTFED AMERICA BANCORP, Inc.
Hudson River Bancorp, Inc.
United Community Financial Corp.
PennFed Financial Services, Inc.
OceanFirst Financial Corp.
CFS Bancorp, Inc.
First Place Financial Corp.

The analysis compared publicly available financial information for Bay State, Seacoast and the median data for each of the New England Group and the Peer Group as of and for each of the years ended December 31, 1997 through 2001 and as of and for the twelve months ended September 30, 2002. The table below sets forth the comparative data as of and for the twelve months ended September 30, 2002, with pricing data as of December 18, 2002.

Comparable Group Analysis

Bay State	New England Group	Seacoast	Peer Group
Total assets (in thousands)	$563,478	$571,805	$3,722,708	$1,981,462
Tangible equity/total assets	9.84%	8.01%	7.68%	7.11%
Intangible assets/total equity	0.00%	2.97%	11.09%	11.51%
Net loans/total assets	86.16%	65.50%	76.55%	72.35%
Gross loans/total deposits	137.60%	83.59%	118.47%	105.50%
Total borrowings/total assets	25.97%	17.35%	23.53%	26.65%
Non-performing assets/total assets	0.03%	0.13%	0.33%	0.28%
Loan loss reserve/gross loans	0.97%	1.15%	1.15%	1.00%
Net interest margin	4.63%	3.58%	3.57%	3.00%
Non-interest income/average assets	0.24%	0.57%	0.43%	0.63%
Non-interest expense/average assets	2.37%	2.46%	2.02%	2.05%
Efficiency ratio	51.69%	64.63%	53.04%	56.10%
Return on average assets	1.32%	0.77%	1.05%	1.00%
Return on average equity	12.85%	11.29%	11.77%	10.82%
Price/tangible book value per share	232.10%	150.81%	175.17%	171.02%
Price/LTM earnings per share	19.01	x	14.33	x	13.44	x	13.86	x
Dividend payout ratio	18.77%	30.65%	25.64%	30.80%
Dividend yield	0.99%	1.99%	1.91%	2.26%

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed merger transactions involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 20 transactions announced nationwide from January 1, 2002 to December 18, 2002 and five transactions in the New England region announced from January 1, 2002 to December 18, 2002. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, transaction price to deposits, tangible book premium to core deposits, transaction price to assets and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to Bay State's financial information as of and for the twelve months ended September 30, 2002. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Bay State's common stock of $16.51 to $37.13 based upon the median multiples for nationwide transactions and $18.70 to $34.29 based upon the median multiples for regional transactions. The transaction value of the merger as calculated by Sandler O'Neill was $26.65 per share.

Nationwide and New England Transaction Multiples

	Nationwide			New England
	Median Multiple		Imputed Value	Median Multiple		Imputed Value
Transaction price/LTM EPS	19.21	x	$27.28	19.34	x	$27.47
Transaction price/Estimated EPS	18.43	x	$28.94	18.43	x	$28.94
Transaction price/Book value	165.67%		$19.27	244.76%		$28.47
Transaction price/Tangible book value	170.78%		$19.87	247.70%		$28.81
Transaction price/Deposits	23.36%		$17.46	25.02%		$18.70
Tangible book premium/Core deposits(1)	12.50%		$20.25	16.47%		$22.98
Transaction price/Total assets	13.97%		$16.51	19.49%		$23.03
Premium to market(2)	37.50%		$37.13	27.01%		$34.29

(1)
Assumes Bay State's core deposits total $328.5 million.
(2)
Based on Bay State's December 18, 2002 closing price of $27.00.

        Discounted Dividend Stream and Terminal Value Analysis.    Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Bay State through March 31, 2006 under various circumstances, assuming Bay State's projected dividend stream and that Bay State performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O'Neill assumed an annual growth rate of earnings per share of 8% based on the I/B/E/S long-term projected growth rate of earnings per share. To approximate the terminal value of Bay State common stock at March 31, 2006, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 100% to 235%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bay State common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Bay State common stock of $14.04 to $31.92 when applying the price/earnings multiples and $12.23 to $31.96 when applying multiples of tangible book value. The transaction value of the merger as calculated by Sandler O'Neill was $26.65 per share.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x
9.0%	$16.62	$19.68	$22.74	$25.80	$28.86	$31.92
11.0%	15.70	18.58	21.46	24.35	27.23	30.12
13.0%	14.84	17.56	20.28	23.00	25.72	28.45
15.0%	14.04	16.61	19.18	21.75	24.32	26.90

Tangible Book Value Per Share Multiples

Discount Rate	100%	125%	150%	175%	200%	235%
9.0%	$14.45	$17.69	$20.94	$24.18	$27.42	$31.96
11.0%	13.66	16.71	19.77	22.82	25.88	30.16
13.0%	12.92	15.80	18.68	21.57	24.45	28.49
15.0%	12.23	14.95	17.68	20.40	23.12	26.94

        Sandler O'Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Seacoast through December 31, 2005 under various circumstances, assuming Seacoast's projected dividend stream and that Seacoast performed in accordance with management expectations in 2003. For periods after 2003, Sandler O'Neill assumed an annual growth rate of earnings per share of 8% based on the I/B/E/S long-term projected growth rate of earnings per share. To approximate the terminal value of Seacoast common stock at December 31, 2005, Sandler O'Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 100% to 235%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Seacoast common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Seacoast common stock of $13.44 to $30.54 when applying the price/earnings multiples and $11.44 to $28.78 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x
9.0%	$15.92	$18.84	$21.77	$24.69	$27.61	$30.54
11.0%	15.03	17.79	20.54	23.30	26.06	28.81
13.0%	14.21	16.81	19.41	22.01	24.61	27.21
15.0%	13.44	15.90	18.36	20.82	23.27	25.73

Tangible Book Value Per Share Multiples

Discount Rate	100%	125%	150%	175%	200%	235%
9.0%	$13.53	$16.58	$19.63	$22.68	$25.73	$28.78
11.0%	12.78	15.66	18.53	21.40	24.28	27.15
13.0%	12.09	14.80	17.51	20.22	22.94	25.65
15.0%	11.44	14.00	16.57	19.13	21.69	24.25

In connection with its analyses, Sandler O'Neill considered and discussed with the Bay State Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the second quarter of 2003, (2) 45% of the Bay State shares are exchanged for cash at a value of $27.00 per share, (3) 55% of the Bay State shares are exchanged for Seacoast common stock at an exchange ratio of 1.257, (4) earnings per share projections for Bay State consistent with Seacoast assumptions and Seacoast earnings per share projections consistent with management expectations for 2003, and (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Bay State and Seacoast. The analysis indicated that for the year ending December 31, 2003, the merger would be accretive to the combined company's projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Pro Forma Merger Analysis

	Seacoast
	Stand-alone	Pro Forma
Projected 2003 EPS	$1.66	$1.70
Projected Tangible Book Value (at December 31, 2003)	$13.29	$10.58

        Bay State has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of approximately $1.37 million, of which $343,651 has been paid to date with the remainder being payable upon closing of the merger. Bay State has also paid Sandler O'Neill a $150,000 fee for rendering its opinion, which will be credited against the transaction fee due upon closing of the merger. Bay State has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

        Sandler O'Neill has in the past provided investment banking services to Bay State and received compensation for such services. It has not received compensation for such services from Bay State during the last two years. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Bay State and Seacoast and their respective affiliates and may actively trade the debt and/or equity securities of Bay State and Seacoast and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration and Election and Exchange Procedures

        Merger Consideration.    Upon consummation of the merger, each outstanding share of Bay State common stock will be converted into the right to receive $27.00 in cash or 1.257 shares of Seacoast common stock. Stockholders may elect to receive all cash, all stock or a combination of cash and stock, subject to the election, allocation and proration procedures set forth in the merger agreement and described below. See "—Election Procedures" and "—Allocation Procedures" below. No fractional shares of Seacoast common stock will be issued in connection with the merger. Instead, Seacoast will make a cash payment to each Bay State stockholder who would otherwise receive a fractional share.

        The form of the consideration ultimately received by Bay State stockholders will depend upon the election, allocation and proration procedures described below and the choices of other Bay State stockholders. Accordingly, no guarantee can be given that the choice of any given stockholder of Bay State will be honored.

        Because the tax consequences of receiving all cash will be different from the tax consequences of receiving stock, you should carefully read the information set forth below under "—Federal Income Tax Consequences" beginning on page [    ]. At the time you make your election to receive cash, stock or a combination of cash and stock, the allocation procedures will not have been completed. Therefore, until the merger is consummated and the allocation procedures have been completed, you will not know the tax consequences of the merger to you.

        As described under "—Elections" below, Bay State stockholders will have the opportunity to elect the form of consideration to be received for all shares of Bay State common stock held by them, subject to allocation and proration procedures set forth in the merger agreement. The merger agreement provides that 45% of the shares of Bay State common stock will be exchanged for cash and 55% will be exchanged for shares of Seacoast common stock, except that the number of shares of Bay State common stock that will be exchanged for cash may be increased if necessary for Foley Hoag LLP and Muldoon Murphy & Faucette LLP to render their opinions that the merger will be treated as a reorganization for federal income tax purposes. See "The Merger—Material Federal Income Tax Purposes."

        Assuming that 45% of the outstanding shares of Bay State are exchanged for cash, at $27.00 per share, the aggregate cash consideration would amount to $[    ] million based on the number of shares of Bay State common stock outstanding on the record date for the special meeting.

        The market price of the Seacoast common stock at the effective time of the merger or at the time that Bay State stockholders who are entitled to receive Seacoast common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than either recent prices or the price of the Seacoast common stock at the time the exchange ratio was fixed and the value of Seacoast shares issuable in exchange for each share of Bay State common stock may be higher or lower than the cash price per share.

        The market price of Seacoast common stock is subject to change at all times based on the financial condition and operating results of Seacoast, market conditions and other factors. On December 18, 2002, the business day immediately preceding public announcement of the merger, the closing per share sale price of the Seacoast common stock was $20.97, and on [                        ], the most recent business day prior to the printing of this document, the closing per share sale price of the Seacoast common stock was $[            ]. For further information concerning the historical prices of the Seacoast common stock, see "Summary—Comparative Market Prices and Dividend Information" on page [    ]. You are urged to obtain current market prices for the Seacoast common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

        Elections.    At least 25 business days before the merger is expected to be completed, you will receive from the exchange agent an election form, which will permit you

  •
  to elect to receive Seacoast common stock in exchange for all shares of Bay State common stock held by you, plus cash in lieu of any fractional share interest (stock election shares),
  •
  to elect to receive cash in exchange for all shares of Bay State common stock held by you (cash election shares),
  •
  to elect to receive cash (cash election shares) in exchange for some of your Bay State shares of common stock and Seacoast common stock (stock election shares) in exchange for the remainder of your Bay State shares of common stock, or
  •
  to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of Bay State common stock (no-election shares).

        Shares of Bay State common stock held by Bay State stockholders who either do not submit a properly completed election form in a timely fashion or revoke their election form prior to the deadline for the submission of the election form set forth in the election instructions and do not resubmit a properly completed election form by the election form deadline will be designated no-election shares. Any dissenting shares under Delaware law will be deemed to have made cash elections for all of such shares and under no circumstances will such shares be reallocated as stock election shares pursuant to the allocation procedures described below. However, should a stockholder fail to fully comply with the procedures for perfecting dissenters' rights of appraisal, his or her shares will be deemed no-election shares.

        Election Procedures.    All elections will be required to be made on the election form that will be sent to you by the exchange agent. To make an effective election with respect to your shares of Bay State common stock, you must, in accordance with the election form,

  •
  properly complete and return the transmittal and election forms to be provided to you to the exchange agent,
  •
  deliver with the transmittal and election forms your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates), and
  •
  deliver with the transmittal and election forms any other required documents prior to the deadline for returning these documents.

        The deadline for surrendering all documentation required for an effective election (the "election deadline date") will be set forth in the election instructions and will be 20 business days following the mailing of the letter of transmittal and election form, although the date may be extended by mutual agreement of Seacoast and Bay State.

        You should not return your Bay State stock certificates with the enclosed proxy. Stock certificates should be forwarded to the exchange agent in accordance with the instructions and letter of transmittal that will be sent to you by the exchange agent.

        If you have a particular preference as to the form of consideration to be received for your shares of Bay State common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election has not been made. Neither the Bay State board nor its financial advisor makes any recommendation as to whether Bay State stockholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to such election, bearing in mind the tax consequences of the election you choose. See "—Federal Income Tax Consequences" beginning on page [    ].

        Even if you have no preference, it is suggested that you return your transmittal and election forms, together with your stock certificate(s), by the election deadline date indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures and after the merger is consummated. See "—Procedures for Exchanging Bay State Common Stock Certificates" beginning on page [    ].

        Allocation Procedures.    Your ability to receive the form of consideration that you request is subject to allocation procedures that are designed to ensure that 55% of the shares of Bay State common stock will be exchanged for shares of Seacoast common stock and 45% of the shares of Bay State common stock will be exchanged for cash.

  •
  If the cash elections total more than the aggregate cash consideration, all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares (excluding shares of Bay State common stock held by dissenting stockholders) will be converted, on a pro rata basis, into stock election shares, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

  •
  If the cash elections total less than the aggregate cash consideration, a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares, on a pro rata basis, so that the total cash paid equals as closely as practicable the aggregate cash consideration. This proration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

        Upon consummation of the merger, any shares of Bay State common stock that are owned by Bay State as treasury stock or that are held directly or indirectly by Seacoast, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

Procedures for Exchanging Bay State Common Stock Certificates

        Bay State stockholders who surrender their stock certificates and properly complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures and after the closing of the merger. The exchange agent will complete the allocation within seven business days after the election deadline date. Other stockholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in Bay State in accordance with the instructions accompanying the letter of transmittal.

        Stockholders should not send in any stock certificates until they receive the appropriate transmittal materials from the exchange agent. At least 25 business days prior to the date on which the merger is expected to be completed, the exchange agent will mail to each holder of record of Bay State common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a Bay State stock certificate, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive after the closing of the merger such merger consideration allocated to the holder and the certificate for Bay State common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

        No stock certificates representing fractional shares of Seacoast common stock will be issued upon the surrender of Bay State stock certificates. In lieu of the issuance of any fractional shares, Seacoast will pay to each former stockholder of Bay State who otherwise would be entitled to receive a fractional share of Seacoast common stock an amount in cash determined by multiplying the fraction of a share of Seacoast common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average of the closing prices for Seacoast common stock for the 14 trading-day period up to and including the date on which the last required regulatory approval is obtained, discarding the two highest closing prices and the two lowest closing prices, and averaging the remaining closing prices.

        Bay State stockholders who receive shares of Seacoast common stock in the merger will receive dividends on Seacoast common stock or other distributions declared after the completion of the merger only if they have surrendered their Bay State stock certificates. After surrender of their Bay State stock certificates, Bay State stockholders will be entitled to receive all previously withheld dividends and distributions, without interest.

        After completion of the merger, no transfers of Bay State common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Bay State stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Seacoast will issue a Seacoast stock certificate in a name other than the name in which a surrendered Bay State stock certificate is registered only if the stockholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Bay State common stock formerly represented by such Bay State stock certificate, and show that the stockholder has paid any applicable stock transfer taxes.

        If your Bay State stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any Seacoast stock certificate to which you may be entitled.

Bay State Stock Options

        At the effective time of the merger, each option to purchase shares of Bay State common stock granted under Bay State's stock-based incentive plan that is outstanding and unexercised immediately prior thereto, whether or not then vested and exercisable, will be terminated and each option holder will receive, in lieu of each share of Bay State common stock that would otherwise have been issuable upon the exercise thereof, an amount of cash computed by multiplying (1) the difference between the per share cash consideration ($27.00) and the per share exercise price applicable to such option by (2) the number of shares of Bay State common stock subject to the option.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  Bay State stockholders must have approved the merger agreement;
  •
  all regulatory approvals required to consummate the merger and the bank merger must have been obtained and be in full force and effect and all statutory waiting periods in respect thereof must have expired, and no required approval can contain any condition, restriction or requirement which Seacoast's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger and the bank merger to such a degree that Seacoast would not have entered into the merger agreement had such conditions, restrictions or requirements been known;
  •
  no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger or the bank merger;
  •
  the registration statement of Seacoast, of which this document is a part, must have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn and all required "blue sky" approvals shall have been obtained; and
  •
  Seacoast must have received an opinion of Foley Hoag LLP and Bay State must have received an opinion of Muldoon Murphy & Faucette LLP to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended.

        In addition to the foregoing conditions, the obligation of Seacoast to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Seacoast:

  •
  the representations and warranties of Bay State in the merger agreement that are qualified as to materiality must be true and correct and the representations and warranties that are not so qualified must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date;

  •
  Bay State must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

  •
  Seacoast must have received a certificate from specified officers of Bay State with respect to compliance with the foregoing conditions to the obligations of Seacoast;

  •
  Bay State dissenting shares do not represent 15% or more of the outstanding Bay State common stock;

  •
  the payments and waiver agreements described under "—Interests of Certain Persons in the Merger" shall have been duly executed and delivered;

  •
  all consents, approvals or waivers (other than regulatory approvals) required to permit Seacoast to succeed to the obligations, rights and interests of Bay State or its subsidiaries under any loan or credit agreement, note, mortgage, lease, license or other agreement shall have been obtained by Bay State except for consents, the failure of which to obtain would not individually or in the aggregate, have a material adverse effect on Seacoast and none of the consents, approvals or waivers contain any term or condition which would materially impair the value of Bay State to Seacoast;

  •
  certain existing employment arrangements between Bay State and its executive officers shall have been terminated without any payment becoming due other than pursuant to the payments and waiver agreements;

  •
  Bay State shall not have made any payments in excess of the limits set forth in Section 280G of the Internal Revenue Code if those payments would violate certain restrictions set forth in the merger agreement; and

  •
  Seacoast shall have received such certificates of Bay State's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Seacoast may reasonably request.

        In addition to the other conditions set forth above, the obligation of Bay State to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Bay State:

  •
  the representations and warranties of Seacoast in the merger agreement that are qualified as to materiality must be true and correct and the representations and warranties that are not so qualified must be true and correct in all material respects, in each case as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date;

  •
  Seacoast must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

  •
  Bay State must have received a certificate from specified officers of Seacoast with respect to compliance with the foregoing conditions to the obligations of Bay State;

  •
  the exchange agent shall have delivered a certificate to Bay State stating that it has received authorization from Seacoast to issue the required number of shares of Seacoast common stock to be issued in the merger and cash in an amount sufficient to pay the aggregate cash consideration to be paid and cash in lieu of fractional shares; and

  •
  Bay State shall have received such certificates of Seacoast's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Bay State may reasonably request.

Regulatory Approvals

        Consummation of the merger is subject to prior receipt of all required approvals of and consents to the merger and the bank merger by all applicable federal and state regulatory authorities.

        Federal Reserve Board.    The merger is subject to the prior approval of or waiver from the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended. Pursuant to the Bank Holding Company Act, the Federal Reserve Board may not approve the merger if:

  •
  such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

  •
  the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade,

unless in each case the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the bank holding company or companies and the banks concerned and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Federal Reserve Board also must take into account the record of performance of each participating bank holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each bank holding company and its subsidiaries. In addition, the Bank Holding Company Act requires that the Federal Reserve Board take into account the record of compliance of each bank holding company with applicable state community reinvestment laws. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

        Any transaction approved by the Federal Reserve Board may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the Federal Reserve Board and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

        The Federal Reserve Board regulations provide that the approval of the Federal Reserve Board is not required for certain acquisitions by bank holding companies if the acquisition has a component that will be approved by a federal supervisory agency under the Bank Merger Act and certain other requirements are met. Under this regulation, the acquiring bank holding company must submit a notice to the Federal Reserve Board at least ten days prior to the transaction and no application for approval of the proposed acquisition under the Bank Holding Company Act will be required unless the Federal Reserve Board informs the proposed acquiror to the contrary prior to expiration of this period. Seacoast believes that the proposed merger and bank merger satisfy these requirements and, accordingly, has submitted a notice to the Federal Reserve Board under this regulation.

        FDIC.    The parties currently intend to merge Bay State's banking subsidiary, Bay State Federal Savings Bank, into Seacoast's banking subsidiary, Compass Bank for Savings, as soon as practicable after the merger. The bank merger is subject to the prior approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. The FDIC will review the bank merger under statutory criteria that are substantially the same as that required to be considered by the Federal Reserve Board in evaluating transactions for approval under Section 3 of the Bank Holding Company Act, as discussed above, except that the FDIC will not conduct an independent antitrust analysis of the bank merger if the Federal Reserve Board does so. Applicable regulations require publication of notice of the applications for approval of the bank merger and an opportunity for the public to comment on the applications in writing and to request a hearing.

        Any transaction approved by the FDIC may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

        State Approvals.    The merger is subject to the prior approval of the Massachusetts Board of Bank Incorporation under Sections 2 and 4 of Chapter 167A of the Massachusetts General Laws. Massachusetts law requires that the Massachusetts Board find that the merger would not unreasonably affect competition among banking institutions and that it would promote public convenience and advantage. In making such a determination, the Massachusetts Board must consider, among other things, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within the statutorily delineated local communities of Seacoast and such other matters as the Massachusetts Board may deem necessary or advisable.

        In addition, Massachusetts law provides that the Massachusetts Board cannot approve the merger until it has received notice from the Massachusetts Housing Partnership Fund that arrangements satisfactory to the Fund have been made for the proposed acquiror to make 0.9 percent of its assets located in Massachusetts available for call by the Fund for a period of ten years for purposes of funding various affordable housing programs. Massachusetts law provides that such funds shall bear interest at rates approved by the Massachusetts Commissioner of Banks, which shall be based upon the cost (not to include lost opportunity costs) incurred in making funds available to the Fund.

        The merger of Compass Bank and Bay State Federal is subject to the prior approval of the Massachusetts Commissioner of Banks under Section 34D of Chapter 168 of the Massachusetts General Law. The factors considered by the Commissioner in deciding whether to approve the bank merger are similar to the factors considered by the Massachusetts Board in deciding whether to approve the merger of Seacoast and Bay State, as described above.

        In addition, the merger cannot be completed until arrangements satisfactory to the Depositors Insurance Fund, which insures the excess deposits of Massachusetts-chartered savings banks, have been made.

        OTS.    Since Compass Bank will be the survivor of the bank merger, the approval of the OTS is not required. Applicable OTS regulations require only that the OTS be notified prior to completion of the bank merger.

        Status of Applications.    Seacoast and Bay State [have filed] all required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to Seacoast that had such condition or requirement been known Seacoast, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Seacoast may elect not to consummate the merger. See "—Conditions to the Merger" beginning on page [    ].

        Regulatory approval does not constitute an endorsement or recommendation of the merger nor does it address the fairness of the merger consideration to the stockholders of Bay State.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

        Pending consummation of the merger, Bay State may not, and will cause each Bay State subsidiary not to, among other things, take the following actions without the prior written consent of Seacoast (which consent shall not be unreasonably withheld):

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Seacoast the goodwill of the customers of Bay State and its subsidiaries and others with whom business relations exist;

  •
  issue or authorize the creation of any additional shares of capital stock or rights to acquire such stock, other than pursuant to stock options and other rights to acquire Bay State common stock outstanding on the date of the merger agreement and disclosed to Seacoast;

  •
  declare any dividend on its capital stock, other than a quarterly cash dividend not in excess of $0.10 per share, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

  •
  amend its or any of its subsidiaries' articles of organization or by-laws (or equivalent documents);

  •
  except as permitted by the merger agreement, take specified actions with respect to its business, including

  •
  enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees except for normal individual increases, provided that such increases may not exceed 4% for any one individual or 3% in the aggregate for all employees of Bay State, except as required by law, except for bonus payments made in the ordinary course of business, provided that such bonus payments may not exceed $420,000 under Bay State's management bonus plan and $200,000 under Bay State's employee bonus plan and except for grants of awards to newly-hired employees in a manner consistent with past practice,

  •
  enter into, establish, adopt or amend any employee benefit plan,

  •
  sell assets or deposits,

  •
  make capital expenditures in excess of $25,000 individually or $150,000 in the aggregate,

  •
  change its method of accounting,

  •
  enter into, terminate, amend or modify material contracts,

  •
  make payment in excess of $25,000 to settle a litigation claim or enter into a litigation settlement that would impose a material restriction on Bay State,

    •
    foreclose or take a deed or title on any commercial real estate without first obtaining a Phase I environmental audit,

    •
    enter into derivatives contracts,

    •
    incur indebtedness,

    •
    make certain parachute payments,

    •
    acquire all or a portion of any other entity,

    •
    make any cash contributions to The Bay State Federal Savings Charitable Foundation,

    •
    hire any person, except to satisfy an existing contractual obligation, to fill any new vacancy (provided such person's employment must be terminable at will) or persons whose salary and bonus on an annual basis is less than $50,000, or

    •
    other than in the ordinary course of business and consistent with existing lending policies and practices, make any commercial, commercial real estate or commercial and industrial loan;

  •
  take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code, as amended;

  •
  take any action that would result in

  •
  any of the representations and warranties of Bay State not being true and correct in any material respect at or prior to the effective time of the merger,

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied, or

  •
  a material violation of the merger agreement, the bank merger agreement, except in each case as may be required by applicable law and regulation; or

  •
  agree to do any of the foregoing.

        The merger agreement also provides that pending consummation of the merger Seacoast may not, and will cause each subsidiary of Seacoast not to, take the following actions without the prior written consent of Bay State:

  •
  take any action that is reasonably likely to prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code, as amended;

  •
  take any action that is reasonably likely to result in

  •
  any of the representations and warranties of Seacoast not being true and correct in any material respect at or prior to the effective time of the merger;

  •
  any of the conditions to the merger set forth in the merger agreement not being satisfied; or

  •
  a material violation of the merger agreement or the bank merger agreement, except in each case as may be required by applicable law and regulation;

  •
  amend its articles of organization or by-laws in a manner that would materially and adversely affect the benefits of the merger to Bay State's stockholders; or

  •
  agree to do any of the foregoing.

Board of Directors' Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the Bay State board of directors is required to recommend that Bay State stockholders approve the merger agreement at all times prior to and during the meeting of Bay State stockholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the Bay State board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Bay State to comply with their fiduciary duties to the Bay State stockholders under applicable law, provided that any such action in connection with an "acquisition proposal" must comply with the requirements described under "—No Solicitation" below.

No Solicitation

        Bay State has agreed that neither it nor any of its subsidiaries nor any of their respective officers will, directly or indirectly, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Bay State (including a purchase of all of substantially all of its assets) or more than 15% of the outstanding equity securities of Bay State or any of its subsidiaries (any such proposal is referred to as an "acquisition proposal"). Bay State has also agreed that neither it nor any of its subsidiaries nor any of their respective officers will, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate any inquiries or attempt to make an acquisition proposal. Bay State has also agreed that it will use its reasonable best efforts to cause its or each of its subsidiaries' directors, employees, agents and representatives not to take any of the actions described in the preceding two sentences. However, neither Bay State nor its board of directors is prevented from:

  •
  complying with its disclosure obligations under federal or state law;

  •
  providing information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal if the Bay State board of directors receives from the person so requesting such information an executed confidentiality agreement no less favorable to it than the confidentiality agreement entered into on November 26, 2002 by Seacoast and Bay State;

  •
  engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

  •
  recommending such an acquisition proposal to the stockholders of Bay State,

if and only to the extent that (1) in each of the last three cases referred to above, the Bay State board of directors determines in good faith after consultation with outside legal counsel that such action would be reasonably likely to be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) with respect to the last case referred to above, the Bay State board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to Bay State's stockholders from a financial point of view than the merger. Bay State is required to notify Seacoast promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Seacoast and Bay State made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Articles V and VI of the merger agreement included as Annex I hereto. Such representations and warranties generally must remain accurate in all material respects through the completion of the merger See "—Conditions to the Merger" beginning on page [    ].

Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, unless a different date and time is specified as the effective time in such document. A certificate of merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by Seacoast that is no later than five business days after such satisfaction or waiver or on such other date as Seacoast and Bay State may mutually agree upon.

        A closing will take place immediately prior to the effective time of the merger or on such other date as Seacoast and Bay State may mutually agree upon.

Termination and Amendment

        The merger agreement may be terminated:

  •
  by mutual consent of the boards of directors of the parties;
  •
  by a non-breaching party if the other party (1) materially breaches any covenants or undertakings contained in the merger agreement or (2) materially breaches any representations or warranties contained in the merger agreement and such breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party, in each case if such breach has not been cured within thirty days after receipt of notice thereof from the terminating party;
  •
  by either Seacoast or Bay State if the merger is not consummated by December 31, 2003, unless the failure to consummate the merger arises out of or results from the knowing action or inaction of the party seeking to terminate the merger agreement or of any of Bay State's directors, which action or inaction is in violation of the merger agreement or, in the case of a Bay State director, in violation of his or her voting agreement;
  •
  by either party if any required regulatory approvals for consummation of the merger or the bank merger shall have been denied by a final nonappealable order;
  •
  by either party if the stockholders of Bay State do not approve the merger agreement at a meeting of its stockholders duly called for such purpose, provided that Bay State cannot terminate the agreement under this condition if it has breached its obligation to recommend the merger agreement to its stockholders;
  •
  by Seacoast, prior to the Bay State special meeting, if Bay State shall have breached the covenants described under "—No Solicitation" on page [    ], the Bay State board of directors shall have failed to recommend that the stockholders of Bay State approve the merger agreement or shall have withdrawn, modified or changed such recommendation in a manner which is adverse to Seacoast, or Bay State materially breaches its covenants requiring the calling and holding of a meeting of stockholders to consider the merger agreement;
  •
  by Seacoast, if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Bay State common stock and the board of directors of Bay State recommends that

    Bay State stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period; and

  •
  by Bay State, if the price of the Seacoast common stock declines by more than 10% and underperforms a peer group of companies by more than 20% during a designated measurement period and Seacoast does not increase the number of shares to be received by holders of Bay State common stock who are entitled to shares of Seacoast common stock in the merger.

        The parties may amend the merger agreement at any time before the merger actually takes place provided that no amendment may be made that changes in kind or reduces in amount the merger consideration without further approval of the Bay State stockholders.

Termination Payments

        Bay State has agreed to pay Seacoast $6.0 million if

  •
  without Seacoast's prior written consent, Bay State enters into an agreement to effect, or shall have consummated, a change in control transaction; or
  •
  the merger agreement is terminated by either Seacoast or Bay State as a result of Bay State's willful or intentional breach of any representation, warranty, covenant or obligation contained in the merger agreement.

        Each of the events described in the above two bullet points is a payment event.

        Bay State's obligation to make this payment terminates upon the earliest of

  •
  the consummation of the merger;
  •
  the date that is 12 months after termination or expiration of the merger agreement following the occurrence of one of the events described in the merger agreement as a time extension event; or
  •
  the date on which the merger agreement is terminated in accordance with its terms, provided that the termination occurs prior to a payment event or a time extension event.

        A time extension event is one of the following:

  •
  the commencement of a tender offer or the filing of a registration statement with respect to a tender offer;
  •
  the acquisition of or the contractual right to acquire beneficial ownership of 25% or more of the then outstanding shares of Seacoast common stock by a person or group;
  •
  following the public announcement of an acquisition proposal, the failure of the Bay State stockholders to approve the merger agreement; or
  •
  following the occurrence of an acquisition proposal,
  •
  the failure to hold or cancellation of the meeting at which the Bay State stockholders were to have approved the merger prior to termination of the merger agreement;
  •
  the withdrawal or modification of the Bay State board of directors' recommendation with respect to the merger agreement and the merger in a manner adverse to Seacoast; or
  •
  the willful or intentional breach by Bay State of any representation, warranty, covenant or obligation contained in the merger agreement if such breach would entitle Seacoast to terminate the merger agreement.

        Seacoast has agreed to pay Bay State $6.0 million if the merger agreement is terminated by Bay State as a result of Seacoast's breach of any representation, warranty, covenant or obligation contained in the merger agreement and the breach was caused by the willful conduct or gross negligence of Seacoast.

        If a termination payment is made, the party making the payment shall have no further obligations or liabilities to the party to whom the payment was made.

        The termination payments agreed to by each party are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement and to compensate the non-terminating party if the merger is not completed. The existence of the Bay State termination payment could significantly increase the cost to a potential acquirer of acquiring Bay State. Consequently, the Bay State termination payment may discourage persons who otherwise might be interested in making a competing proposal to acquire Bay State, even if those persons were prepared to pay consideration which had more value than the merger consideration to be received under the merger agreement.

Directors and Officers of Seacoast and Compass Bank following the Merger and the Bank Merger

        After completion of the merger and the bank merger, respectively, the officers of Seacoast and Compass Bank will be those persons serving as officers of Seacoast and Compass Bank, respectively, immediately prior to the merger and the bank merger, respectively. The directors of Seacoast and Compass Bank will be those persons serving as directors of Seacoast and Compass Bank, respectively, immediately prior to the merger and the bank merger and John F. Murphy, Chairman, President and Chief Executive Officer of Bay State, and Denise M. Renaghan, Executive Vice President and Chief Operating Officer of Bay State.

Interests of Certain Persons in the Merger

        When you are considering the recommendation of the board of directors with respect to approving the merger agreement, you should be aware that some directors and executive officers of Bay State may be deemed to have interests in the merger in addition to their interests as stockholders generally. The board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

        Agreements with Executive Officers of Bay State.    In connection with the execution of the merger agreement, the following agreements were entered into with John F. Murphy, Chairman, President and Chief Executive Officer of Bay State, Denise M. Renaghan, Executive Vice President and Chief Operating Officer of Bay State, and Michael O. Gilles, Chief Financial Officer of Bay State:

  •
  payments and waiver agreements among Seacoast, Bay State, Bay State Federal and each of Mr. Murphy, Ms. Renaghan and Mr. Gilles, which provide, among other things, for the termination of Mr. Murphy's and Ms. Renaghan's employment agreements and Mr. Gilles' change in control agreement with Bay State and Bay State Federal and termination of Mr. Murphy's, Ms. Renaghan's and Mr. Gilles' right to receive benefits under Bay State Federal's management supplemental executive retirement plan upon consummation of the merger in exchange for a cash payment at that time in the amounts of $3.4 million, $2.3 million and $801,000, respectively,

  •
  a consulting and non-competition agreement between Seacoast and Mr. Murphy pursuant to which Mr. Murphy has agreed

  •
  to provide consulting services to Seacoast for a period of one year following completion of the merger in return for $100,000 and

  •
  not to compete with the business conducted by Seacoast or Bay State or their subsidiary banks or become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Massachusetts or Rhode Island for three years in return for $366,666 per year;

  •
  a non-competition agreement between Seacoast and Ms. Renaghan pursuant to which Ms. Renaghan has agreed not to compete with the business conducted by Seacoast or Bay State or their subsidiary banks or become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Massachusetts or Rhode Island for three years in return for $233,333 per year.

        In addition, Bay State and Bay State Federal maintain change in control agreements with nine other officers of Bay State Federal, two of which provide for a payment of approximately one year's base salary and seven of which provide for a payment of approximately two years' base salary if the officer's employment is terminated following a change in control. The merger would constitute a change in control under the agreements.

        Stock Options.    The merger agreement provides that at the effective time of the merger each outstanding and unexercised option to purchase shares of Bay State common stock granted pursuant to the Bay State stock-based incentive plan, whether or not then vested and exercisable, will cease to represent the right to acquire shares of Bay State common stock and will be converted into a specified cash amount. See "—Bay State Stock Options" beginning on page [    ].

        The following table shows the number of stock options held by each executive officer of Bay State and by all outside directors of Bay State as a group as of January 31, 2003 and the amount of cash that each will receive in exchange for their options at the effective time of the merger.

Name	Number of Stock Options	Total Value of Stock Options at $27.00
Michael O. Gilles	8,703	$177,715
John F. Murphy	38,025	776,471
Denise M. Renaghan	28,518	582,338
All outside directors as a group (5 persons)	143,265	2,925,471

        Restricted Stock Awards.    Certain of the executive officers and directors of Bay State have been granted restricted stock awards, which vest over time in accordance with Bay State's stock-based incentive plan. Pursuant to the terms of the plan, all of these awards become fully vested upon a change in control of Bay State. The merger constitutes such a change in control. At the record date for the special meeting, the executive officers and directors of Bay State held an aggregate of [            ] unvested stock awards, of which                        ,                         and            were held by Mr. Murphy, Ms. Renaghan and Mr. Gilles, respectively.

        Employee Stock Ownership Plan.    The merger agreement provides for termination of Bay State's employee stock ownership plan as of the effective date of the merger. At that time, all shares held by Bay State's ESOP will be converted into the right to receive the merger consideration. After the ESOP's indebtedness has been repaid out of the proceeds of the merger consideration, the balance will be allocated and distributed to eligible ESOP participants as provided in the ESOP. As of the record date of the special meeting, [insert number] or [insert percentage] of the allocated ESOP shares have been allocated to the ESOP accounts of Mr. Murphy, Ms. Renaghan and Mr. Gilles.

        Directorships of Seacoast and Compass Bank.    The merger agreement provides for Mr. Murphy and Ms. Renaghan to be elected to the boards of directors of Seacoast and Compass Bank, effective as of the effective time of the merger.

        Indemnification and Insurance.    The merger agreement provides that Seacoast will indemnify all persons who were officers or directors of Bay State or any of its subsidiaries prior to the merger for acts or omissions occurring prior to the completion of the merger to the same extent those persons were indemnified under Bay State's certificate of incorporation and by-laws in effect on the date of the merger agreement, including matters related to the negotiation, execution and performance of the merger agreement.

        Seacoast will use its reasonable best efforts to maintain in effect for a period of five years after completion of the merger officers' and directors' liability insurance for the persons covered by Bay State's existing directors' and officers' liability insurance on terms no less favorable than the directors' and officers' liability insurance coverage currently maintained by Bay State. Seacoast is not required to expend in any one year more than 150% of the annual premiums currently paid by Bay State for such insurance. If Seacoast is unable to maintain comparable coverage because the cost would exceed 150% of the annual premiums currently paid by Bay State, it will use its reasonable best efforts to obtain as much comparable insurance as is available for that amount.

        Other than as set forth above, no director or executive officer of Bay State has any direct or indirect material interest in the merger, except insofar as ownership of Bay State common stock might be deemed such an interest. See "Certain Beneficial Owners of Bay State Common Stock."

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

        As soon as administratively practicable after the consummation of the merger, Seacoast will take all reasonable action so that employees of Bay State and its subsidiaries will be entitled to participate in the Seacoast employee benefit plans of general applicability to the same extent as similarly-situated employees of Seacoast and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not accrual of benefits) under the Seacoast employee benefit plans (other than Seacoast's employee stock ownership plan), Seacoast will recognize years of service with Bay State and its subsidiaries to the same extent as such service was credited for such purpose by Bay State.

        If employees of Bay State or any of its subsidiaries become eligible to participate in a medical, dental or health plan of Seacoast, Seacoast will cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Seacoast;

  •
  provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the consummation of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

        Employees of Bay State or its subsidiaries (other than employees who are a party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause after completion of the merger will be entitled to receive severance payments in accordance with Bay State's severance plan.

Bank Merger

        Pursuant to the merger agreement, Bay State Federal, a wholly owned subsidiary of Bay State, will be merged with and into Compass Bank, a wholly owned subsidiary of Seacoast, as soon as practicable following consummation of the merger.

Resale of Seacoast Common Stock

        The shares of Seacoast common stock issued pursuant to the merger have been registered under the Securities Act of 1933 and, thus, will be freely transferable, except for shares issued to any Bay State stockholder who may be deemed to be an affiliate of Seacoast for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of Bay State for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% stockholders) who control, are controlled by or are under common control with (1) Seacoast or Bay State at the time of the Bay State special meeting or (2) Seacoast at or after the consummation of the merger.

        Rule 145 will restrict the sale of Seacoast common stock received in the merger by affiliates of Bay State and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Bay State at the time of the Bay State special meeting, provided they do not become affiliates of Seacoast at or following the consummation of the merger, may publicly resell any Seacoast common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Seacoast common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Seacoast as required by Rule 144. Persons who are affiliates of Seacoast after the consummation of the merger may publicly resell the Seacoast common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

        The ability of affiliates to resell shares of Seacoast common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Seacoast's having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Seacoast common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this proxy statement/prospectus is a part nor this proxy statement/prospectus covers any resales of Seacoast common stock received by persons who may be deemed to be affiliates of Seacoast or Bay State in the merger.

        Bay State has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Seacoast a letter agreement intended to ensure compliance with the Securities Act of 1933.

Material Federal Income Tax Consequences

        In the opinion of Foley Hoag LLP, the following is a fair and accurate summary of the material United States federal income tax consequences of the merger generally applicable to stockholders of

Bay State who are "United States persons" as defined for United States federal income tax purposes and who hold their shares of Bay State common stock as a capital asset.

        For United States federal income tax purposes, a "United States person" is:

  •
  a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended,

  •
  a corporation or partnership (as defined by the Internal Revenue Code) that is organized under the laws of the United States or any state,

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source, and

  •
  a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions.

        This summary of the material federal income tax consequences of the merger is based on the Internal Revenue Code, Treasury Regulations and judicial and administrative determinations, as each is in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. The statements in this proxy statement/prospectus, and the opinions of counsel that the merger will constitute a reorganization described in Section 368(a) of the Internal Revenue Code that are described below are not binding on the Internal Revenue Service or a court. As a result, neither Bay State nor Seacoast can assure you that the tax considerations or such opinions will not be challenged by the Internal Revenue Service or sustained by a court if so challenged.

        This summary does not address aspects of United States taxation other than United States federal income taxation. It does not address all aspects of United States federal income taxation that may apply to Bay State stockholders who are subject to special rules under the Internal Revenue Code, including, without limitation, rules that apply to persons who acquired shares of Bay State common stock as a result of the exercise of employee stock options, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a "functional currency" other than the United States dollar, persons who hold their Bay State shares as part of a straddle, wash sale, hedging or conversion transaction, and certain United States expatriates. In addition, the summary and the opinions described here do not address the state, local or foreign tax consequences of the merger.

        You are urged to consult and rely on your own tax advisor with respect to the United States federal, state and local, and foreign tax consequences of the merger based upon your particular circumstances.

        The merger is expected to qualify as a reorganization described in Section 368(a) of the Internal Revenue Code. It is a condition to the obligations of each of Seacoast and Bay State to effect the merger that Seacoast shall have received an opinion from its counsel, Foley Hoag LLP, and that Bay State shall have received an opinion from its counsel, Muldoon Murphy & Faucette LLP, to the effect that the merger will constitute a reorganization described in Section 368(a) of the Internal Revenue Code. Such opinions will be based upon facts existing at the effective time of the merger, and in rendering such opinions counsel will require and rely upon factual representations and assumptions that will be provided by Seacoast and Bay State.

        As a result of the treatment of the merger as a reorganization described in Section 368(a) of the Internal Revenue Code, neither Seacoast nor Bay State will recognize any taxable gain or loss as a result of the merger; and the federal income tax consequences of the merger to a Bay State stockholder generally will depend on whether the stockholder receives cash, Seacoast common stock or a combination thereof in exchange for the stockholder's shares of Bay State common stock.

        Receipt of Solely Seacoast Common Stock (plus any cash in lieu of a fractional share). A Bay State stockholder who receives solely Seacoast common stock in exchange for all of such stockholder's shares of Bay State common stock in the merger will not recognize gain or loss on the exchange, except to the extent the stockholder receives cash in lieu of a fractional share interest in Seacoast common stock. A Bay State stockholder who receives cash in lieu of a fractional share will be treated as if such stockholder had received a fractional share and then exchanged such fractional share for cash in a redemption by Seacoast. A Bay State stockholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount equal to the difference between the amount of cash received and the stockholder's tax basis in the fractional share. Such capital gain or loss will be long-term capital gain or loss if the Bay State common stock exchanged was held for more than one year.

        Receipt of Solely Cash. A Bay State stockholder who receives solely cash in exchange for all of such stockholder's shares of Bay State common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder's aggregate tax basis for the shares of Bay State common stock exchanged, which gain or loss will be long-term capital gain or loss if the shares of Bay State common stock were held for more than one year.

        Receipt of Both Seacoast Common Stock and Cash. A Bay State stockholder who receives both Seacoast common stock and cash consideration in exchange for all of such stockholder's shares of Bay State common stock generally will recognize gain, but not loss, to the extent of the lesser of:

  (1)
  the total amount of cash received by such stockholder, and

  (2)
  the difference between (a) the sum of the fair market value of the Seacoast common stock received in the merger plus the total amount of cash received in the merger, and (b) the stockholder's aggregate tax basis in the shares of Bay State common stock surrendered in the merger.

Any gain so recognized will be capital gain, provided that the cash consideration received is neither essentially equivalent to a dividend within the meaning of section 302 of the Internal Revenue Code nor has the effect of a distribution of a dividend within the meaning of section 356(a)(2) of the Internal Revenue Code. Such capital gain will be long-term capital gain if the shares of Bay State common stock exchanged were held for more than one year.

        Basis.    A Bay State stockholder who receives shares of Seacoast common stock in the merger will have a tax basis in such shares equal to such stockholder's aggregate tax basis in the Bay State shares being exchanged, decreased by (a) the amount of any cash received by the stockholder and (b) the amount of loss to the stockholder which was recognized on such exchange, and increased by (x) the amount which was treated as a dividend, and (y) the amount of gain to the stockholder which was recognized on such exchange (not including any portion of such gain which was treated as a dividend).

        Holding Period.    The holding period of Seacoast common stock received will include the holding period of the shares of Bay State common stock being exchanged.

        Dissenting Stockholders.    A holder of Bay State common stock who dissents with respect to the merger, as discussed under "—Dissenters' Rights" beginning on page [    ], and who receives cash in respect of his or her shares of Bay State common stock generally will be treated in the same manner as a holder who exchanges his or her shares of Bay State common stock solely for cash in accordance with the above discussion.

        Backup Withholding.    A non-corporate holder of Bay State common stock may be subject to information reporting and backup withholding on any cash payments he or she receives. Such a Bay State stockholder will not be subject to backup withholding, however, if he or she:

  •
  furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal; or

  •
  is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Bay State stockholder's United States federal income tax liability, provided such stockholder furnishes the required information to the Internal Revenue Service.

        Reporting Requirements.    A Bay State stockholder who receives Seacoast common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with his or her United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

        Seacoast will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their estimated fair values at the time the merger is consummated. To the extent that the purchase price exceeds the fair value of the net tangible assets acquired, Seacoast will allocate the excess purchase price to all identifiable intangible assets. Any remaining excess will be allocated to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001 and effective for fiscal years beginning January 1, 2002, the goodwill resulting from the merger will not be amortized but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. However, core deposit and other intangibles recorded by Seacoast in connection with the merger will be amortized to expense over their estimated useful lives. The financial statements of Seacoast issued after the merger will reflect the results attributable to the acquired operations of Bay State beginning on the date of completion of the merger. The unaudited per share pro forma combined financial information contained herein has been prepared using the purchase method of accounting. See "Summary—Comparative Per Share Data" beginning on page [    ].

Expenses of the Merger

        The merger agreement provides that each of Bay State and Seacoast will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing this proxy statement/prospectus will be shared equally between Seacoast and Bay State.

Voting Agreements

        In connection with the execution of the merger agreement, each director and executive officer of Bay State entered into a voting agreement with Seacoast pursuant to which each director and executive officer agreed that at any meeting of the stockholders of Bay State, the director or executive officer would vote (or cause to be voted), in person or by proxy, all shares of Bay State common stock that the director or officer is entitled to vote in favor of adoption and approval of the merger agreement and the merger, and against any acquisition proposal (as defined in the merger agreement).

        Pursuant to the voting agreements, each director and executive officer also agreed not to sell, transfer, assign or otherwise dispose of any of the shares of Bay State common stock owned by him or her prior to the meeting at which the stockholders of Bay State will consider the merger agreement, with certain limited exceptions.

        The voting agreements will remain in effect until the earlier of the consummation of the merger or the termination of the merger agreement in accordance with its terms.

Dissenters' Rights

        Under Delaware General Corporation Law, Bay State stockholders may object to the merger and demand in writing that Bay State pay the fair value of their shares. Determination of fair value is based on all relevant factors. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex III to this document.

        Section 262 sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with the procedures may cause the appraisal rights to terminate. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Notice of Bay State stockholders' appraisal rights will not be given other than as described in this document and as required by Delaware General Corporation Law.

        Section 262 generally requires the following:

  •
  Written Demand for Appraisal.  A dissenting Bay State stockholder must deliver a written demand for appraisal to Bay State before the taking of the vote at the special meeting. A proxy or a vote against the merger will not alone constitute demand for appraisal. Bay State stockholders should read the paragraphs below for more details on making a demand for appraisal.

  •
  Refrain from Voting for the Merger Proposal.  Bay State stockholders must not vote in favor of the merger agreement or the merger. Bay State stockholders are not required to vote against the merger agreement to exercise their right to appraisal; however if a Bay State stockholder votes in favor of the merger agreement or the merger, his or her right to appraisal will terminate, even if the Bay State stockholder previously filed a written demand for appraisal.

  •
  Continuous Ownership of Bay State Shares.  A Bay State stockholder must continuously hold his or her shares of Bay State stock from the date he or she makes the demand for appraisal through the closing of the merger.

        A written demand for appraisal of Bay State stock is only effective if it is signed by or for the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on his or her stock certificate(s). Any person who is a beneficial owner of Bay State stock, but not a stockholder of record, must have the stockholder of record for his or her shares sign a demand for appraisal on his or her behalf.

        A Bay State stockholder who owns Bay State stock in a fiduciary capacity, such as a trustee, guardian or custodian, must disclose the fact that he or she is signing the demand for appraisal in that capacity.

        If a Bay State stockholder owns Bay State stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

        A record owner, such as a broker, who holds Bay State stock as a nominee for others, may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, the record owner should specify in the written demand the number of shares as to which he or she wishes to demand appraisal. If the record owner does not specify the number of shares, we will assume that the written demand covers all the shares of Bay State stock that are in the record owner's name.

        You should address the written demand to Bay State Bancorp, Inc., 1299 Beacon Street, Brookline, Massachusetts 02446, Attention: Secretary. It is important that Bay State receive all written demands before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

        Written Notice.    Within 10 days after the closing of the merger, Seacoast (as the surviving corporation of the merger) must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

        Petition with the Chancery Court.    Within 120 days after the closing of the merger, either Seacoast or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of Bay State stock held by all of the stockholders who are entitled to appraisal rights. A Bay State stockholder who intends to exercise his or her rights of appraisal should file a petition in the chancery court. Neither Bay State nor Seacoast has any intentions at this time to file a petition. Because Bay State has no obligation to file a petition, if no Bay State stockholder files such a petition within 120 days after the closing, then the dissenting Bay State stockholders will lose their rights of appraisal.

        Withdrawal of Demand.    Bay State stockholders who change their minds and decide they no longer want an appraisal of their shares may withdraw their demands for appraisal at any time within 60 days after the closing of the merger. Bay State stockholders may also withdraw their demands for appraisal after 60 days after the closing of the merger, but only with the written consent of Seacoast. Any Bay State stockholder who withdraws his or her demand for appraisal will receive the merger consideration provided in the merger agreement.

        Request for Appraisal Rights Statement.    A Bay State stockholder who has complied with the conditions of Section 262 will be entitled to receive a statement from Seacoast (as the surviving corporation of the merger) setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, a Bay State stockholder must send a written request to Seacoast within 120 days after the closing of the merger. After the merger, Seacoast will mail the statement to the stockholder requesting it either ten days after receiving the request or, if later, ten days after the last date for Bay State stockholders to perfect their appraisal rights.

        Chancery Court Procedures.    If a Bay State stockholder properly files a petition for appraisal in the chancery court and delivers a copy to Seacoast, Seacoast will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Seacoast as to the value of their shares. If so ordered by the court, the register in the chancery court will then send notice to all of the stockholders on such list of the time and place set for a hearing on the petition. At such hearing, the chancery court shall determine whether the stockholders have fully complied with Section 262 of Delaware General Corporation Law and whether they are entitled to appraisal under that section. The chancery court may also require Bay State stockholders to submit their stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. Bay State stockholders who do not follow the chancery court's directions may be dismissed from the proceeding.

        Appraisal of Shares.    After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Bay State to pay that value to the stockholders who are entitled to appraisal. The chancery court can also direct Bay State to pay a fair rate of interest on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for their shares, Bay State stockholders must surrender their stock certificates to Seacoast.

        The chancery court could determine that the fair value of shares of Bay State stock is more than, the same as, or less than the merger consideration. In other words, Bay State stockholders who demand appraisal rights could receive less consideration than they would under the merger agreement.

        Costs and Expenses of Appraisal Proceeding.    The costs and expenses of the appraisal proceeding may be assessed against Bay State and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. Bay State stockholders can request that the chancery court determine the amount of interest, if any, that Bay State should pay on the value of stock owned by stockholders entitled to the payment of interest. They may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

        Loss of Stockholder's Rights.    If a Bay State stockholder demands appraisal, after the closing of the merger he or she will not be entitled to:

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  vote the shares of stock, for any purpose, for which he or she has demanded appraisal;

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  receive payment of dividends or any other distribution with respect to the shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or

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  receive the payment of the consideration provided for in the merger agreement.

        A dissenting Bay State stockholder can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if the dissenting Bay State stockholder delivers to Bay State a written withdrawal of the demand for an appraisal and his or her acceptance of the merger, either within 60 days after the closing of the merger or thereafter the written consent of Bay State. As explained above, these actions will also terminate the Bay State stockholder's appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed without the chancery court's approval. The chancery court may condition its approval upon any terms that it deems just.

        A Bay State stockholder who fails to comply strictly with these procedures will lose his or her appraisal rights. Consequently, we strongly urge any Bay State stockholder who wishes to exercise his or her appraisal rights to consult a legal advisor before attempting to exercise appraisal rights.

Operations of Seacoast After the Merger

        Seacoast expects to achieve significant cost savings, revenue enhancements and other operating synergies subsequent to the merger. The cost savings and operating synergies in 2003 and 2004 are expected to amount to roughly 20% and 35%, respectively, of Bay State's current level of operating expenses and will be derived primarily from reductions in personnel (approximately $2.0 million in 2003 and $2.8 million in 2004) and the integration of back-office operations (approximately $500,000 in 2003 and $1.0 million in 2004, including savings relating to audits, legal fees, other professional services and insurance expenses). In addition, because Bay State will be merged into Seacoast, the costs associated with Bay State operating as a publicly held entity also will be eliminated. The after-tax cost savings and other operating synergies for 2003 and 2004 are expected to amount to approximately $1.6 million and $2.9 million, respectively. The estimated savings for 2004 are higher than for 2003 since completion of the merger is not expected to occur until the second quarter of 2003 and consolidation of computer systems is not expected to occur until the fourth quarter of 2003. Seacoast also anticipates that it will be able to increase revenues from the Bay State franchise by selling products and services to Bay State customers that are not currently offered by Bay State. Seacoast has not formally estimated these revenue enhancements, however, and has not included them in its financial analysis of the merger.

        Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized, that any such cost savings, revenue enhancements and other operating synergies will be realized over the time period currently anticipated or that such cost savings, revenue enhancements and other operating synergies will not be offset, to some degree, by increases in other expenses, including expenses related to the integration of the two companies.

        Seacoast anticipates that the acquisition of Bay State will be accretive to its earnings upon operational integration.

        Although management of Seacoast has performed substantial financial analysis of the proposed merger, identification of all cost savings and potential revenue enhancements associated with the merger has not been completed. Moreover, no assurances can be given that any cost savings or any revenue enhancements will be realized at any given time in the future.

        The estimated cost savings that are expected to be realized by the combined company do not reflect estimated after-tax merger-related costs of approximately $12.5 million, which will be recorded as Seacoast's goodwill. These costs primarily relate to the termination of employment contracts, change-in-control contracts and severance obligations, professional fees, exit costs associated with contract terminations and other expenses required to be accrued in accordance with accounting principles generally accepted in the United States of America, less any estimated tax benefits. Additionally, the estimated cost savings do not reflect any other non-recurring expenses that may be incurred during the merger and integration period, which are not capitalizable to goodwill. In evaluating the cost savings and other potential benefits of the merger, the Seacoast board of directors considered the amount of the transaction costs which are necessary to realize future annual savings resulting from consolidation of support functions and economies of scale.

DESCRIPTION OF SEACOAST CAPITAL STOCK

        Seacoast is authorized to issue up to 100,000,000 shares of common stock, par value $.01 per share, and up to 10,000,000 shares of preferred stock, par value $.01 per share. The capital stock of Seacoast does not represent or constitute a deposit account and is not insured by the Federal Deposit Insurance Corporation or by the Depositors Insurance Fund.

        The following description of the Seacoast capital stock does not purport to be complete and is qualified in all respects by reference to Seacoast's articles of organization and by-laws, and the Massachusetts Business Corporation Law.

Seacoast Common Stock

        General.    Each share of Seacoast common stock has the same relative rights and is identical in all respects with each other share of Seacoast common stock. The Seacoast common stock is not subject to call for redemption and, upon receipt by Seacoast of the shares of Bay State common stock surrendered in exchange for Seacoast common stock, each share of Seacoast common stock offered hereby will be fully paid and non-assessable.

        Voting Rights.    Except as provided in any resolution or resolutions adopted by the Seacoast board of directors establishing any series of Seacoast preferred stock, the holders of Seacoast common stock possess exclusive voting rights in Seacoast. Each holder of Seacoast common stock is entitled to one vote for each share held on all matters voted upon by stockholders, and stockholders are not permitted to cumulate votes in elections of directors.

        Dividends.    Subject to the articles of organization, as they may be amended, and to the rights of the holders of any series of Seacoast preferred stock, the holders of Seacoast common stock are entitled to such dividends as may be declared from time to time by the Seacoast board of directors out of funds legally available therefore.

        Preemptive Rights.    Holders of Seacoast common stock do not have any preemptive rights with respect to any shares which may be issued by Seacoast in the future. Thus, Seacoast may sell shares of Seacoast common stock without first offering them to the then holders of Seacoast common stock.

        Liquidation.    In the event of any liquidation or dissolution of Seacoast, whether voluntary or involuntary, the holders of the Seacoast common stock would be entitled to receive pro rata, after payment of all debts and liabilities of Seacoast (including all deposits of subsidiary banks and interest on those deposits), all assets of Seacoast available for distribution, subject to the rights of the holders of any Seacoast preferred stock which may be issued with a priority in liquidation or dissolution over the holders of Seacoast common stock.

Seacoast Preferred Stock

        The Seacoast board of directors is authorized to issue Seacoast preferred stock and to fix voting powers, designations, preferences, qualifications, or other special or relative rights or privileges of these shares. Seacoast preferred stock may be issued in distinctly designated series, and the board of directors may establish the number of shares to be included in any such series. Seacoast preferred stock may be convertible into Seacoast common stock or another security, may be redeemable, may carry preemptive rights, and may rank senior to Seacoast common stock as to dividend rights and liquidation preferences. Except as provided in the Seacoast articles of organization, holders of Seacoast common stock and preferred stock are not entitled to vote on the designation or issuance of any shares of preferred stock complying with Seacoast's articles.

        The authorized but unissued shares of Seacoast preferred stock, as well as the authorized but unissued and unreserved shares of Seacoast common stock, are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of Seacoast preferred stock, as well as Seacoast common stock, would be issued, stockholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to the requirements for continued listing of Seacoast common stock on the Nasdaq Stock Market's National Market or the requirements of any exchange on which Seacoast common stock may then be listed.

Other Provisions

        The articles of organization and by-laws of Seacoast contain a number of provisions that may have the effect of discouraging or delaying attempts to gain control of Seacoast, including provisions:

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  classifying the Seacoast board of directors into three classes to serve for three years with one class being elected annually;

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  authorizing the Seacoast board of directors to fix the size of the Seacoast board of directors;

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  requiring the vote of a majority of the disinterested directors to fill vacancies in the Seacoast board of directors if there is an interested stockholder (as defined below);

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  requiring the vote of a majority of the disinterested directors to nominate persons to the board of directors if there is an interested stockholder;

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  requiring a two-thirds vote for removal of directors by stockholders;

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  increasing the amount of stock required to be held by stockholders seeking to call a special meeting of stockholders above the minimum established by statute;

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  requiring the vote of a majority of the disinterested directors to call a special meeting if there is an interested stockholder;

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  requiring a 75% vote of stockholders (unless the voting stock of Seacoast will continue to represent over 70% of the voting stock of the surviving entity) to approve mergers, consolidations or sales of substantially all the assets of Seacoast;

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  requiring an 80% vote of stockholders to approve specified business combinations with interested stockholders unless certain price and procedural requirements are met or the Seacoast disinterested directors approve the business combination by a two-thirds vote in the manner provided therein; and

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  specifying conditions under which persons may be nominated for election as directors of Seacoast at an annual meeting of stockholders and business may be transacted at an annual meeting of stockholders.

        An interested stockholder generally means a person or entity that owns 10% or more of Seacoast's outstanding voting stock, including affiliates of such persons, or an affiliate of Seacoast who, within two years prior to the date in question, owned 10% or more of Seacoast's outstanding voting stock. Disinterested directors generally means, when there is an interested stockholder, those directors who (1) were not affiliated with an interested stockholder within the two years prior to the date in question and (2) who were board members before the interested stockholder became an interested stockholder or whose nomination or election was supported by a majority of the disinterested directors.

        Massachusetts has adopted a "business combination" statute (Chapter 110F of the Massachusetts Business Corporation Law) that may also have the same anti-takeover effects as certain provisions in Seacoast's articles of organization and by-laws. Massachusetts has also adopted a "control share" statute (Chapter 110D of Massachusetts Business Corporation Law) that may also have an anti-takeover effect. See "Comparison of the Rights of Stockholders—State Anti-takeover Statutes" beginning on page [    ].

Transfer Agent

        The transfer agent and registrar for Seacoast common stock is Registrar & Transfer Company.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

        Seacoast is a Massachusetts corporation subject to the provisions of Massachusetts Business Corporation Law, and Bay State is a Delaware corporation subject to the provisions of Delaware General Corporation Law. When the merger is completed, those Bay State stockholders who receive shares of Seacoast common stock will become stockholders of Seacoast. Their rights as stockholders of Seacoast will be governed by the articles of organization and by-laws of Seacoast and Massachusetts Business Corporation Law.

        The following summary is not intended to be a complete statement of the differences affecting the rights of Bay State's stockholders, but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. The summary is qualified in its entirety by reference to the certificate of incorporation and by-laws of Bay State, the articles of organization and by-laws of Seacoast and applicable laws and regulations.

Authorized Capital Stock

        Bay State.    Bay State is authorized to issue 11,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share. As of [            ], the record date for the Bay State special meeting, [            ] shares of common stock were outstanding. No shares of preferred stock were outstanding.

        Seacoast.    Seacoast is authorized to issue 100,000,000 shares of common stock, $0.10 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share. As of [            ], [            ] shares of common stock were outstanding. No shares of preferred stock were outstanding.

Voting Rights

        Bay State.    Each holder of Bay State common stock is entitled to one vote for each share of Bay State common stock that they hold, except that Bay State's certificate of incorporation limits the voting rights of holders of more than 10% of the outstanding shares of common stock. Such stockholders do not have voting rights with respect to shares held in excess of 10% of the outstanding shares of common stock. Holders of Bay State common stock have no cumulative voting rights.

        Seacoast.    Each holder of Seacoast common stock is entitled to one vote for each share of Seacoast common stock that they hold. Holders of Seacoast common stock have no cumulative voting rights in the election of directors.

Election, Number, and Classification of Directors

        Bay State.    Bay State's certificate of incorporation and by-laws provide that the number of directors will be set by resolution adopted by a majority vote of the whole board of directors. The current number of directors is seven. Bay State's certificate of incorporation and by-laws provide for three classes of directors. Each class is elected for a three-year term. At each annual meeting of stockholders, one class of directors is elected to serve a three-year term. The vote of a plurality of the votes cast at an annual meeting is required to elect the directors of Bay State.

        Seacoast.    Seacoast's by-laws provide that the number of directors and their classifications will be set by the board of directors. If there is an interested stockholder, the vote of a majority of the disinterested directors is also required to set the number and classification of directors. The current number of directors is 14 and will be increased to 16 upon completion of the merger. Seacoast's articles of organization and by-laws provide for three classes of directors. Each class is elected for a three-year term. At each annual meeting of stockholders, one class of directors is elected to serve a three-year term. The vote of a plurality of the votes cast at an annual meeting is required to elect the directors of Seacoast.

Filling Vacancies on the Board of Directors and Removal of Directors

        Bay State.    Any vacancy occurring in the board of directors of Bay State, including any newly-created directorships resulting from an increase in the number of directors or any vacancy resulting from resignation, removal, retirement, disqualification, death or other cause, may be filled only by a majority of the directors then in office, even if less than a quorum. A director elected to fill such a vacancy holds office for the remainder of the full term of the class in which the vacancy occurred or the new directorship was created and until such director's successor has been elected and qualified. No incumbent director's term may be shortened by decreasing the number of directors on the board.

        Bay State's certificate of incorporation provides that any director or the entire board of directors may be removed from office only for cause any only by the affirmative vote of at least 80% of the voting power of all of the outstanding shares of capital stock of Bay State entitled to vote generally in the election of directors (after giving effect to any limitation on voting rights of shares owned in excess of 10%), voting together as a single class.

        Seacoast.    Vacancies on the Seacoast board, whether by reason of an increase in the number of directors, death, resignation, removal or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum. If there is an interested stockholder, the vacancy may be filled only by the affirmative vote of a majority of the remaining disinterested directors, even though less than a quorum. Directors chosen by the board to fill a vacancy hold office until the next election of the class for which the director has been chosen.

        Pursuant to Seacoast's articles of organization and by-laws, directors of Seacoast may be removed only for cause and only by the affirmative vote of not less than two-thirds of the total votes eligible to be cast by stockholders at a meeting of stockholders called expressly for such purpose. At least 30 days prior to the meeting, written notice must be sent to the director whose removal will be considered. If the removal is for cause, the director must be provided an opportunity to be heard before the stockholders.

Duties of Directors in Evaluating Offers

        Bay State.    In evaluating a tender offer, merger proposal or purchase of substantially all of Bay State's assets, the board of directors of Bay State may consider all relevant factors in determining whether the offer or proposal is in the best interests of Bay State and its stockholders. Among the factors that the board may consider are:

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  the social and economic effects of the proposal on Bay State's present and future customers and employees and those of its subsidiaries and on the communities in which Bay State and its subsidiaries operate or are located;

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  the social and economic effects of the proposal on the ability of Bay State to fulfill its corporate objectives as a savings and loan holding company under applicable laws and regulations;

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  the social and economic effects of the proposal on the ability of Bay State Federal to fulfill the objectives of a stock form savings bank under applicable laws and regulations; and

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  the factors that the board of directors of Bay State's bank subsidiary would consider in evaluating a change in control of the subsidiary.

        Seacoast.    In evaluating a tender offer, merger proposal or purchase of substantially all of Seacoast's assets, the board of directors of Seacoast may consider certain factors in determining whether the offer or proposal is in the best interests of Seacoast and its stockholders. Among the factors that the board may consider are:

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  the interests of Seacoast's employees, suppliers, creditors and customers;

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  the economy of the state, region and nation;

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  community and societal considerations; and

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  the long-term and short-term interests of Seacoast and its stockholders, including the possibility that these interests may be best served by the continued independence of Seacoast.

Exculpation of Directors and Officers

        Bay State.    Consistent with Delaware law, Bay State's certificate of incorporation provides that no director of Bay State shall be personally liable to Bay State or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

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  for any breach of the director's duty of loyalty to Bay State or its stockholders,

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  for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law,

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  under Section 174 of Delaware General Corporation Law dealing with unlawful payments of dividends or unlawful stock repurchases or redemptions, or

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  with respect to any transaction from which the director derived an improper personal benefit.

        Bay State's certificate of incorporation also provides that if Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Bay State shall be eliminated or limited to the extent permitted by Delaware General Corporation Law, as so amended.

        Seacoast.    Consistent with Massachusetts Business Corporation Law, Seacoast's articles of organization provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

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  for any breach of the director's duty of loyalty to Seacoast or its stockholders,

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  for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law,

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  under certain provisions of Massachusetts law (Sections 61 and 62 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts) dealing with illegal distributions and loans to directors and officers, or

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  with respect to any transaction from which the director derived an improper personal benefit.

        The articles of organization also provide that if Massachusetts Business Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Seacoast shall be eliminated or limited to the extent permitted by Massachusetts Business Corporation Law, as so amended.

Indemnification of Directors and Officers

        Bay State.    Bay State's certificate of incorporation provides for indemnification of its officers and directors to the fullest extent permitted by Delaware law, except that Bay State shall indemnify an officer or director in connection with a proceeding initiated by that director or officer only if the proceeding was authorized by the board of directors or if the proceeding involved a successful action to enforce the indemnification right. In general, Delaware General Corporation Law provides that a corporation may indemnify directors and officers for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceedings, for actions they had no reasonable cause to believe were unlawful. In addition, Delaware General Corporation Law and Bay State's certificate of incorporation provide that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification. The certificate also provides for indemnification, in the board's discretion, of its employees or agents to the extent permitted by law.

        Seacoast.    Seacoast's articles of organization provide for indemnification of its officers and directors to the extent permitted by law. The articles also provide for indemnification, in the board's discretion, of its non-officer employees to the extent permitted by law. Massachusetts Business Corporation Law generally provides that a corporation may not indemnify any person with respect to any matter as to which the person has been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation. Seacoast's articles additionally provide that no indemnification will be provided if a final adjudication determines that the indemnified person is not entitled to indemnification.

        As permitted by Massachusetts General Corporation Law, Seacoast's articles provide for payment of expenses incurred by a director or officer at the level of vice president or above in defending an action in advance of the final disposition of the proceeding, but only if the director or officer undertakes to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification. If the proceeding is initiated by the indemnified person or by the disinterested directors, Seacoast may, but is not required to, pay expenses in advance of the final disposition. Seacoast's articles permit, but do not require, payment of expenses incurred by non-officer employees and officers below the level of vice president.

Special Meetings of Stockholders

        Bay State.    The Bay State certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by majority vote of the whole board of directors, including vacancies.

        Seacoast.    The Seacoast articles of organization and by-laws provide that special meetings of stockholders may be called by a majority of the directors then in office. If there is an interested stockholder, the vote of a majority of the disinterested directors is also required for the meeting to be called by directors. A special meeting may also be called by the clerk or by any other officer if the clerk refuses to call the meeting upon the written request of the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting. If no officer is willing to call a special meeting, a meeting may be called upon written request to the court of the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting.

Stockholder Nominations

        Bay State.    Directors of Bay State may be nominated by or at the direction of the board of directors or by any stockholder who complies with the notice requirements set forth in Bay State's by-laws. In general, stockholder nominations must be made by delivery of a written notice to the secretary at least 90 days in advance of the meeting as long as prior notice or public disclosure of the date of the meeting is made at least 100 days in advance of the meeting. If less than 100 days prior notice or public disclosure is made, the deadline is the tenth day after such notice or disclosure. The notice must include certain information about the nominee and the stockholder making the nomination.

        Seacoast.    Directors of Seacoast may be nominated by or at the direction of a majority of the board of directors or a designated committee of the board (unless there is an interested stockholder, in which case the vote of a majority of the disinterested directors is also required) or by any stockholder who complies with the notice requirements set forth in Seacoast's by-laws. In general, stockholder nominations must be made by delivery of a written notice to the clerk no more than 150 but not less than 60 days in advance of the meeting. The notice must include certain information about the nominee and the stockholder making the nomination.

Stockholder Proposals

        Bay State.    Bay State's by-laws generally provide that stockholder proposals that are submitted in writing to the secretary at least 90 days prior to the annual meeting and that relate to a proper subject matter for stockholder action will be considered at an annual meeting, as long as prior notice or public disclosure of the date of the meeting is made at least 100 days in advance of the meeting. If less than 100 days prior notice or public disclosure is made, the deadline is the tenth day after such notice or disclosure. The proposal must contain certain information, including a brief description of the matter, any material interest of the stockholder in the proposal and certain information about the stockholder making the proposal. At any special meeting of stockholders, only business brought by or at the direction of the board may be conducted.

        Seacoast.    Seacoast's by-laws generally provide that stockholder proposals that are submitted in writing to the clerk no more than 150 days but not less than 60 days prior to the meeting and that relate to a proper subject matter for stockholder action will be considered at an annual meeting. The proposal must contain certain information, including a brief description of the matter, any financial interest of the stockholder in the proposal and certain information about the stockholder making the proposal and about other stockholders supporting the proposal.

Stockholder Action without a Meeting

        Bay State.    Bay State by-laws and certificate of incorporation provide that stockholders may not act by written consent in lieu of a stockholder meeting.

        Seacoast.    Seacoast's by-laws permit the stockholders to act by written consent in lieu of a meeting. The consent must be unanimous.

Amendment of Governing Instruments

        Bay State.    Bay State's certificate of incorporation provides that the certificate of incorporation may be amended or any provision repealed in the manner provided by Delaware law. Under Delaware General Corporation Law, amendments to the certificate of incorporation must be adopted by the board of directors and the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon as a class. Bay State's certificate of incorporation provides that certain amendments to the certificate of incorporation require the affirmative vote of at least 80% of the voting power of all of the then-outstanding shares of the capital stock entitled to vote for directors, voting together as a single class (after giving effect to any limitation on voting rights of shares owned in excess of 10%). The 80% vote is required for amendments to provisions pertaining to:

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  who may call special meetings of stockholders,

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  how the certificate of incorporation may be amended,

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  limitation of voting rights of holders owning more than 10% of Bay State's outstanding shares of common stock,

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  prohibition on stockholders acting by consent,

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  the number of, election, nomination and removal of directors,

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  amendment of by-laws,

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  approval required for certain business combinations, and

  •
  indemnification.

        Delaware law generally confers the power to adopt, amend or repeal by-laws in the stockholders of the corporation. However, any corporation may confer the power to adopt, amend or repeal by-laws on its board of directors, but the corporation cannot divest or limit the power of the stockholders to take such action. The certificate of incorporation of Bay State expressly permits a majority of the whole the board of directors (including vacancies) to adopt, amend or repeal the by-laws. The Bay State certificate of incorporation and by-laws also permit stockholders to adopt, amend or repeal the by-laws. The affirmative vote of 80% of the outstanding shares of capital stock entitled to vote for directors (after giving effect to any limitation on voting rights of shares owned in excess of 10%) is required to adopt, amend or repeal the by-laws.

        Seacoast.    Under Massachusetts law, a corporation's articles of organization may be amended by the vote of two-thirds of each class of stock outstanding and entitled to vote, unless the articles of organization provide for a lesser vote, but not less than a majority. Seacoast's articles of organization provide that the articles may be amended by majority vote of stockholders if the board of directors, by a two-thirds vote of the disinterested directors, recommends the amendment. If the amendment is not recommended by the vote of two-thirds of the disinterested directors, the vote of at least 75% of the total votes eligible to be cast by stockholders on the amendment, voting together as a single class, is required. However, any provision of the articles that requires more than a majority vote of the stockholders can only be amended by the same percentage vote as provided for in the particular provision.

        Massachusetts Business Corporation Law generally provides that the stockholders have the power to make, amend or repeal the by-laws. If permitted by the articles of organization, the by-laws may provide that the directors may also make, amend and repeal the by-laws. Seacoast's articles of organization and by-laws permit the board of directors to adopt, amend or repeal the by-laws by the affirmative vote of a majority of the directors then in office. If there is an interested stockholder, the affirmative vote of two-thirds of the disinterested directors then in office is also required.

        The Seacoast by-laws may be amended by the affirmative vote of the holders of a majority of the total votes eligible to be cast if the board of directors, by a two-thirds vote, recommends the amendment. If there is an interested stockholder, the affirmative vote of two-thirds of the disinterested directors then in office is also required. If the amendment is not recommended by the vote of two-thirds of the directors, the vote of at least 75% of the total votes eligible to be cast by stockholders on the amendment is required.

Mergers, Consolidations and Sales of Assets

        Bay State.    Delaware General Corporation Law generally provides that a merger or consolidation must be approved by the affirmative vote of a majority of the outstanding shares. The Bay State certificate of incorporation requires that certain business combinations with "interested stockholders" be approved by the holders of not less than 80% of the outstanding voting stock (after giving effect to any limitation on voting rights of shares owned in excess of 10%), unless (a) the business combination does not involve any cash or other consideration being received by Bay State stockholders solely in their capacity as stockholders, and (b) certain price and procedural requirements are met or a majority of "disinterested directors," approves the business combination. An "interested stockholder" generally is defined to include any person, firm or entity that is the beneficial owner of more than 10% of the voting shares of Bay State or an affiliate of Bay State who, within the prior two-year period from the date in question, was the beneficial owner of more than 10% of the voting shares of Bay State. A "disinterested director" generally is defined to include any director who is unaffiliated with the interested stockholder and who was a director of Bay State prior to the time the interested stockholder became an interested stockholder or who was recommended for appointment or election by a majority of the disinterested directors.

        Seacoast.    Under Massachusetts Business Corporation Law, mergers generally must be approved by the affirmative vote of two-thirds of the outstanding shares of each class of stock of the corporation. A corporation's articles or organization may provide that the approval of less than two-thirds, but not less than a majority, of the outstanding shares is sufficient to approve a merger. Unless a corporation's articles of organization so requires, the approval of the stockholders is not required if the corporation is the surviving corporation and:

  •
  the merger does not change the name, the number of authorized shares or other provisions of the articles of organization,

  •
  the number of shares to be issued in connection with the merger does not exceed 15% of the shares of the corporation outstanding prior to the merger, and

  •
  the issue by vote of the directors of any unissued stock to be issued in the merger has been authorized in accordance with Massachusetts Business Corporation Law.

        The Seacoast articles of organization provide that approval of a merger, consolidation or sale of substantially all the assets of Seacoast requires the affirmative vote of either at least 75% of the outstanding shares voting as a single class, or a majority of the outstanding shares voting as a single class if the voting stock of Seacoast will continue to represent over 70% of the voting stock of the surviving entity.

        The articles of organization of Seacoast require that certain other business combinations with an "interested stockholder" be approved by the holders of not less than 80% of the outstanding voting stock of Seacoast, voting together as a single class, unless certain price and procedural requirements are met or the "disinterested directors" approve the merger or other business combination by a two-thirds vote. An "interested stockholder" generally is defined to include any person, firm or entity which is the beneficial owner of 10% or more of the voting shares of Seacoast or an affiliate of Seacoast who, within the prior two-year period from the date in question, was the beneficial owner of 10% or more of the voting shares of Seacoast. A "disinterested director" generally is defined to include (a) any director during the time when there is no interested stockholders, or (b) any director who has not been an affiliate or associate of an interested stockholder within the two years prior to the date in question and who was a director of Seacoast prior to the time the interested stockholder became an interested stockholder or who received the support of a majority of the disinterested directors for his or her nomination or election during the time when there is an interested stockholder.

State Anti-Takeover Statutes

        Bay State.    Delaware has adopted a "business combination" statute. Under this statute, a Delaware corporation such as Bay State is generally prohibited from engaging in a business combination with an "interested stockholder" for a three-year period following the time when the stockholder became an interested stockholder, unless:

  •
  the board of directors approved the business combination or transaction before the stockholder became an interested stockholder;

  •
  upon becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation (excluding shares held by certain affiliates of the corporation and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer); or

  •
  the board of directors and the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder vote to approve the transaction at a meeting.

Except as specified by law, an interested stockholder includes any person who is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation;

  •
  an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

  •
  an affiliate or associate of any such person.

The statute permits a Delaware corporation to elect not to be governed by its provisions by including in its certificate of organization or by-laws a provision pursuant to which the corporation "opts out" of the statute. Bay State has not expressly opted out of the statute.

        Seacoast.    Massachusetts has adopted a "business combination" statute (Chapter 110F of the Massachusetts Business Corporation Law). In general, a Massachusetts corporation such as Seacoast is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested stockholder (defined by the statute to include holders of 5% or more of the outstanding stock of the corporation) for a period of three years following the date that such stockholder became an interested stockholder, except under certain circumstances, which include:

  •
  prior approval by the board of directors of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; or

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 90% of the voting stock of the corporation (excluding shares held by certain affiliates of the corporation and shares owned by employee stock option plans in which the participants cannot determine confidentially whether or not the shares would be tendered in response to a tender or an exchange offer).

        Massachusetts has adopted a "control share" statute (under Chapter 110D of Massachusetts Business Corporation Law). In general, any person (referred to as the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33.33% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all stockholders except the acquiror and the officers and inside directors of the corporation in order to vote the shares acquired. The statute permits a Massachusetts corporation to elect not to be governed by its provisions by including in its articles of organization or by-laws a provision pursuant to which the corporation "opts out" of the statute. Seacoast has not expressly opted out of the statute.

Dissenters' Rights of Appraisal

        Bay State.    Stockholders of a Delaware corporation have the right to dissent and demand appraisal of the fair value of their shares in some business combination transactions. These rights are not available (unless the corporation's articles of organization provide otherwise) for shares of stock of Delaware corporations that are either listed on a national securities exchange or quoted on the Nasdaq

National Market or held by more than 2,000 stockholders unless the corporation's stockholders are required to accept for such stock anything other than:

  •
  stock of the surviving corporation,

  •
  stock of any company either listed on a national securities exchange or quoted on the Nasdaq National Market or held by more than 2,000 stockholders,

  •
  cash in lieu of fractional shares of corporations described in the two above bullet points, or

  •
  a combination of the foregoing.

        For a detailed description of dissenters' rights of Bay State stockholders, see "The Merger—Dissenters' Rights" beginning on page [    ].

        Seacoast.    Under Massachusetts Business Corporation Law, a stockholder of a Massachusetts corporation such as Seacoast generally has the right to dissent from, and obtain payment of the fair value of his shares in the event of a statutory merger or consolidation, an amendment to the certificate of incorporation which adversely affects the rights of stockholders or a sale, lease or exchange of all or substantially all of a corporation's property and assets, subject in each case to specified procedural requirements. Such appraisal rights are not available when the corporation is the surviving corporation of the merger and no vote of its stockholders is required for the merger.

CERTAIN BENEFICIAL OWNERS OF BAY STATE COMMON STOCK

        The following table provides information as of December 31, 2002, with respect to person known by the Bay State to be the beneficial owners of more than 5% of Bay State's outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address	Number of Shares Owned		Percent of Common Stock Outstanding
Bay State Federal Savings Bank Employee Stock Ownership Plan and Trust 1299 Beacon Street Brookline, Massachusetts 02446	579,771	(1)	11.8%
The Bay State Federal Savings Charitable Foundation 1299 Beacon Street Brookline, Massachusetts 02446	452,385	(2)	9.2%
Tontine Financial Partners, L.P. Tontine Management, L.L.C. Tontine Overseas Associates, L.L.C. Jeffrey L. Gendell 200 Park Avenue, Suite 3900 New York, New York 10166	370,200	(3)	7.5%

(1)
Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants' accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants. As of December 31, 2002, 277,545 shares have been allocated to participants' accounts and 302,226 shares remain unallocated under the ESOP.

(2)
The terms of the foundation's gift instrument require that all shares of common stock held by the foundation must be voted in the same ratio as all other shares of Bay State common stock on all proposals considered by stockholders of Bay State.

(3)
Based on information filed in a Schedule 13G with the U.S. Securities and Exchange Commission on January 31, 2002, as adjusted for Bay State's 3-for-1 stock split on September 3, 2002.

        The following table provides information about the shares of Bay State common stock that may be considered to be owned by each director of Bay State, by the named executive officers and by all directors and executive officers of Bay State as a group as of December 31, 2002. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned (Excluding Options)(1)(2)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Common Stock Outstanding(3)
Robert B. Cleary	20,220		26,043	*
Michael O. Gilles	71,764		15,325	1.77%
Leo F. Grace	46,770		20,043	1.36
Richard F. Hughes	16,315	(4)	12,543	*
Richard F. McBride	75,809	(5)	26,043	2.07
John F. Murphy	226,755	(6)	9,510	4.81
Denise M. Renaghan	164,122		7,131	3.49
Kent T. Spellman	168,360	(7)	26,043	3.94
All Executive Officers and Directors as a Group (8 persons)	790,115		142,681	18.49%

*
Represents less than 1% of shares outstanding

(1)
Includes unvested shares of restricted stock awards held in trust as part of the Bay State Bancorp, Inc. 1998 Stock-Based Incentive Plan, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Gilles—4,863 shares; Messrs. Cleary, Grace, Hughes, McBride and Spellman—2,604 shares; Mr. Murphy—15,204 shares; and Ms. Renaghan—11,406 shares.

(2)
Includes shares held under the Bay State Federal Savings Bank ESOP, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Gilles—16,506 shares; Mr. Murphy—17,430 shares; and Ms. Renaghan—17,430 shares.

(3)
Based on 4,903,360 shares of Bay State common stock outstanding and entitled to vote as of December 31, 2002, plus for each person, the number of shares such person may acquire within 60 days by exercising stock options.

(4)
Includes 1,100 shares held by Mr. Hughes' spouse.

(5)
Includes 25,039 shares held by Mr. McBride's spouse.

(6)
Includes 585 shares held by Mr. Murphy's spouse's individual retirement account.

(7)
Includes 30,000 shares held by Mr. Spellman's spouse and 5,340 shares held by a corporation in which Mr. Spellman is a principal owner.

ADJOURNMENT OF SPECIAL MEETING
(Proposal 2)

        In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Bay State at the time of the special meeting to be voted for an adjournment, if necessary, Bay State has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The proposal to adjourn the special meeting to solicit additional proxies requires the approval of the holders of a majority of the shares voted on the matter. The board of directors of Bay State recommends that stockholders vote "FOR" the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned, if the special meeting is adjourned for less than 30 days.

LEGAL OPINION

        The validity of the Seacoast common stock to be issued in the merger will be passed upon by Foley Hoag LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of Seacoast incorporated by reference herein from Seacoast's annual report on Form 10-K for the year ended December 31, 2001 were audited by Arthur Andersen, LLP, which previously issued its report dated January 22, 2002 on those financial statements. However, that report has not been reissued by Arthur Andersen in connection with the registration statement containing this proxy statement/ prospectus. Additional information about Arthur Andersen appears in the "Risk Factors" section.

        The consolidated financial statements of Bay State incorporated by reference herein from Bay State's annual report on Form 10-K for the year ended March 31, 2002 have been so incorporated in reliance upon the report of Shatswell, MacLeod & Company, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        Bay State generally holds its annual meeting each year in July. However, Bay State will hold an annual meeting for the fiscal year ending March 31, 2003 only if the merger is not completed. Proposals that stockholders seek to have included in the proxy statement for Bay State's next annual meeting, if one is held, must have been received by the Secretary of Bay State by February 18, 2003. If next year's annual meeting is held on a date more than 30 calendar days from July 24, 2003, a stockholder proposal must be received by a reasonable time before Bay State begins to print and mail its proxy solicitation materials. Any such proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

        Bay State's bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary of Bay State not less than 90 days before the date of the annual meeting; provided that if less than 100 days' notice of the annual meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to stockholders or public disclosure of the meeting date was made. A copy of the bylaws may be obtained from Bay State.

WHERE YOU CAN FIND MORE INFORMATION

        Each of Seacoast and Bay State files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by Seacoast and Bay State at the Securities and Exchange Commission's public reference rooms at the following locations.

Public Reference Room Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549	The Woolworth Bldg. 233 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661

        You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Securities and Exchange Commission's public reference rooms. Seacoast's and Bay State's Securities and Exchange Commission filings are also available to the public from document retrieval services and at the Securities and Exchange Commission's Internet website (http://www.sec.gov).

        Seacoast has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Securities and Exchange Commission's rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Seacoast and Bay State to "incorporate by reference" into this document, which means that Seacoast and Bay State can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of Seacoast and Bay State incorporates by reference the respective documents filed by them with the Securities and Exchange Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the special meeting of Bay State stockholders.

Seacoast SEC Filings (File No. 0-2507718)	Period/Date
Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2002
Annual Report on Form 10-K	Year ended December 31, 2001
Current Reports on Form 8-K	Filed May 2 and 16 and December 23, 2002
Bay State SEC Filings (File No. 0-13691)	Period/Date
Quarterly Reports on Form 10-Q	Quarters ended June 30, September 30, and December 31, 2002
Annual Report on Form 10-K	Year ended March 31, 2002
Current Reports on Form 8-K	Filed April 17, July 29 and December 23, 2002

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

Seacoast Financial Services Corporation One Compass Place New Bedford, Massachusetts 02740 Attention: James R. Rice (508) 984-6000	Bay State Bancorp, Inc. 1299 Beacon Street Brookline, Massachusetts 02446 Attention: Michael O. Gilles (617) 739-9500

        To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by [insert date].

        You should rely only on the information contained or incorporated by reference in this document. Neither Seacoast nor Bay State has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither Seacoast nor Bay State is making an offer to sell or soliciting an offer to buy any securities other than the Seacoast common stock to be issued by Seacoast in the merger, and neither Seacoast nor Bay State is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

Annex I
Execution Copy

AGREEMENT AND PLAN OF MERGER
DATED AS OF DECEMBER 19, 2002
BETWEEN
SEACOAST FINANCIAL SERVICES CORPORATION,
SEACOAST MERGER SUB, INC.
AND
BAY STATE BANCORP, INC.

I

RECITALS

ARTICLE I. DEFINITIONS; DISCLOSURE	I-1
1.01. CERTAIN DEFINITIONS	I-1
1.02. OTHER DEFINITIONAL MATTERS	I-7
1.03. DISCLOSURE SCHEDULES	I-7
ARTICLE II. THE MERGER	I-7
2.01. THE MERGER	I-7
2.02. EFFECTIVE DATE AND EFFECTIVE TIME; CLOSING	I-8
2.03. PARENT MERGER	I-8
ARTICLE III. CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES	I-9
3.01. CONVERSION OF SHARES	I-9
3.02. OPTIONAL TERMINATION	I-9
3.03. ELECTION PROCEDURES	I-9
3.04. EXCHANGE PROCEDURES	I-12
3.05. RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS	I-13
3.06. NO FRACTIONAL SHARES	I-13
3.07. DISSENTING SHARES	I-14
3.08. ANTI-DILUTION PROVISIONS	I-14
3.09. WITHHOLDING RIGHTS	I-14
3.10. COMPANY OPTIONS	I-14
ARTICLE IV. ACTIONS PENDING ACQUISITION	I-15
4.01. AGREEMENTS OF THE COMPANY	I-15
4.02. AGREEMENTS OF PARENT AND MERGER SUB	I-17
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	I-18
5.01. ORGANIZATION, STANDING AND AUTHORITY	I-18
5.02. COMPANY CAPITAL STOCK	I-18
5.03. SUBSIDIARIES	I-18
5.04. CORPORATE POWER	I-19
5.05. CORPORATE AUTHORITY	I-19
5.06. REGULATORY APPROVALS; NO DEFAULTS	I-19
5.07. SEC REPORTS	I-20
5.08. ABSENCE OF CERTAIN CHANGES OR EVENTS	I-20
5.09. LITIGATION	I-21
5.10. REGULATORY MATTERS	I-21
5.11. COMPLIANCE WITH LAWS	I-21
5.12. MATERIAL CONTRACTS; DEFAULTS	I-22
5.13. NO BROKERS	I-22
5.14. EMPLOYEE BENEFIT PLANS	I-22

I-i

5.15. LABOR MATTERS	I-24
5.16. ENVIRONMENTAL MATTERS	I-24
5.17. TAX MATTERS	I-25
5.18. RISK MANAGEMENT INSTRUMENTS	I-26
5.19. LOANS; NONPERFORMING AND CLASSIFIED ASSETS	I-27
5.20. BANK OWNED LIFE INSURANCE	I-27
5.21. PROPERTIES	I-27
5.22. INTELLECTUAL PROPERTY	I-28
5.23. FIDUCIARY ACCOUNTS	I-28
5.24. BOOKS AND RECORDS	I-28
5.25. INSURANCE	I-28
5.26. ALLOWANCE FOR LOAN LOSSES	I-28
5.27. TRANSACTIONS WITH AFFILIATES	I-28
5.28. REQUIRED VOTE; ANTITAKEOVER PROVISIONS	I-29
5.29. FAIRNESS OPINION	I-29
5.30. TRANSACTIONS IN SECURITIES	I-29
5.31. DISCLOSURE	I-29
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	I-29
6.01. ORGANIZATION, STANDING AND AUTHORITY	I-29
6.02. PARENT STOCK	I-29
6.03. SUBSIDIARIES	I-30
6.04. CORPORATE POWER	I-30
6.05. CORPORATE AUTHORITY	I-30
6.06. REGULATORY APPROVALS; NO DEFAULTS	I-30
6.07. FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT	I-31
6.08. LITIGATION	I-32
6.09. NO BROKERS	I-32
6.10. TAX MATTERS	I-32
6.11. REGULATORY MATTERS	I-32
6.12. OWNERSHIP OF COMPANY COMMON STOCK	I-32
6.13. FINANCIAL ABILITY	I-32
6.14. COMPLIANCE WITH LAWS	I-32
6.15. BOOKS AND RECORDS	I-33
6.16. ALLOWANCE FOR LOAN LOSSES	I-33
6.17. ENVIRONMENTAL MATTERS	I-33
6.18. DISCLOSURE	I-34
ARTICLE VII. COVENANTS	I-34
7.01. REASONABLE BEST EFFORTS	I-34
7.02. SHAREHOLDER APPROVAL	I-34
7.03. REGISTRATION STATEMENT	I-34
7.04. REGULATORY FILINGS	I-35
7.05. PRESS RELEASES	I-36
7.06. ACCESS; INFORMATION	I-36

I-ii

7.07. AFFILIATES	I-36
7.08. ACQUISITION PROPOSALS	I-37
7.09. CERTAIN POLICIES	I-37
7.10. NASDAQ LISTING	I-38
7.11. INDEMNIFICATION	I-38
7.12. BENEFIT PLANS	I-39
7.13. BANK MERGER	I-40
7.14. NOTIFICATION OF CERTAIN MATTERS	I-40
7.15. PAYMENTS AND RELATED AGREEMENTS	I-40
7.16. SECTION 16 MATTERS	I-40
ARTICLE VIII. CONDITIONS TO CONSUMMATION OF THE MERGER	I-41
8.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER	I-41
8.02. CONDITIONS TO OBLIGATION OF THE COMPANY	I-41
8.03. CONDITIONS TO OBLIGATIONS OF PARENT	I-42
ARTICLE IX. TERMINATION	I-43
9.01. TERMINATION	I-43
9.02. EFFECT OF TERMINATION; EXPENSES	I-45
9.03. COMPANY SPECIAL PAYMENT	I-45
9.04. PARENT SPECIAL PAYMENT	I-46
ARTICLE X. MISCELLANEOUS	I-47
10.01. SURVIVAL	I-47
10.02. WAIVER; AMENDMENT	I-47
10.03. COUNTERPARTS	I-47
10.04. GOVERNING LAW	I-47
10.05. EXPENSES	I-47
10.06. NOTICES	I-47
10.07. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES	I-48
10.08. SEVERABILITY	I-48
10.09. ENFORCEMENT OF THE AGREEMENT	I-49
10.10. INTERPRETATION	I-49
10.11. ASSIGNMENT	I-49
10.12. ALTERNATIVE STRUCTURE	I-49
ANNEX A	FORM OF VOTING AGREEMENT	I-51
ANNEX B	INDEX GROUP	I-56
ANNEX C	LIST OF SHAREHOLDERS	I-57

I-iii

        AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2002 (this "Agreement"), between Seacoast Financial Services Corporation ("Parent"), Seacoast Merger Sub, Inc. ("Merger Sub") and Bay State Bancorp, Inc. (the "Company").

RECITALS

        WHEREAS, the Company is a Delaware corporation, having its principal place of business in Brookline, Massachusetts.

        WHEREAS, Parent is a Massachusetts corporation, having its principal place of business in New Bedford, Massachusetts.

        WHEREAS, Merger Sub, a wholly-owned subsidiary of Parent, is a Delaware corporation, having its principal place of business in New Bedford, Massachusetts.

        WHEREAS, the Boards of Directors of Parent and the Company have each determined that it is advisable and in the best interests of their respective companies and their stockholders for the Company to merge with and into Parent (the "Merger"), subject to the terms and conditions set forth herein.

        WHEREAS, as a condition and inducement to Parent to enter into this Agreement, each Shareholder (as defined herein) is entering into an agreement, simultaneously with the execution of this Agreement, in the form of Annex A hereto (collectively, the "Voting Agreements") pursuant to which each Shareholder has agreed, among other things, to vote the Shareholder's shares of Company Common Stock in favor of this Agreement.

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
DEFINITIONS; DISCLOSURE

1.01    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" shall mean (x) a bona fide proposal by any person (other than Parent or any subsidiary of Parent) to the Company or its stockholders to engage in a Change in Control Transaction, (y) a public statement by any person (other than Parent or any subsidiary of Parent) to the Company or its stockholders of such person's intention to make a proposal to engage in a Change in Control Transaction if this Agreement terminates or (z) the filing by any person (other than Parent or any subsidiary of Parent) of an application or notice with any Governmental Entity to engage in a Change in Control Transaction.

        "Affiliate Agreement" has the meaning set forth in Section 7.07.

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 10.02.

        "Aggregate Cash Consideration" shall be the product of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time times 0.45 times the Per Share Cash Consideration.

        "Average Closing Price" of the Parent Common Stock shall be determined by averaging the closing prices per share of Parent Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 14 consecutive Nasdaq trading days ending on and including the Determination Date, discarding the two highest and the two lowest closing prices, and averaging the remaining closing prices.

        "Bank Merger" has the meaning set forth in Section 7.13.

        "Bank Merger Agreement" has the meaning set forth in Section 7.13.

        "Benefit Plans" has the meaning set forth in Section 4.01(b)(5).

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

        "Cash Election Shares" has the meaning set forth in Section 3.03(b).

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

        "Certificate of Merger" has the meaning set forth in Section 2.02.

        "Change in Control Transaction" shall mean (A) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company or any Company Subsidiary, (B) the disposition, by sale, lease, exchange or otherwise, of assets of the Company or any Company Subsidiary representing in either case 15% or more of the consolidated assets of the Company and the Company Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of the Company or any Company Subsidiary.

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Company" has the meaning set forth in the preamble to this Agreement.

        "Company Affiliates" has the meaning set forth in Section 7.07.

        "Company Bank" means Bay State Federal Savings Bank, a federally chartered stock savings bank, with its principal administrative office at 1299 Beacon Street, Brookline, Massachusetts, and any successor thereto.

        "Company Board" means the Board of Directors of the Company.

        "Company Bylaws" means the Bylaws of the Company.

        "Company Certificate" means the Certificate of Incorporation of the Company.

        "Company Common Stock" means the common stock, $.01 par value per share, of the Company.

        "Company Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Company and its Subsidiaries or any predecessor of or any successor to the Company (or to another such predecessor or successor).

        "Company Loan Property" has the meaning set forth in Section 5.16(b).

        "Company Meeting" has the meaning set forth in Section 7.02.

        "Company Options" means the options to acquire Company Common Stock issued under the Company Stock Option Plans.

        "Company Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

        "Company Regulatory Authorities" has the meaning set forth in Section 5.10(a).

        "Company Special Payment" has the meaning set forth in Section 9.03.

        "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

        "Company Stock Option Plans" means the Bay State Bancorp, Inc. 1998 Stock-Based Incentive Plan and the Bay State Bancorp, Inc. 1999 Stock Option Plan.

        "Consulting Agreement" has the meaning set forth in Section 7.15.

        "Derivatives Contract" has the meaning set forth in Section 5.18.

        "Determination Date" means the date on which the last required approval of a Governmental Authority is obtained with respect to the Transactions, without regard to any requisite waiting period.

        "DGCL" means the Delaware General Corporation Law, as amended.

        "Disclosure Schedule" has the meaning set forth in Section 1.03.

        "Dissenting Shares" has the meaning set forth in Section 3.07.

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

        "Election Deadline" has the meaning set forth in Section 3.03(e).

        "Election Form" has the meaning set forth in Section 3.03(a).

        "Employees" has the meaning set forth in Section 5.14(a).

        "Environmental Laws" has the meaning set forth in Section 5.16.

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Interests" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 5.14(d).

        The term "excess parachute payment" has the meaning set forth in Section 8.03(g).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Expenses" has the meaning set forth in Section 9.02(b)

        "Expiration Date" has the meaning set forth in Section 9.01(b).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Federal Reserve Act" means the Federal Reserve Act, as amended.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the appropriate weight.

        "Final Price," with respect to any company belonging to the Index Group, means the arithmetic mean of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the same ten trading days used in calculating the Average Closing Price.

        "GAAP" means generally accepted accounting principles.

        "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

        "Hazardous Substance" has the meaning set forth in Section 5.16.

        "Indemnified Party" and "Indemnifying Party" have the meanings set forth in Section 7.11(a).

        "Index Group" means the seventeen (17) financial institution holding companies listed on Annex B attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal for the acquisition of any such company or as to which any such company shall have made a proposal to acquire another company in which 20% or more of its outstanding shares are issued, in each case at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that, at any time during the period beginning on the date of this Agreement and ending on the Determination Date, the common stock of any such company ceases to be publicly traded, a proposal to acquire any such company is announced, or such company announces an acquisition proposal in which 20% or more of such company's outstanding shares are to be issued, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The seventeen (17) financial institution holding companies and the weights attributed to them are listed on Annex B.

        "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of the Agreement.

        "Insurance Amount" has the meaning set forth in Section 7.11(c).

        "Insurance Policies" has the meaning set forth in Section 5.25.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

        "Loans" has the meaning set forth in Section 5.19(a).

        "Massachusetts Bank Commissioner" means the Commissioner of Banks of The Commonwealth of Massachusetts.

        "Massachusetts Board" means the Massachusetts Board of Bank Incorporation.

        "Material Adverse Effect" means, with respect to Parent, Merger Sub or the Company any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be or (ii) would materially impair the ability of any of Parent and its Subsidiaries or the Company and

its Subsidiaries to perform their respective obligations under this Agreement or the Bank Merger Agreement or otherwise materially impede the consummation of the Transactions; provided however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (c) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in general levels of market interest rates, (d), with respect to the Company, direct effects of compliance with this Agreement on the operating performance of the Company, including expenses incurred by the Company in consummating the transactions contemplated by this Agreement and (e) with respect to the Company, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by this Agreement, the Bank Merger Agreement, the Voting Agreements, the Payment Agreements and the Consulting Agreements.

        "Material Contract" has the meaning set forth in Sections 5.12.

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of Company Common Stock shall be converted pursuant to the provisions of Article III.

        "Merger Sub" has the meaning set forth in the preamble to this Agreement.

        "Merger Sub Bylaws" means the Bylaws of Merger Sub.

        "Merger Sub Certificate" means the Certificate of Incorporation of Merger Sub.

        "Merger Sub Common Stock" has the meaning set forth in Section 3.01(c).

        "MHPF" means the Massachusetts Housing Partnership Fund.

        "Mixed Election" has the meaning set forth in Section 3.03(b).

        "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "No-Election Shares" has the meaning set forth in Section 3.03(b).

        "OREO" means other real estate owned.

        "OTS" means the Office of Thrift Supervision.

        "Parent" has the meaning set forth in the preamble to this Agreement.

        "Parent Articles" means the Articles of Organization of Parent, as amended.

        "Parent Bank" means Compass Bank for Savings, and any successor thereto.

        "Parent Benefits Plans" has the meaning set forth in Section 7.12(a).

        "Parent Board" means the Board of Directors of Parent.

        "Parent Bylaws" means the Bylaws of Parent.

        "Parent Common Stock" means the common stock, $.01 par value per share, of Parent.

        "Parent Merger" has the meaning set forth in Section 2.03.

        "Parent Merger Agreement" has the meaning set forth in Section 2.03.

        "Parent Preferred Stock" means the preferred stock, $.01 par value per share, of Parent.

        "Parent Regulatory Authorities" has the meaning set forth in Section 6.11(a).

        "Payments Agreements" has the meaning set forth in Section 7.15.

        "Parent Special Payment" has the meaning set forth in Section 9.04(a).

        "Pension Plan" has the meaning set forth in Section 5.14(b).

        "Per Share Cash Consideration" has the meaning set forth in Section 3.01(d)(1)(ii).

        "Per Share Stock Consideration" has the meaning set forth in Section 3.01(d)(1)(i), subject to adjustment pursuant to Section 9.01(h).

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used (except as otherwise specifically provided in this Agreement).

        "Proxy Statement" has the meaning set forth in Section 7.03(a).

        "Reallocated Cash Shares" has the meaning set forth in Section 3.03(g)(i)(3).

        "Reallocated Stock Shares" has the meaning set forth in Section 3.03(g)(ii)(2).

        "Registration Statement" has the meaning set forth in Section 7.03(a).

        "SAIF" means the Savings Association Insurance Fund maintained by the FDIC.

        "SEC" means the Securities and Exchange Commission.

        "SEC Documents" has the meaning set forth in Sections 5.07 and 6.07(a) in the case of the Company and Parent, respectively.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Shareholders" means the Persons listed on Annex C to this Agreement.

        "Signing Date Average Closing Price" of Parent Common Stock shall be determined by averaging the closing prices per share of Parent Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source), for the 14 consecutive Nasdaq trading days ending on the date before the date of this Agreement, discarding the two highest and the two lowest closing prices, and averaging the remaining closing prices.

        "Stock Election Shares" has the meaning set forth in Section 3.03(b).

        "Subsidiary" has the meaning ascribed to that term in Rule 1-02 of Regulation S-X of the SEC.

        "Surviving Corporation" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

        "Tender Offer" means a tender offer or exchange offer to purchase any shares of Company Common Stock such that, upon consummation of such offer, the person making such tender offer or exchange offer would own or control 15% or more of the then outstanding shares of Company Common Stock.

        "Transactions" means the Merger and the Bank Merger.

        "Voting Agreements" has the meaning set forth in the recitals to this Agreement.

1.02.    Other Definitional Matters.    Unless the context otherwise requires, a term defined anywhere in this Agreement has the same meaning throughout; all references to "the Agreement" or "this Agreement" are to this Agreement as modified, supplemented or amended from time to time; and terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.03.    Disclosure Schedules.    On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article V or Article VI or to one or more of its covenants contained in Article IV. The mere inclusion of a fact, circumstance or event in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party's Disclosure Schedule shall be deemed disclosed for all purposes of such party's Disclosure Schedule, but only to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to other sections of the Agreement and the corresponding Schedule.

ARTICLE II.
THE MERGER

2.01.    The Merger.

          (a)  The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Merger Sub shall merge with and into the Company in accordance with the applicable provisions of the DGCL (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall survive and continue to exist as a corporation incorporated under the DGCL (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

          (b)  Name. The name of the Surviving Corporation shall be "Seacoast Merger Sub, Inc."

          (c)  Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the Merger Sub Certificate and the Merger Sub Bylaws as in effect immediately prior to the Merger.

          (d)  Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Merger shall be the directors and officers of the Merger Sub immediately prior to the Merger, until such time as their successors shall be duly elected and qualified.

          (e)  Directors of Parent. Effective as of the Effective Time, John F. Murphy and Denise M. Renaghan shall be elected to the Parent Board.

          (f)    Directors of the Parent Bank.

          (1)  Except as set forth in Section 2.01(f)(2), the directors and officers of Parent Bank immediately after the Bank Merger shall be the directors and officers of Parent Bank immediately prior to the Bank Merger, until such time as their successors shall be duly elected and qualified.

          (2)  Effective as of the Effective Time, John F. Murphy and Denise M. Renaghan shall be elected to the Parent Bank Board of Directors.

          (g)  Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Merger Sub Certificate immediately prior to the Merger.

          (h)  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (i)    Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Merger Sub, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02.    Effective Date and Effective Time; Closing.

          (a)  Subject to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than five Business Days after such satisfaction or waiver, or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

          (b)  A closing (the "Closing") shall take place on the date on which the Certificate of Merger is to be filed at 10:00 a.m., Eastern Time, at the principal offices of Foley Hoag LLP, Boston, Massachusetts, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VIII hereof.

2.03.    Parent Merger.    Parent and the Surviving Corporation shall take all action necessary and appropriate, including entering into an appropriate merger agreement (the "Parent Merger Agreement"), to cause the Surviving Corporation to merge with and into Parent (the "Parent Merger")

in accordance with applicable laws and regulations and the terms of the Parent Merger Agreement and as soon as practicable after consummation of the Merger. After the Parent Merger the separate corporate existence of the Surviving Corporation shall cease and Parent shall survive and continue to exist as a corporation incorporated under the Massachusetts Business Corporation Law.

ARTICLE III.
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

3.01.    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of a holder of Equity Interests of Company or Merger Sub:

          (a)  Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)  Each share of Company Common Stock (other than shares of Company Common Stock held in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith) held of record immediately prior to the Effective Time by the Company, Merger Sub, Parent or any Subsidiary of the Company or of Parent shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (c)  Each share of common stock of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be canceled and retired at the Effective Time and automatically converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of a number of shares of Merger Sub Common Stock shall be deemed to evidence ownership of the same number of shares of common stock, $0.01 par value, of the Surviving Corporation.

          (d)  (1) Subject to Sections 3.03, 3.06, 3.07, and 3.08, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

            (i)    1.257 shares of Parent Common Stock (the "Per Share Stock Consideration"), or

            (ii)  a cash amount equal to $27.00 per share of Company Common Stock (the "Per Share Cash Consideration").

3.02.    Optional Termination.    Notwithstanding the provisions of Section 3.01(d)(1)(i), the Company shall have the right, waivable by it, to terminate this Agreement pursuant to and under the circumstances set forth in Section 9.01(h) hereof, unless the Parent elects, at its option, to adjust the Per Share Stock Consideration as described in such Section 9.01(h).

3.03.    Election Procedures.

          (a)  Parent shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure described in Sections 3.03 and 3.04. Provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, no later than the twenty-fifth (25th) Business Day prior to the anticipated Effective Date, mail or make available to each holder of record of a Certificate or Certificates

            (i)    a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(d) hereof deliverable in respect thereof pursuant to this Agreement and

            (ii)  an election form in such form as Parent and the Company shall mutually agree (the "Election Form").

          (b)  Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation)

            (i)    to elect to receive Parent Common Stock with respect to all of such holder's Company Common Stock as hereinabove provided (the "Stock Election Shares"),

            (ii)  to elect to receive cash with respect to all of such holder's Company Common Stock as hereinabove provided (the "Cash Election Shares"),

            (iii)  to elect to receive Parent Common Stock with respect to part of such holder's Company Common Stock and to receive cash with respect to the remaining part of such holder's Company Common Stock as hereinabove provided (a "Mixed Election"), or

            (iv)  to indicate that such holder makes no such election with respect to such holder's shares of Company Common Stock (the "No-Election Shares").

          (c)  With respect to each holder of Company Common Stock who makes a Mixed Election, the shares of Company Common Stock such holder elects to be converted into the right to receive Parent Common Stock shall be treated as Stock Election Shares and the shares such holder elects to be converted into the right to receive cash shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 3.03(b), 3.03(g) and 3.03(h). Nominee record holders who hold Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares.

          (d)  If a shareholder either (i) does not submit a properly completed Election Form prior to the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Reallocated Stock Shares.

          (e)  The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, on the 20th Business Day following but not including the date of mailing of the Election Form or such other date as Parent and the Company shall mutually agree upon.

          (f)    Any election to receive Parent Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates representing all shares of Company Common Stock covered thereby, subject to the provisions of Section 3.04(c). Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates representing Company Common Stock relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

          (g)  Within seven (7) Business Days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

            (i)    If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

              (1)  all Cash Election Shares (subject to Section 3.07 with respect to Dissenting Shares) shall be converted into the right to receive cash,

              (2)  No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

              (3)  If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection, and the total number of Cash Election Shares (including such No-Election Shares treated as such) times the Per Share Cash Consideration remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

              (4)  the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.

            (ii)  If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

              (1)  all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Parent Common Stock,

              (2)  the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock, and

              (3)  the Cash Election Shares (subject to Section 3.07 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

            (iii)  If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then Sections 3.03(g)(i) and 3.03(g)(ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

          (h)  For purposes of the calculations in Section 3.03(g), Company Common Stock held by Parent or any of its Subsidiaries other than in a fiduciary capacity shall be deemed Cash Election Shares without regard to whether an Election Form has been submitted with respect to such shares, provided, however, that such shares shall in no event be classified as Reallocated Stock

  Shares. In the event that the Exchange Agent is required pursuant to Section 3.03(g)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.03(g)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

          (i)    If the tax opinion referred to in Section 8.01(e) cannot be rendered (as reasonably determined by Foley Hoag LLP) as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Code, then Parent shall reduce the number of shares of Company Common Stock entitled to receive the Per Share Cash Consideration and correspondingly increase the number of shares of Company Common Stock entitled to receive the Per Share Stock Consideration by the minimum amount necessary to enable such tax opinion to be rendered.

3.04.    Exchange Procedures.

          (a)  Immediately prior to the Effective Time, for the benefit of the holders of Certificates, Parent shall deliver to the Exchange Agent certificates evidencing the number of shares of Parent Common Stock issuable and the Aggregate Cash Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of Company Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

          (b)  After completion of the allocation referred to in Section 3.03(g), each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Parent Common Stock and/or the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of Company Common Stock have been converted into Parent Common Stock, any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Parent Common Stock or the right to receive the amount of cash into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates representing shares of Company Common Stock and if such Certificates are presented to the Company for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Parent Common Stock under Section 3.03 until such Person surrenders the Certificate or Certificates representing Company Common Stock, at which time such dividends shall be remitted to such Person, without interest.

          (c)  Appropriate transmittal materials in a form satisfactory to Parent and Company shall be mailed as soon as practicable after the Effective Time to each holder of record of Company Common Stock as of the Effective Time who did not previously submit a properly completed

  Election Form. Parent shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 3.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d)  Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.04(a) that remains unclaimed by the stockholders of the Company for one year after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of Company who have not theretofore complied with Section 3.04(c) shall thereafter look only to Parent for the consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (e)  Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Company Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such Person as specified in Section 7.07.

3.05.    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, stockholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Company Stock.

3.06.    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.07.    Dissenting Shares.    Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Parent Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give Parent prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL. If any holder of dissenting shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent (which shares are referred to as "Unperfected Dissenting Shares") at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Unperfected Dissenting Shares held by such holder shall be converted into a right to receive Company Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Unperfected Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Unperfected Dissenting Shares held by such holder shall be designated No-Election Shares. If any holder of dissenting shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Unperfected Dissenting Shares held by such holder shall be converted on a share by share basis into either the right to receive Parent Common Stock and/or cash in accordance with the applicable provisions of this Agreement as Parent or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

3.08.    Anti-Dilution Provisions.    If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly. The provisions of this Agreement assume that there will be no more than 5,365,122 shares of Company Common Stock outstanding or issuable upon the exercise of options or warrants or otherwise, at the Effective Time. If there is any change in this number as of the Effective Time, the Merger Consideration will be appropriately adjusted.

3.09.    Withholding Rights.    Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

3.10.    Company Options.    At the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be terminated and each grantee thereof shall be entitled to receive, in lieu of each share of Company Common Stock that would otherwise have been issuable upon the exercise thereof, an amount of cash computed by multiplying (i) the difference between (x) the Per Share Cash Consideration and (y) the per share exercise price applicable to such Company Option by (ii) the number of such shares of Company Common Stock subject to such Company Option. The Company agrees to take or cause to be taken all action necessary to provide for termination of the Company Options and the payment of the amounts required in connection therewith effective at or before the Effective Time.

ARTICLE IV.
ACTIONS PENDING ACQUISITION

4.01.    Agreements of the Company.

          (a)  The Company covenants and agrees that, except as contemplated by this Agreement, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the business of the Company, the Company Bank and the Company's Subsidiaries shall be conducted only in, and the Company, the Company Bank and the Company's Subsidiaries shall not take any action except in, the usual, regular and ordinary course of business and in a manner consistent with prudent banking practice and generally to conduct their business in substantially the same way as heretofore conducted, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments. The Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company, the Company Bank and the Company's Subsidiaries, to keep available the present services of the officers, employees and consultants of the Company, the Company Bank and the Company's Subsidiaries and to preserve the current relationships and goodwill of the Company, the Company Bank and the Company's Subsidiaries with customers, suppliers and other Persons with which the Company, the Company Bank or any of the Company's Subsidiaries have business relationships.

          (b)  By way of amplification and not limitation of Section 4.01(a) above, except as contemplated by this Agreement, the Company shall not, nor shall the Company permit the Company Bank or any of the Company's Subsidiaries, between the date of this Agreement and the Effective Time, directly or indirectly to do, or publicly announce an intention to do, any of the following without the prior written consent of Parent through its representative, its Chief Executive Officer (which consent shall not be unreasonably withheld):

            (1)  Capital Stock. Other than pursuant to the Equity Interests set forth on Schedule 4.01(b)(1) of the Company's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Equity Interests or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Equity Interests.

            (2)  Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Stock, other than a quarterly cash dividend not in excess of $0.10 per share, declared and paid in accordance with past practice (including with respect to the timing of such declaration and payment), or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

            (3)  Contracts. Except in the ordinary course of business consistent with past practice, as required by law, as contemplated by this Agreement or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract (as defined in Section 5.12) or amend or modify in any material respect any of its existing Material Contracts.

            (4)  Hiring. Hire any Person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(b)(4) of the Company's Disclosure Schedule, and (ii) Persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable, other than any Person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

            (5)  Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(b)(5) of the Company's Disclosure Schedule or (iii) as otherwise contemplated by this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or its Subsidiaries ("Benefit Plans") or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder except pursuant to this Agreement.

            (6)  Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice.

            (7)  Compensation; Employment Agreements; Etc. Except as contemplated by this Agreement or as necessary to respond to any regulatory requirement, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that such increases shall not result in an annual adjustment in total compensation of more than 4% for any individual or 3% in the aggregate for all employees of the Company, (ii) for other changes that are required by applicable law, (iii) for bonus payments in the ordinary course of business consistent with past practices, provided that such payments shall not exceed an aggregate of $420,000 under the Company's management bonus plan and $200,400 under the Company's employee bonus plan, or (iv) for grants of awards to newly-hired employees consistent with past practice.

            (8)  Environmental. Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

            (9)  Parachute Payments.

              (i)    The provisions of this Section 4.01(b)(9)(i) shall apply to payments to or for the benefit of Persons other than John F. Murphy, Denise M. Renaghan and Michael O. Gilles. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or any of its Subsidiaries take any action or make any payments that could result, in the reasonable opinion of Parent or its professional advisors, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that could result, in the reasonable opinion of Parent or its professional advisors, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

              (ii)  The provisions of this Section 4.01(b)(9)(ii) shall only apply to payments to or for the benefit of John F. Murphy, Denise M. Renaghan and Michael O. Gilles. In no event shall the Company or any of its Subsidiaries pay (or agree to pay) to or for the benefit of any of Mr. Murphy, Ms. Renaghan or Mr. Gilles any amount that could be deemed to be in the nature of compensation other than (i) regular incremental payments of his or her salary, management bonus and fringe benefits of general applicability at the rates and under the programs now in effect, (ii) reimbursement in the ordinary course of his or her business expenses, and (iii) payments required to be made to such individual under the applicable Payments Agreement.

            (10) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of the assets, business, deposits or properties of any other entity other than in the ordinary course of business consistent with past practice.

            (11) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $150,000 in the aggregate.

            (12) Governing Documents. Amend the Company Certificate or Company Bylaws or the articles of organization or bylaws (or equivalent documents) of any Subsidiary of the Company.

            (13) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

            (14) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $25,000 and/or would impose any material restriction on the business of the Company.

            (15) Derivatives Contracts. Enter into any Derivatives Contract, except in the ordinary course of business consistent with past practice.

            (16) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, borrowings from the Federal Home Loan Bank of Boston and securities sold under agreements to repurchase), in each case in the ordinary course of business consistent with past practice or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

            (17) Lending. Other than in the ordinary course of business and consistent with existing lending policies and practices, make any commercial, commercial real estate, or commercial and industrial loan.

            (18) Charitable Foundation. Make any cash contributions to The Bay State Federal Savings Charitable Foundation.

            (19) Adverse Actions. (A) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (B) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

            (20) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02.    Agreements of Parent and Merger Sub.    From the date hereof until the Effective Time, each of Parent and Merger Sub will operate in the ordinary course of business consistent with past practice. In addition, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to (1) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (2) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VIII not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement except, in each case, as may be required by applicable law or regulation, (3) amend the Parent Articles or Parent Bylaws in a manner that would materially and adversely effect the benefits of the Merger to the stockholders of the Company, or (4) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as Previously Disclosed, the Company hereby represents and warrants to Parent and Merger Sub:

5.01.    Organization, Standing and Authority.    The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

5.02.    Company Capital Stock.    The authorized capital stock of the Company consists solely of 11,000,000 shares of Company Common Stock, of which 4,711,178 shares are outstanding as of the date hereof, and 1,000,000 shares of Company Preferred Stock, of which no shares are outstanding. As of the date hereof, 2,894,518 shares of Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned by the Company. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.02 of the Company's Disclosure Schedule sets forth for each Company Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Company Stock reserved for issuance, the Company does not have any Equity Interests issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Equity Interests. The Bay State Bancorp, Inc. 1999 Stock Option Plan has been amended by the Board prior to the date of this Agreement to delete the provision providing for the automatic grant of options upon a change of control. No Equity Interests are outstanding under such Plan and the Company will not hereafter grant any Equity Interests thereunder.

5.03.    Subsidiaries.

          (a)  (1) The Company has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (2) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (3) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company) by reason of any Equity Interest or otherwise, (4) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (5) there are no contracts, commitments, understandings, or arrangements relating to the Company's rights to vote or to dispose of such securities, and (6) all the equity securities of the Company's Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

          (b)  Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Boston.

          (c)  Each of the Company's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d)  The deposit accounts of the Company Bank are insured by the SAIF in the manner and to the maximum extent provided by applicable law, and the Company Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

5.04.    Corporate Power.    Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock.

5.05.    Corporate Authority.    Subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

5.06.    Regulatory Approvals; No Defaults.

          (a)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company or the Company Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the OTS, the FDIC, the Massachusetts Bank Commissioner, the Depositors Insurance Fund, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities in connection with the issuance of Parent Common Stock in the Merger, (C) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (D) the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, the Company is not aware of any reason why the approvals set forth above and referred to in Section 8.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b) or that the requisite approval of the Company's stockholders will not be obtained.

          (b)  Subject to receipt of the approvals referred to in Section 5.06(a), and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

5.07.    SEC Reports.    The Company's Annual Reports on Form 10-K for the fiscal years ended March 31, 2002, March 31, 2001 and March 31, 2000 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to March 31, 1999 with the SEC (collectively, the Company's "SEC Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and (C) each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date, and (D) each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

5.08.    Absence of Certain Changes or Events.    Since March 31, 2002, except as set forth in Section 5.08 of the Company's Disclosure Schedule, there has not been (a) either individually or in the aggregate, any Material Adverse Effect, (b) any material damage, destruction or loss with respect to any property or asset of the Company or any of its Subsidiaries, (c) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (d) any revaluation by the Company or any of its Subsidiaries of any asset, including, without limitation, writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice, (e) any entry by the Company or any of its Subsidiaries into any contract or commitment (other than with respect to Loans, as hereinafter defined) of more than $30,000, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries except in the ordinary course of business in an amount consistent with past practice or any redemption, purchase or other acquisition of any of its securities, (g) except as would have been permitted by Section 4.01(b)(5) or Section 4.01(b)(7) hereof, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any other material action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by the Company or any of its Subsidiaries for federal or state income tax purposes, (j) any change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure materially less restrictive in any material respect, (k) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, other than in the ordinary course of business consistent with past practice, (l) any forgiveness or cancellation of any indebtedness or contractual obligation other than in the ordinary course of business consistent with past practice, (m) except with respect to funds borrowed by the Company or any of its Subsidiaries from the Federal Home Loan Bank, any mortgage, pledge, lien or lease of any assets, tangible or intangible, of the Company or any of its Subsidiaries with a value in excess of $25,000 in the aggregate (n) any acquisition or disposition of any assets or properties having a value in excess of $50,000, or any contract for any such acquisition or disposition entered into, (o) any lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

5.09.    Litigation.    No litigation, claim or other proceeding before any court or governmental agency is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

5.10.    Regulatory Matters.

          (a)  Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Company Regulatory Authorities"). The Company and its Subsidiaries have paid all assessments made or imposed by any Company Regulatory Authority.

          (b)  Neither the Company nor any its Subsidiaries has been advised by, or has any knowledge of facts which could give rise to an advisory notice by, any Company Regulatory Authority that such Company Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

5.11.    Compliance With Laws.    Each of the Company and its Subsidiaries:

          (a)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the

  Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (b)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and

          (c)  has received, since March 31, 2000, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

5.12.    Material Contracts; Defaults.    Except for documents listed as exhibits to the Company's Annual Report on Form 10-K for the year ended March 31, 2002, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "Material Contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K, (ii) that materially restricts the conduct of business by the Company or by any of its Subsidiaries, or (iii) that cannot be terminated without penalty on notice of 30 days or less. Neither the Company nor any of its Subsidiaries is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

5.13.    No Brokers.    No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company or its Subsidiaries for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O'Neill & Partners, L.P.

5.14.    Employee Benefit Plans.

          (a)  All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the "Employees") and current or former directors of the Company including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefits Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Parent.

          (b)  All Benefits Plans are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or, to the Company's knowledge, threatened litigation relating to the Benefits Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (c)  All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company's SEC Documents.

          (d)  Neither the Company, nor any of its Subsidiaries, or any entity which is considered one employer with the Company under Section 4001(a)(15) or Section 414 of the Code (an "ERISA Affiliate") has incurred any liability under Title IV of ERISA which will not have been paid in full prior to the Closing. There has been no "accumulated funding deficiency" (whether or not waived) with respect to any Pension Plan subject to Code Section 412 or ERISA Section 302. With respect to any Pension Plan subject to Title IV of ERISA, there has been no (nor will be any as a result of the transaction contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which notice the notice requirement is not waived under 29 C.F.R. Part 2615) with respect to the Company, and (ii) no event or condition which presents a material risk of plan termination or any other event that may cause the Company, the Company Bank or any ERISA Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. No Pension Plan maintained by the Company, any Subsidiary or any ERISA Affiliate and subject to Title IV of ERISA has any "unfunded benefit liabilities" for which the Company would be liable, within the meaning of ERISA Section 4001(a)(18), as of the Closing Date, for which the Company would be liable, and, without any additional contributions being made to such Plan, the assets of such Plan are sufficient to satisfy all obligations of the Plan if the Plan were to be terminated as of the Effective Time for which the Company would be liable. Neither the Company, nor any of its Subsidiaries, or any ERISA Affiliate has ever maintained a Multiemployer Plan.

          (e)  There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments for which the Company may be liable (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

          (f)    With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") and except as Previously Disclosed, (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date.

          (g)  Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company or any of its Subsidiaries may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

          (h)  None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

5.15.    Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5.16.    Environmental Matters.

          (a)  The Company and its Subsidiaries are in compliance with applicable Environmental Laws;

          (b)  to the Company's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Company Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;

          (c)  neither the Company nor any of its Subsidiaries has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;

          (d)  neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property;

          (e)  neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

          (f)    neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;

          (g)  to the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Company Loan Property; and

          (h)  the Company has delivered or made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, its Subsidiaries and any currently or formerly owned or operated property or any Company Loan Property.

        As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to Persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

5.17.    Tax Matters.

          (a)  For the taxable periods ended March 31, 2002, 2001 and 2000, each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

          (b)  Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c)  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.

          (d)  The Company has Previously Disclosed the United States federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended March 31, 2002 and 2001. The Company has Previously Disclosed those Tax Returns that have been audited, and those Tax Returns that currently are the subject of an audit. The Company has delivered to Parent correct and complete copies of all United States federal income

  Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries filed for the years ended March 31, 2002 and 2001.

          (e)  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f)    Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g)  The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the end of the most recent period covered by the Company's SEC Documents filed on or prior to the date hereof, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company's SEC Documents filed on or prior to the date hereof (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the end of the most recent period covered by the Company's SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

          (h)  None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

5.18.    Risk Management Instruments.    Neither the Company nor any of its Subsidiaries is a party or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generically as "structured notes,"

"high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments, are legal, valid and binding obligations of the Company or any of its Subsidiaries enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), and are in full force and effect. The Company and its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Company's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would have or would reasonably be expected to have a Material Adverse Effect on the Company.

5.19.    Loans; Nonperforming and Classified Assets.

          (a)  Each loan agreement, note or borrowing arrangement, including without limitation portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the books and records of the Company and its Subsidiaries, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

          (b)  The Company has Previously Disclosed as to the Company and each Company Subsidiary as of the latest practicable date: (i) any written or, to the Company's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Company's knowledge, in default of any other material provision thereof; (ii) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by the Company, a Company Subsidiary or an applicable regulatory authority (it being understood that no representation is being made that OTS would agree with the loan classifications established by the Company); (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent or greater shareholder of the Company or a Company Subsidiary, or to the best knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing.

          (c)  No agreement pursuant to which any loans or other assets have been or shall be sold by the Company or its Subsidiaries entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the Company or its Subsidiaries, to cause the Company or its Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against the Company or its Subsidiaries.

5.20.    Bank Owned Life Insurance.    The Company has Previously Disclosed a true, correct and complete description of all Bank Owned Life Insurance ("BOLI") owned by the Company or its Subsidiaries. The value of such BOLI as of the date hereof is fairly and accurately reflected on the Company's balance sheet contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 in accordance with GAAP.

5.21.    Properties.    All real and material personal property owned by the Company or a Subsidiary of the Company or presently used by any of them in its respective business is in an adequate condition

(ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of March 31, 2002 included in the Company's SEC Documents or acquired after such date, other than properties sold by the Company in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of March 31, 2002 included in the Company's SEC Documents. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or a Subsidiary of the Company is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

5.22.    Intellectual Property.    The Company and each Subsidiary of the Company owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by the Company, and none of the Company or any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each Subsidiary has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

5.23.    Fiduciary Accounts.    The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

5.24.    Books and Records.    The books and records of the Company and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

5.25.    Insurance.    The Company has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

5.26.    Allowance For Loan Losses.    The Company's allowance for loan losses is in compliance with the Company's existing methodology for determining the adequacy of its allowance for loan losses and, to the knowledge of the Company, the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

5.27.    Transactions With Affiliates.    All "covered transactions" between the Company Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

5.28.    Required Vote; Antitakeover Provisions.

          (a)  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is necessary to approve this Agreement and the Transactions on behalf of the Company.

          (b)  Based on the representation and warranty of Parent and Merger Sub contained in Section 6.12, no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby. Without limiting the foregoing, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and taken all other requisite action such that the provisions of Section 203 of the DGCL and the provisions of the Company Articles relating to special voting requirements for certain business combinations will not apply to this Agreement or any of the transactions contemplated hereby.

5.29.    Fairness Opinion.    The Company Board has received the opinion of Sandler O'Neill & Partners, L.P., which opinion will be promptly confirmed in writing, to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

5.30.    Transactions in Securities.    The Company has questioned its directors and executive officers concerning known stock transfers since December 31, 1999 and based upon that investigation the Company has not, and to the Company's knowledge (a) no director or officer of the Company or the Company's Subsidiaries, (b) no Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) no Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Company Common Stock or other securities issued by the Company (i) during any period when the Company was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act.

5.31.    Disclosure.    The representations and warranties contained in this Article V, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article V not misleading.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as Previously Disclosed, Parent and Merger Sub hereby represents and warrants to the Company as follows:

6.01.    Organization, Standing and Authority.    Parent is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Each of Parent and Merger Sub has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

6.02.    Parent Stock.

          (a)  The authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock, of which 23,372,574 shares were outstanding as of the date hereof, and 10,000,000 shares of Parent Preferred Stock, of which no shares were outstanding as of the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, 100 of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Equity Interests authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and any other plan or arrangement pursuant to which shares of Parent Common Stock may be issued and (ii) by virtue of this Agreement.

          (b)  The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

6.03.    Subsidiaries.

          (a)  Each of the Parent Bank and Nantucket Bank has been duly organized and is validly existing under the laws of The Commonwealth of Massachusetts and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of the Parent Bank and Nantucket Bank is duly licensed by the Massachusetts Bank Commissioner and its deposits are insured by the FDIC and the Deposit Insurance Fund in the manner and to the maximum extent provided by law.

          (b)  As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of the Parent Bank and Nantucket Bank, (B) no equity securities of the Parent Bank or Nantucket Bank are or may become required to be issued (other than to Parent) by reason of any Equity Interest or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which the Parent Bank or Nantucket Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's rights to vote or to dispose of such securities.

6.04.    Corporate Power.    Each of Parent, Merger Sub, Parent Bank and Nantucket Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of Parent and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to the receipt of all necessary approvals of Governmental Authorities.

6.05.    Corporate Authority.    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent, Merger Sub and the Parent Board. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding agreement of Parent and Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

6.06.    Regulatory Approvals; No Defaults.

          (a)  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent, Merger Sub or any of Parent's Subsidiaries in connection with the execution, delivery or performance by Parent, Merger Sub and the Parent Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the Transactions and the other transactions contemplated hereby and thereby, except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OTS, the FDIC, the Massachusetts Bank Commissioner, the Depositors Insurance Fund, the Massachusetts Board and the MHPF, as required, (B) filings with the SEC and state securities authorities in connection with the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent

  Common Stock to be issued in the Merger, (D) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (E) such corporate approvals and such consents or approvals of, or waivers by, or filings or registrations with, certain of the foregoing federal and state banking agencies in connection with the Bank Merger. As of the date hereof, neither Parent nor Merger Sub is aware of any reason why the approvals set forth above and referred to in Section 8.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

          (b)  Subject to receipt, or the making, of the consents, approvals and filings referred to in Section 6.06(a) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent, Merger Sub and the Parent Bank, as applicable, and the consummation of the Transactions and the other transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent, Merger Sub or of any of Parent's Subsidiaries or to which Parent, Merger Sub or any of such Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent, Merger Sub or any of Parent's Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

6.07.    Financial Reports and SEC Documents; Material Adverse Effect.

          (a)  Parent's Annual Reports on Form 10-K for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1998 with the SEC (collectively, Parent's "SEC Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and (C) each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and (D) each of the consolidated statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

          (b)  Since December 31, 2001, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article VI or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

6.08.    Litigation.    No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

6.09.    No Brokers.    No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid to Ryan, Beck & Co. LLC.

6.10.    Tax Matters.    As of the date hereof, neither Parent nor Merger Sub has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.11.    Regulatory Matters.

          (a)  Neither Parent, Merger Sub nor any of Parent's Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent, Merger Sub and Parent's Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

          (b)  Neither Parent, Merger Sub nor any of Parent's Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

6.12.    Ownership of Company Common Stock.    None of Parent, Merger Sub or any of Parent's Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted) which in the aggregate represent 5% or more of the outstanding Company Common Stock.

6.13.    Financial Ability.    Parent or Parent Bank will have available to it sources of capital and financing sufficient to fulfill its cash obligations hereunder to pay the Aggregate Cash Consideration to holders of Company Common Stock pursuant to Section 3.01(d) hereof. Each of Parent and Parent Bank is, and immediately following completion of the Transactions will be, in compliance with all capital requirements applicable to it.

6.14.    Compliance With Laws.    Each of Parent and its Subsidiaries:

          (a)  is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (b)  has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

          (c)  has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

6.15.    Books and Records.    The books and records of the Company and its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and its Subsidiaries.

6.16.    Allowance For Loan Losses.    The Company's allowance for loan losses is in compliance with the Company's existing methodology for determining the adequacy of its allowance for loan losses and, to the knowledge of the Company, the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is adequate under all such standards.

6.17.    Environmental Matters.

          (a)  Parent and its Subsidiaries are in compliance with applicable Environmental Laws;

          (b)  to Parent's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Parent or any of its Subsidiaries, or any property in which Parent or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role ("Parent Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;

          (c)  neither Parent nor any of its Subsidiaries has participated in the management regarding Hazardous Substances of, any Parent Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;

          (d)  neither Parent nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property;

          (e)  neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;

          (f)    neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;

          (g)  to Parent's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Parent or any of its Subsidiaries, any currently or formerly owned or operated property, or any Parent Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Parent or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Parent Loan Property; and

          (h)  Parent has delivered or made available to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Parent, its Subsidiaries and any currently or formerly owned or operated property or any Parent Loan Property.

6.18.    Disclosure.    The representations and warranties contained in this Article VI, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article VI not misleading.

ARTICLE VII.
COVENANTS

7.01.    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Company, Merger Sub and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable and otherwise to enable consummation of the Transactions, including the satisfaction of the conditions set forth in Article VIII hereof, and shall cooperate fully with the other party hereto to that end.

7.02.    Shareholder Approval.    The Company agrees to take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to call, give notice of, convene, and hold as soon as reasonably practicable a meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's stockholders for consummation of the Transactions (including any adjournment or postponement, the "Company Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company stockholders at the Company Meeting. The Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying its recommendation if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company stockholders under applicable law; provided, further, that Section 7.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein. Nothing contained in Section 7.08 shall affect or otherwise limit the obligation of the Company to call, give notice of, convene, and hold the Company Meeting. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and any other matters required to be approved by Merger Sub's stockholders for consummation of the Transactions.

7.03.    Registration Statement.

          (a)  Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement") and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. The Company agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail at its expense the Proxy Statement to its stockholders.

          (b)  Each of the Company and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c)  Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04.    Regulatory Filings.

          (a)  Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transactions and any other transactions contemplated by this Agreement and the Bank Merger Agreement; and any initial filings with Governmental Authorities (other than the Proxy Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and the Company shall have a reasonable time to review such filings in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

          (b)  Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective Subsidiaries to any third party or Governmental Authority.

7.05.    Press Releases.    The Company and Parent shall consult with each other before issuing any press release with respect to the Transactions or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq or other regulatory authority. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transactions as reasonably requested by the other party.

7.06.    Access; Information.

          (a)  The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. Representatives of the Company's senior management will meet periodically with representatives of Parent to coordinate post-closing integration planning, including working toward conforming the Company's and Parent's asset/liability management policies and practices.

          (b)  Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent's personnel as the Company may reasonably request and to such information relating to Parent as the Company may reasonably request.

          (c)  Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

7.07.    Affiliates.    The Company shall use its reasonable best efforts to identify those Persons who may be deemed to be "affiliates" of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each Person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Company Meeting, a written agreement ("Affiliate Agreement") to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in a form reasonably satisfactory to the Company.

7.08    Acquisition Proposals.    The Company agrees that neither it nor any of its Subsidiaries nor any of their respective officers shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's directors, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal. The Company further agrees that neither the Company nor any of its Subsidiaries nor any of their respective officers shall, and that it shall direct and use its reasonable best efforts to cause its and each such Subsidiary's directors employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement no less favorable to it than the Confidentiality Agreement entered into on November 26, 2002 by Parent and the Company; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is reasonably likely to be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, is reasonably likely to result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives. The Company will promptly (within one business day) advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. The Company will use its reasonable best efforts to enforce (and will not waive any provisions of) any confidentiality or similar agreement entered into by it or on its behalf by Sandler O'Neill & Partners, L.P. or otherwise relating to a potential Acquisition Proposal. Notwithstanding the requirements of the previous sentence, the Company may waive standstill provisions of such an agreement with respect to a particular Acquisition Proposal if (i) the Company Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Company Board also determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger.

7.09.    Certain Policies.    Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of all of the conditions set forth in Article VIII; and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 7.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

7.10.    Nasdaq Listing.    Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

7.11.    Indemnification.

          (a)  From and after the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of, or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Certificate and Company Bylaws.

          (b)  Any Indemnified Party wishing to claim indemnification under this Section 7.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party by the Indemnifying Party in the manner contemplated hereby is prohibited by applicable laws and regulations; provided, however, that in the event of such determination, the Indemnified Party may seek indemnification from Parent Bank, which shall assume the Indemnifying Party's obligation under this Section 7.11 to the extent that any payment by Parent Bank is not prohibited by applicable laws or regulations.

          (c)  Prior the Effective Time, Parent shall use its reasonable best efforts to purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form reasonably acceptable to the Company which shall provide such directors and officers with coverage for five years following the Effective Time of not less than the existing coverage under, and have other terms no materially less favorable on the whole to the insured Persons than the directors' and officers' liability insurance coverage presently maintained by the Company, provided that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (the "Insurance Amount"), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 7.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time by such directors and officers in their capacities as such.

          (d)  If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.11.

7.12.    Benefit Plans.

          (a)  As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefits Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefits Plans may occur at different times with respect to different plans.) Parent shall cause each Parent Benefits Plan (other than Parent's employee stock ownership plan) in which employees of the Company and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of benefits) under the Parent Benefit Plans, the service of such employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company. Employees of the Company and its Subsidiaries will be given credit for past service with the Company for purposes of Parent's vacation policy. Employees of the Company and its Subsidiaries will be treated as newly hired employees for purposes of Parent's employee stock ownership plan.

          (b)  Notwithstanding anything to the contrary contained herein, Parent shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company or any of its Subsidiaries, provided, however, that Company shall terminate the Company's Employee Stock Ownership Plan as of the Effective Time, in accordance with the terms of the Plan. To the extent amounts are distributable under Benefit Plans and constitute "eligible rollover distributions" (as defined in Section 402(f)(2)(A) of the Code) said amounts may be rolled over to any tax-qualified Parent Benefit Plan that accepts rollover distributions or to any eligible individual retirement account.

          (c)  Except as otherwise expressly provided in this Agreement or in the Payments Agreements, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of the Company existing as of the Effective Date, as well as all employment, severance, deferred compensation or "change-in-control" agreements, plans or policies of the Company, but only to the extent that such obligations are Previously Disclosed in Sections

  4.01(b)(5) and 5.14(a) of the Company Disclosure Schedule. Parent acknowledges that the consummation of the Merger will constitute a "change-in-control" of the Company for purposes of any employee benefit plans, agreements and arrangements of the Company.

          (d)  If employees of the Company or any of its Subsidiaries become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time, and (iii) provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation.

          (e)  Parent will endeavor to retain as many of Company's officers and employees as reasonably practicable. Notwithstanding the foregoing, Parent or a Parent Subsidiary shall have no obligation to continue the employment of any employee of the Company or a Company Subsidiary and nothing contained herein shall give any such Person the right to continued employment with Parent or a Parent Subsidiary after the Effective Time. An employee of the Company or a Company Subsidiary (other than an employee who is party to an employment agreement, a severance agreement or a special termination agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided in, the Company's Employee Severance Compensation Plan Previously Disclosed to Parent.

7.13.    Bank Merger.    Parent and the Company agree to take all action necessary and appropriate, including causing the entering into of an appropriate merger agreement (the "Bank Merger Agreement"), to cause the Company Bank to merge, either directly or indirectly, by use of one or more interim corporations, with and into the Parent Bank (the "Bank Merger") in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger.

7.14.    Notification of Certain Matters.    Each of the Company, Parent and Merger Sub shall give prompt notice to the other of any fact, event or circumstance known to it that (i) if it had been known as of the date of this Agreement, would have been required to have been included in the Company Disclosure Schedule, (ii) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (iii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.15.    Payments and Related Agreements.    Concurrently with the execution of this Agreement by the Company, Merger Sub and Parent, (i) Parent, the Company and the Company Bank have entered into a Payments Agreement with each of John F. Murphy, Denise M. Renaghan and Michael O. Gilles in a form that has been Previously Disclosed (the "Payments Agreements"), and (ii) a Consulting and Non-Competition Agreement with each of Mr. Murphy and Ms. Renaghan in a form that has been Previously Disclosed (the "Consulting Agreements").

7.16.    Section 16 Matters.    Prior to the Effective Time, the Company and Parent shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Parent with all requisite information necessary for Parent to take the actions contemplated by this Section 7.16.

ARTICLE VIII.
CONDITIONS TO CONSUMMATION OF THE MERGER

8.01.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment, where permitted by law, or written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

          (a)  Shareholder Approval. This Agreement shall have been duly approved by holders of not less than a majority of the outstanding Company Common Stock.

          (b)  Regulatory Approvals. All regulatory approvals required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approval shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transactions to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)  No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transactions.

          (d)  Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn and Parent shall have received all required approvals by state securities or "blue sky" authorities.

          (e)  Tax Opinion. Parent and Merger Sub shall have received a letter setting forth the written opinion of Foley Hoag LLP, in form and substance reasonably satisfactory to Parent and Merger Sub, dated as of the Effective Date, and Company shall have received a letter setting forth the written opinion of Muldoon Murphy & Faucette LLP, in form and substance reasonably satisfactory to Company, dated as of the Effective Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, each of the Merger and the Bank Merger will constitute a tax-free reorganization described in section 368(a) of the Internal Revenue Code.

8.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

          (a)  Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 8.02(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, would have a Material Adverse Effect on Parent, and the Company shall have received a certificate, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of Parent and Merger Sub to such effect.

          (b)  Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, to such effect signed by the Chief Executive Officer and Chief Financial Officer of Parent and Merger Sub.

          (c)  Other Actions. Parent and Merger Sub shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 8.01 and 8.02 as the Company may reasonably request.

          (d)  Exchange Agent Certificate. The Exchange Agent shall have delivered to the Company a certificate dated as of the Effective Time to the effect that it has received from Parent due authorization to issue the required number of shares of Parent Common Stock to be issued in the Merger and the full amount of cash to pay for the aggregate cash portion of the Merger Consideration and cash in lieu of fractional shares.

8.03.    Conditions to Obligations of Parent.    The obligations of Parent and Merger Sub to consummate the Merger are also subject to the fulfillment or written waiver by Parent and Merger Sub prior to the Closing Date of each of the following conditions:

          (a)  Representations and Warranties. Each of the representations and warranties of the Company in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 8.03(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, would have a Material Adverse Effect on the Company, and Parent and Merger Sub shall have received a certificate, dated the Effective Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b)  Performance of Obligations of Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate, dated the Effective Date, to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

          (c)  Dissenting Shares. Dissenting Shares shall not represent 15% or more of the outstanding Company Common Stock.

          (d)  Payments Agreements. The Payments Agreements referred to in Section 7.15 shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect, and each party thereto other than Parent shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Effective Time.

          (e)  Consents Under Agreements. The consent, approval or waiver of each Person (other than regulatory approvals contemplated in Section 8.01(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any of the Company's Subsidiaries under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except for such consents the failure of which to be obtained would not, individually or in the aggregate, have a Material Adverse Effect on Parent after giving effect to the consummation of the Transactions, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any term or condition which would materially impair the value of the Company to Parent.

          (f)    Termination of Certain Existing Employment Arrangements. All contracts, plans, and arrangements, whether written or oral, pursuant to which payments and other benefits would otherwise be due to John F. Murphy, Denise M. Renaghan and Michael O. Gilles shall each have been terminated without cost to Company, Company Bank or any party to this Agreement, except for such payments as are provided for under and as otherwise set forth in the Payments Agreements.

          (g)  No Parachute Payments. Neither Company or any of the Company's Subsidiaries shall have taken any action or made any payments that would result, either individually or in the aggregate, in any violation of the requirements set forth in Section 4.01(b)(9).

          (h)  Other Actions. The Company shall have furnished Parent and Merger Sub with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 8.01 and 8.03 as Parent or Merger Sub may reasonably request.

ARTICLE IX.
TERMINATION

9.01    Termination.    This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of the Company:

          (a)  Mutual Consent. By mutual consent of Parent and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b)  Delay. By either Parent or the Company (if its Board of Directors so determines by vote of a majority of the members of its entire Board) if (i) the Effective Time shall not have occurred on or before December 31, 2003 or such later date as the parties may have agreed upon in writing (the "Expiration Date"), except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 9.01(b) or (ii) any of the Shareholders (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Voting Agreement.

          (c)  No Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

          (d)  Breach. At any time prior to the Effective Time, by Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a material breach by Parent or the Company, as the case may be, of any representation or warranty contained herein, which breach would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.02(a) or 8.03(a), as the case may be, and which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or

  (ii) a material breach by Parent or the Company, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach.

          (e)  No Shareholder Approval. By either Parent or the Company (provided, that the terminating party shall not be in material breach of any of its obligations under Section 7.02) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's stockholders or at any adjournment or postponement thereof, or, if such meeting of stockholders shall not have been held or shall have been canceled prior to the Expiration Date.

          (f)    Failure to Recommend. By Parent if, at any time prior to the Company Meeting, (i) the Company shall have materially breached Section 7.08 or (ii) the Company Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent, or (iii) the Company shall have materially breached its obligations to call, give notice of, convene and hold the Company Meeting in accordance with Section 7.02.

          (g)  Certain Tender Offers. By Parent, if a Tender Offer is commenced (as such term is defined in Rule 14d-2 under the Exchange Act), other than by Parent or a Subsidiary thereof, and the Company Board recommends that the stockholders of the Company tender their shares in such Tender Offer or otherwise fails to recommend that such stockholders reject such Tender Offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

          (h)  Possible Adjustment. By the Company, if the Company Board so determines by the vote of a majority of all of its members, by giving written notice to Parent not later than the end of the second Business Day next following the Determination Date, in the event that both of the following conditions are satisfied:

            (i)    the Average Closing Price shall be less than 90% of the Signing Date Average Closing Price; and

            (ii)  (A) the number obtained by dividing the Average Closing Price by the Signing Date Average Closing Price is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and then multiplying the quotient in this clause (ii)(B) by 0.80.

        If the Company elects to exercise its termination right pursuant to this Section 9.01(h), it shall give written notice to Parent. During the five-business-day period commencing with its receipt of such notice, Parent may, at its option (the "Fill Option"), offer to adjust the Per Share Stock Consideration to a level determined by multiplying the original Per Share Stock Consideration by a quotient determined by dividing $19.33 by the Average Closing Price. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to the Company of such election and the revised Per Share Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 9.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Stock Consideration shall have been so modified), and any references in this Agreement to "Per Share Stock Consideration" shall thereafter be deemed to refer to the Per Share Stock Consideration as adjusted pursuant to this Section 9.01(h).

        If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the valuation date, the prices for the common stock of such company will be appropriately adjusted.

9.02.    Effect of Termination; Expenses.

          (a)  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void (except as set forth in Section 10.01), and there shall be no liability on the part of any party hereto, except (i) each party shall remain liable in any action at law or otherwise for any liabilities or damages arising out of its gross negligence or willful breach of any provision of this Agreement, and (ii) as otherwise provided in this Section 9.02.

          (b)  If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the gross negligence or willful or intentional breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity) arising out of the gross negligence of a party or willful breach of any provision of this Agreement or under this Agreement.

9.03.    Company Special Payment.    As a condition of Parent's willingness, and in order to induce Parent, to enter into this Agreement and to reimburse Parent for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company will pay to Parent the sum of $6,000,000 (as such amount may be adjusted pursuant to Section 9.03(d), the "Company Special Payment"), if and only if a Payment Event (as hereinafter defined) shall have occurred before the Special Payment Termination Date (as hereinafter defined) determined in accordance with Section 9.03(c).

          (a)  "Payment Event" shall mean any of the following events:

            (i)    Without Parent's prior written consent, the Company shall have entered into an agreement to effect, or shall have consummated, a Change in Control Transaction; or

            (ii)  This Agreement shall have been terminated by either Parent or the Company as a result of the Company's willful or intentional breach of any representation, warranty, covenant or obligation contained in this Agreement.

          (b)  A "Time Extension Event" means any of the following events:

            (i)    any person (other than Parent or any Parent Subsidiary) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a Tender Offer; or

            (ii)  Any person (other than Parent or any Parent Subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or has the contractual right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the contractual right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Company Common Stock; or

            (iii)  following the public announcement of an Acquisition Proposal, the holders of Company Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement; or

            (iv)  following the occurrence of an Acquisition Proposal:

              (A)  the meeting of Company stockholders held for the purpose of voting on this Agreement shall not have been held or shall have been canceled prior to termination of this Agreement,

              (B)  the Company's Board of Directors shall have withdrawn or modified in a manner adverse to Parent the recommendation of the Company's Board of Directors with respect to this Agreement and the Merger, or

              (C)  The Company shall have willfully or intentionally breached any representation, warranty, covenant or obligation contained in this Agreement and such breach would entitle Parent to terminate this Agreement under Section 9.01(d) hereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement).

          (c)  Duration of Parent's Rights with Respect to Company Special Payment. Notwithstanding any other provision of this Agreement, the provisions of this Section 9.03 shall remain in effect and shall be enforceable by Parent or any successor in interest until the "Special Payment Termination Date", which shall be the earliest to occur of:

            (i)    The Effective Time of the Merger,

            (ii)  The date that is 12 months after termination or expiration of this Agreement following the occurrence of a Time Extension Event;

            (iii)  The date on which the Agreement is terminated in accordance with its terms, but only if such termination takes place prior to the occurrence of a Payment Event or a Time Extension Event.

          (d)  Exclusivity of Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if the Company pays or causes to be paid to Parent or to Parent Bank the Company Special Payment, neither the Company nor Company Bank will have any further obligations or liabilities to Parent or Parent Bank with respect to this Agreement or the transactions contemplated by this Agreement.

          (e)  Adjustment to Amount of Company Special Payment. The amount of the Company Special Payment shall be reduced by the amount of any Expenses paid by the Company to Parent pursuant to Section 9.02(b).

          (f)    Effect on Standstill Arrangements. In the event the Company pays to Parent the Company Special Payment, any standstill provisions contained in the Confidentiality Agreements referred to in Section 7.08 shall terminate.

          (g)  Payment Required. Any payment required under this Section 9.03 will be (i) payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within five business days after demand by Parent.

        9.04.    Parent Special Payment.

          (a)  Payment Amount. As a condition of the Company's willingness to, and in order to induce the Company to, enter into this Agreement, and to reimburse the Company for incurring the damages, costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Parent hereby agrees to pay to the Company a cash payment in the amount of $6,000,000 (the "Parent Special Payment") if and only if the Company has terminated this Agreement in accordance with Section 9.01(d) and the breach of the representation, warranty, covenant or agreement under Section 9.01(d) was caused by the willful conduct or gross negligence of Parent. Under such circumstances Parent will also pay to the Company Expenses as provided in Section 9.02(b).

          (b)  Payments Required. Any payment required to be made under this Section 9.04 shall be paid by Parent to the Company by wire transfer of immediately available funds to an account designated by the Company within five business days after demand by the Company.

          (c)  Adjustment to Amount of Parent Special Payment. The amount of the Parent Special Payment shall be reduced by the amount of any Expenses paid by Parent to the Company pursuant to Section 9.02(b).

          (d)  Exclusivity of Parent Special Payment as Remedy. Notwithstanding anything to the contrary set forth in this Agreement, if the Parent pays or causes to be paid to Parent the Parent Special Payment, neither the Parent nor any affiliate will have any further obligations or liabilities to Company or any other Person with respect to this Agreement or the transactions contemplated by this Agreement.

ARTICLE X.
MISCELLANEOUS

10.01.    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, and the Voting Agreements and the Payments Agreements, which shall terminate in accordance with the terms thereof) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 7.06(c), 9.03, 9.04, and, excepting Section 10.12 hereof, this Article X, which shall survive any such termination).

10.02.    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting no amendment shall be made which changes in kind or reduces in amount the Merger Consideration without the further approval of the Company's stockholders.

10.03    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.04.    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of The Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such state.

10.05.    Expenses.    Except as otherwise provided in Section 9.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between the Company and Parent.

10.06.    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to the Company to:

    Bay State Bancorp, Inc.
    1299 Beacon Street
    Brookline, Massachusetts 02446
    Attention: President & Chief Executive Officer
    Fax: (617) 739-9508

        With a copy to:

    Muldoon Murphy & Faucette LLP
    5101 Wisconsin Avenue, N.W.
    Washington, D.C. 20016
    Attention: Lawrence M.F. Spaccasi, Esq.
    Fax: (202) 966-9409

        If to Parent to:

    Seacoast Financial Services Corporation
    One Compass Place
    New Bedford, MA 02740
    Attention: President & Chief Executive Officer
    Fax: (508) 996-3318

        With a copy to:

    Foley Hoag LLP
    155 Seaport Boulevard
    Boston, Massachusetts 02210
    Attention: Peter W. Coogan and Carol Hempfling Pratt
    Fax: (617) 832-7000

10.07    Entire Understanding; No Third Party Beneficiaries.    This Agreement, the Bank Merger Agreement, the Voting Agreements, the Payments Agreements, and the Consulting Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Bank Merger Agreement, the Voting Agreements, the Payments Agreements, the Consulting Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 7.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.08    Severability.    Except to the extent that application of this Section 10.08 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

10.09.    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to sections include subsections which are part of the related sections (e.g. a section numbered "Section 5.5(a)" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5(a)").

10.11.    Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.12.    Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of the Company set forth herein, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Company Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment of the Company's stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SEACOAST FINANCIAL SERVICES CORPORATION
By:	/s/ KEVIN G. CHAMPAGNE Name: Kevin G. Champagne Title: President and Chief Executive Officer
By:	/s/ FRANCIS S. MASCIANICA, JR. Name: Francis S. Mascianica, Jr. Title: Treasurer and Chief Financial Officer
SEACOAST MERGER SUB, INC.
By:	/s/ KEVIN G. CHAMPAGNE Name: Kevin G. Champagne Title: President
BAY STATE BANCORP, INC.
By:	/s/ JOHN F. MURPHY Name: John F. Murphy Title: President and Chief Executive Officer

ANNEX A

FORM OF VOTING AGREEMENT

        VOTING AGREEMENT dated as of December 19, 2002 (the "Agreement") by and between the undersigned holder of capital stock (the "Stockholder") of Bay State Bancorp, Inc., a Delaware corporation (the "Company"), and Seacoast Financial Services Corporation, a Massachusetts corporation ("Buyer"). Capitalized terms used herein and not defined herein have the respective meanings set forth in the Merger Agreement (as defined below).

        WHEREAS, Buyer and the Company have entered into an Agreement and Plan of Merger, dated as of December 19, 2002 (as such agreement may be subsequently amended or modified, the "Merger Agreement"), providing for the merger of the Company with and into a wholly owned subsidiary of the Buyer (the "Merger");

        WHEREAS, as of the date hereof, the Stockholder beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and has voting power with respect to the number of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company set forth opposite the Stockholder's name on Appendix I attached hereto (such shares, together with any other shares of Common Stock which the Stockholder acquires beneficial ownership in any capacity after the date hereof and prior to the termination of this Agreement, the "Shares"); and

        WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement with respect to such Shares; and

        WHEREAS, the Stockholder intends this Agreement to be a voting agreement authorized under Section 218(c) of the Delaware General Corporation Law.

        NOW, THEREFORE, in consideration of, and as a condition to, Buyer's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, the parties hereto agree as follows:

        1.    Agreement to Vote. While this Agreement is in effect, Stockholder agrees to vote or cause to be voted all Shares that Stockholder shall be entitled to so vote, whether such Shares are held of record or beneficially owned by Stockholder, at the special meeting of the Company's shareholders to be called and held following the date hereof (including any adjournment or postponement thereof, the "Company Meeting") or at any other meeting of the Company's shareholders, and in connection with every action or approval by written consent of the Company, (a) in favor of the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (b) against any Acquisition Proposal.

        2.    Agreement to Retain Shares. While this Agreement is in effect, other than as provided herein, Stockholder agrees that he or she will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a lien, claim, charge or other encumbrance, or permit to be sold, assigned, transferred or otherwise disposed of, any Shares beneficially owned by Stockholder, except (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) transfers to any other stockholder of the Company who has executed a copy of this Agreement on the date hereof with respect the Shares held by such stockholder, (e) shares withheld by the Company in connection with the vesting of restricted stock or the exercise of stock options to satisfy tax withholding obligations, (f) transfers in connection with the exercise of stock options for the purpose of payment of the exercise price, including cashless exercises, using shares currently held to pay the exercise price, disposing of shares acquired upon the exercise of stock options and margining stock currently held, and (g) as Buyer may otherwise agree in its sole discretion. The provisions of Paragraph 2(f) shall apply only to John F. Murphy, Denise M. Renaghan and Michael O. Gilles.

        3.    Legend. The Company shall cause its transfer agent to note on its records for the Company (in whatever form maintained) that such Shares are subject to the restrictions on voting and transfer set forth herein, and at Buyer's request shall have any existing certificates representing Shares subject to this Agreement canceled and reissued bearing the following legend:

        "THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A VOTING AGREEMENT BY AND BETWEEN SEACOAST FINANCIAL SERVICES CORPORATION AND CERTAIN BENEFICIAL OWNERS OF BAY STATE BANCORP, INC. AND THESE SHARES MAY BE SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF BAY STATE BANCORP, INC."

        4.    Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Buyer as follows:

          (a)  Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a legal, valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights and remedies generally.

          (b)  Stockholder (i) beneficially owns the number of Shares indicated opposite Stockholder's name on Appendix I, hereto, free and clear of any liens, claims, charges or other encumbrances of any kind whatsoever, except as disclosed on Appendix I, and has unrestricted voting power with respect to such Shares with no limitations, qualifications or restrictions on such rights and (ii) does not beneficially own any shares of capital stock of the Company other than such Shares as to which Stockholder does not have voting power except as disclosed on Appendix I.

          (c)  There are no proxies, voting trusts or understandings to or by which Stockholder is a party or bound or that expressly requires that any of the Shares be voted in a specific manner other than as provided in this Agreement or that provides for any right on the part of any other person other than Stockholder to vote such Shares.

        5.    Term of Agreement. The Agreement shall remain in full force and effect until the earlier of (a) the consummation of the Merger or (b) the termination of the Merger Agreement in accordance with its terms.

        6.    Specific Performance; Injunctive Relief. Stockholder has signed this Agreement intending to be bound thereby. Stockholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against Stockholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

        7.    Waivers. No waivers of any breach of this Agreement extended by Buyer to any Stockholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other Stockholder of the Company who has executed a copy of this Agreement with respect to Shares held by Stockholder or with respect to any subsequent breach of the Stockholder or any other Stockholder of the Company.

        8.    Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        9.    Governing Law. This Agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of Delaware, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

        10.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

* * * * * *

        EXECUTED as of the date first above written.

STOCKHOLDER	SEACOAST FINANCIAL SERVICES CORPORATION
[Signature]	By:	Kevin G. Champagne President and Chief Executive Officer
Print Name

Appendix I

Print Name	Number of Shares

ANNEX B
INDEX GROUP

Company	Market Weight
MAF Bancorp, Inc.	14.19
Waypoint Financial Corp.	11.57
Dime Community Bancshares, Inc.	9.05
Connecticut Bancshares, Inc.	7.53
First Sentinel Bancorp, Inc.	7.48
Hudson River Bancorp, Inc.	6.78
OceanFirst Financial Corp.	5.50
United Community Financial Corp.	5.49
WSFS Financial Corporation	5.32
First Essex Bancorp, Inc.	4.56
First Place Financial Corp.	4.07
Flushing Financial Corporation	3.69
FIRSTFED AMERICA BANCORP, INC.	3.67
PennFed Financial Services, Inc.	3.37
CFS Bancorp, Inc.	3.27
Parkvale Financial Corporation	2.28
BostonFed Bancorp, Inc.	2.18

ANNEX C
SHAREHOLDERS

Robert B. Cleary

Michael O. Gilles

Leo R. Grace

Richard F. Hughes

Richard F. McBride

John F. Murphy

Denise M. Renaghan

Kent T. Spellman

Annex II

                 February    , 2003
Board of Directors
Bay State Bancorp, Inc.
1299 Beacon Street
Brookline, Massachusetts 02446

Ladies and Gentlemen:

        Bay State Bancorp, Inc. ("Bay State") and Seacoast Financial Services Corporation ("Seacoast") have entered into an Agreement and Plan of Merger, dated as of December 19, 2002 (the "Agreement"), pursuant to which Bay State will be acquired by Seacoast through the merger of a wholly-owned subsidiary of Seacoast with and into Bay State (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Bay State common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Bay State Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 1.257 shares of the common stock, par value $.01 per share, of Seacoast or (b) $27.00 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that no more than 45% of the total number of Bay State Shares shall be converted into cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Bay State Shares.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement, together with certain of the annexes and schedules thereto and related agreements; (ii) certain publicly available financial statements and other historical financial information of Bay State that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Seacoast that we deemed relevant; (iv) internal earnings projections for Bay State for the years ending March 31, 2003 and 2004 prepared by and reviewed with management of Bay State and the views of senior management of Bay State, based on discussions with them, regarding Bay State's business, financial condition, results of operations and future prospects; (v) internal earnings projections for Seacoast for the year ending December 31, 2003 reviewed with management of Seacoast, and the views of senior management of Seacoast, based on limited discussions with them, regarding Seacoast's business, financial condition, results of operations and future prospects; (vi) the pro forma financial impact of the Merger on Seacoast, based on assumptions relating to earnings projections, transaction expenses, purchase accounting adjustments and cost savings determined by senior management of Seacoast; (vii) the publicly reported historical price and trading activity for Bay State's and Seacoast's common stock, including a comparison of certain financial and stock market information for Bay State and Seacoast with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institution industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from other third parties.

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        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Bay State or Seacoast or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Bay State and Seacoast that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Bay State or Seacoast or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Bay State or Seacoast nor have we reviewed any individual credit files relating to Bay State or Seacoast. We have assumed, with your consent, that the respective allowances for loan losses for both Bay State and Seacoast are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the earnings projections for Bay State and Seacoast and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of Bay State and Seacoast and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Bay State and Seacoast and that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Bay State's or Seacoast's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Bay State and Seacoast will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Seacoast's common stock will be when issued to Bay State's shareholders pursuant to the Agreement or the prices at which Bay State's or Seacoast's common stock may trade at any time.

        We have acted as Bay State's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services to Bay State and have received compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Bay State and Seacoast and their affiliates. We may also actively trade the debt and/or equity securities of Bay State and Seacoast and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Bay State in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Bay State as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is

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directed only to the fairness of the Merger Consideration to Bay State shareholders from a financial point of view and does not address the underlying business decision of Bay State to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Bay State or the effect of any other transaction in which Bay State might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to the Proxy Statement/Prospectus of Bay State and Seacoast dated the date hereof and to the references to this opinion therein.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Bay State Shares is fair to such shareholders from a financial point of view.

                      Very truly yours,

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Annex III

DELAWARE GENERAL CORPORATION LAW

TITLE 8. CORPORATIONS

§ 262 APPRAISAL RIGHTS

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the    meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            (a)  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            (b)  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            (c)  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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            (d)  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder's of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if

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  such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take

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into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

III-4

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Seacoast is a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

        Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. Seacoast maintains directors and officers liability insurance.

        Seacoast's by-law provide that directors and officers of Seacoast who are elected or appointed by the board of directors and each other person who serves at the request or direction of Seacoast as a director or officer of a subsidiary of Seacoast shall be indemnified by Seacoast against liabilities and expenses arising out of service for or on behalf of Seacoast to the extent permitted by law. Seacoast's by-laws permit Seacoast, at the discretion of its board of directors, to indemnify other employees of Seacoast against liabilities and expenses arising out of service for or on behalf of Seacoast to the extent permitted by law.

        Seacoast's by-laws also provide that no indemnification will be provided to any indemnified person with respect to a matter as to which he or she shall have been adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Seacoast. If an action or proceeding is compromised or settled so as to impose liability upon an indemnified person, no indemnification will be provided if Seacoast has obtained an opinion of counsel that the indemnified person did not act in good faith in the reasonable belief that his or her action was in the best interests of Seacoast.

        Seacoast's by-laws provide that Seacoast will pay the expenses incurred by an indemnified person in advance of a final disposition of an action or proceeding upon receipt by Seacoast of an undertaking by the indemnified person to repay such payments if the indemnified person is adjudicated or determined to be not entitled to indemnification as provided in the preceding paragraph.

        Seacoast's by-laws provide that no amendment or repeal of the indemnification provision of its by-laws or of the relevant provisions of Chapter 156B shall affect or diminish the rights of any indemnified person to indemnification with respect to any action or proceeding arising out of or relating to any actions occurring prior to the final adoption of the amendment or repeal.

        Massachusetts General Laws Chapter 156B, Section 13, enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 or 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain stockholders) or (iv) for any transaction from which a director derived an improper personal benefit. Seacoast has adopted this provision in Section 6.5.3 of its articles.

        Seacoast's articles of organization provide that no amendment or repeal of the provision limiting the liability of directors shall adversely affect the rights and protections afforded to directors of

Seacoast for acts or omissions occurring prior to the amendment or repeal. The articles also provide that if the Massachusetts Business Corporation Law is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of Seacoast shall be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

Item 21. Exhibits and Financial Statement Schedules.

        The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

  (a)
  List of Exhibits:

Exhibit No.	Exhibit	Location
2(a)	Agreement and Plan of Merger, dated as of December 19, 2002 by and between Seacoast Financial Services Corporation, Seacoast Merger Sub, Inc. and Bay State Bancorp, Inc.	(1)
2(b)	Form of Voting Agreement.	(1)
3(a)	Restated Articles of Organization of Seacoast.	(2)
3(b)	By-laws of Seacoast.	(2)
4	Specimen Common Stock certificate.	(3)
5	Opinion of Foley Hoag LLP regarding legality of securities being registered.
8(a)	Opinion of Foley Hoag LLP regarding certain federal income tax consequences.
10(a)	Payments and Waiver Agreement by and among Seacoast Financial Services Corporation, Bay State Bancorp, Inc., Bay State Federal Savings Bank and John F. Murphy.	(4)
10(b)	Payments and Waiver Agreement by and among Seacoast Financial Services Corporation, Bay State Bancorp, Inc., Bay State Federal Savings Bank and Denise M. Renaghan.	(4)
10(c)	Payments and Waiver Agreement by and among Seacoast Financial Services Corporation, Bay State Bancorp, Inc., Bay State Federal Savings Bank and Michael O. Gilles.	(4)
10(d)	Consulting and Non-Competition Agreement between Seacoast Financial Services Corporation and John F. Murphy.	(4)
10(e)	Non-Competition Agreement between Seacoast Financial Services Corporation and Denise M. Renaghan.	(4)
23(a)	Consent of Foley Hoag LLP (contained in the opinions included as Exhibits 5 and 8(a)).
23(b)	Pursuant to Rule 437a of the Securities Act of 1933, the consent of Arthur Andersen LLP is not included because the Registrant is unable to obtain such consent.
23(c)	Consent of Shatswell, MacLeod & Company, P.C.
23(d)	Consent of Sandler O'Neill & Partners, L.P. (contained in the opinion attached as Annex II to the proxy statement/prospectus included herein).
99(a)	Form of proxy for the Bay State special meeting.
99(b)	Consents of John F. Murphy, Jr. and Denise M. Renaghan as nominees for director.

(1)
Exhibit is attached as an Annex to the proxy statement/prospectus included herein.

(2)
Exhibit is incorporated by reference to Seacoast's Registration Statement on Form 8-A, filed with the SEC on November 18, 1998.

(3)
Exhibit is incorporated by reference to Seacoast's Registration Statement on Form S-1 (333-52889), filed with the SEC under Seacoast's former name, "The 1855 Bancorp," on August 14, 1998.

(4)
Exhibit is incorporated by reference to Seacoast's Current Report on Form 8-K, filed with the SEC on December 23, 2002.

Item 22. Undertakings.

        The undersigned registrant hereby undertakes as follows:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

          (c)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (5)  That every prospectus (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (7)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (8)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Bedford, The Commonwealth of Massachusetts, on this 14th day of February, 2003.

SEACOAST FINANCIAL SERVICES CORPORATION
By:	/s/ KEVIN G. CHAMPAGNE Kevin G. Champagne President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Kevin G. Champagne and Arthur W. Short, and each of them severally, his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments, including post-effective amendments, to this registration statement on Form S-4 hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

/s/ KEVIN G. CHAMPAGNE Kevin G. Champagne President, Chief Executive Officer and Director (Principal Executive Officer)	Date:	February 14, 2003
/s/ FRANCIS S. MASCIANICA, JR. Francis S. Mascianica, Jr. Chief Financial Officer and Treasurer (Principal Financial Officer)	Date:	February 14, 2003
/s/ DAVID P. CAMERON David P. Cameron Director	Date:	February 14, 2003
/s/ HOWARD C. DYER, JR. Howard C. Dyer, Jr. Director	Date:	February 14, 2003
/s/ MARY F. HEBDITCH Mary F. Hebditch Director	Date:	February 14, 2003

/s/ GLEN F. JOHNSON Glen F. Johnson Director	Date:	February 14, 2003
/s/ THORNTON P. KLAREN, JR. Thornton P. Klaren, Jr. Director	Date:	February 14, 2003
/s/ J. LOUIS LEBLANC J. Louis LeBlanc Director	Date:	February 14, 2003
/s/ FREDERIC D. LEGATE Frederic D. Legate Director	Date:	February 14, 2003
/s/ REALE J. LEMIEUX Reale J. Lemieux Director	Date:	February 14, 2003
/s/ A. WILLIAM MUNRO A. William Munro Director	Date:	February 14, 2003
/s/ PHILIP W. READ Philip W. Read Director	Date:	February 14, 2003
/s/ CARL RIBEIRO Carl Ribeiro Director	Date:	February 14, 2003
/s/ JOSEPH H. SILVERSTEIN Joseph H. Silverstein Director	Date:	February 14, 2003
/s/ GERALD H. SILVIA Gerald H. Silvia Director	Date:	February 14, 2003

QuickLinks

ANNEXES
REFERENCES TO ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS
SUMMARY
Seacoast Financial Services Corporation Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Data)
Seacoast Financial Services Corporation Notes to Selected Consolidated Financial Data
Bay State Bancorp, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except for Per Share Data)
Bay State Bancorp, Inc. Notes to Selected Consolidated Financial Data
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
THE MERGER (Proposal 1)
DESCRIPTION OF SEACOAST CAPITAL STOCK
COMPARISON OF THE RIGHTS OF STOCKHOLDERS
CERTAIN BENEFICIAL OWNERS OF BAY STATE COMMON STOCK
ADJOURNMENT OF SPECIAL MEETING (Proposal 2)
LEGAL OPINION
EXPERTS
STOCKHOLDER PROPOSALS AND NOMINATIONS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS RECITALS
RECITALS
ARTICLE I. DEFINITIONS; DISCLOSURE
ARTICLE II. THE MERGER
ARTICLE III. CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
ARTICLE IV. ACTIONS PENDING ACQUISITION
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VII. COVENANTS
ARTICLE VIII. CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE IX. TERMINATION
ARTICLE X. MISCELLANEOUS
ANNEX A FORM OF VOTING AGREEMENT
Appendix I
ANNEX B INDEX GROUP
ANNEX C SHAREHOLDERS
  Annex II
  Annex III
DELAWARE GENERAL CORPORATION LAW TITLE 8. CORPORATIONS § 262 APPRAISAL RIGHTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES